              As filed with the Securities and Exchange Commission
                             on January 11, 1993

                                                      Registration No. 33-51575

________________________________________________________________________________
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                ________________

                               AMENDMENT NO. 1
                                      TO

                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                         TRANS FINANCIAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)

             Kentucky                                   61-1048868
    (State or other jurisdiction                   (I.R.S. Employer
    of incorporation or organization)           Identification No.)

                              500 East Main Street
                         Bowling Green, Kentucky  42101
                    (Address of Principal Executive Offices)
                                                       Copy to:
Douglas M. Lester, President                     Stewart E. Conner, Esq.
Trans Financial Bancorp, Inc.                    Wyatt, Tarrant & Combs
500 East Main Street                             2800 Citizens Plaza
Bowling Green, Kentucky 42101                    Louisville, Kentucky  40202
                    (Name and address of agent for service)

                                 (502) 781-5000
         (Telephone number, including area code, of agent for service)


         Approximate date of commencement of proposed sale to public: As promptly as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

                                                 __ sequentially numbered pages.
                                                      Exhibit Index on page ___.

                         TRANS FINANCIAL BANCORP, INC.

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)



 FORM S-4 ITEM AND CAPTION                                 LOCATION OR CAPTION IN PROSPECTUS
 -------------------------                                 ---------------------------------
 A.  Information About the Transaction

   1.     Forepart of the Registration
          Statement and Outside Front Cover
          Page of Prospectus . . . . . . . . . . . . .     Facing page of Registration Statement; Outside
                                                           Front Cover Page of Proxy Statement-Prospectus

   2.     Inside Front and Outside Back Cover
          Pages of Prospectus  . . . . . . . . . . . .     Available Information; Incorporation of Certain
                                                           Information by Reference; Table of Contents

   3.     Risk Factors, Ratio of Earnings to
          Fixed Charges and Other Information  . . . .     Summary; Selected Consolidated Financial
                                                           Information

   4.     Terms of the Transaction . . . . . . . . . .     Summary; The Merger; Description of Trans
                                                           Financial Common Stock and Rights; Comparative
                                                           Stock Prices and Dividends; Certain Differences
                                                           in Rights of Shareholders

   5.     Pro Forma Financial Information  . . . . . .     Pro Forma Financial Information

   6.     Material Contacts with the Company
          Being Acquired . . . . . . . . . . . . . . .     Summary; The Merger

   7.     Additional Information Required for
          Reoffering by Persons and Parties
          Deemed to Be Underwriters  . . . . . . . . .     Not Applicable

   8.     Interests of Named Experts and
          Counsel  . . . . . . . . . . . . . . . . . .     Not Applicable

   9.     Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities  . . . . . . . . . . . . . . . .     Not Applicable

 B.  Information About the Registrant

  10.     Information with Respect to S-3
          Registrants  . . . . . . . . . . . . . . . .     Not Applicable

  11.     Incorporation of Certain Information
          by Reference . . . . . . . . . . . . . . . .     Not Applicable

  12.     Information with Respect to S-2 or S-3
          Registrants  . . . . . . . . . . . . . . .       Incorporation of Certain Information by
                                                           Reference; Summary; Trans Financial Bancorp, Inc.

  13.     Incorporation of Certain Information
          by Reference . . . . . . . . . . . . . . . .     Incorporation of Certain Information by Reference

  14.     Information with Respect to
          Registrants Other Than S-3 or S-2
          Registrants  . . . . . . . . . . . . . . . .     Not Applicable

 C.  Information About the Company Being Acquired

  15.     Information with Respect to S-3
          Companies  . . . . . . . . . . . . . . . . .     Not Applicable

  16.     Information with Respect to S-2 or S-3
          Companies  . . . . . . . . . . . . . . . . .     Incorporation of Certain Information by
                                                           Reference; Summary; Kentucky Community Bancorp,
                                                           Inc.
  17.     Information with Respect to Companies
          Other Than S-2 or S-3 Companies  . . . . . .     Not applicable

  18.     Information if Proxies, Consents or
          Authorizations are to be Solicited . . . . .     Incorporation of Certain Information by
                                                           Reference; Summary; The Special Meeting; The
                                                           Merger; Management and Additional Information

  19.     Information if Proxies, Consents or
          Authorizations are not to be
          Solicited or in an Exchange Offer  . . . . .     Not Applicable

                       KENTUCKY COMMUNTIY BANCORP, INC.
                           33-35 West Second Street
                          Maysville, Kentucky 41056

                                (606) 564-3381


                               January 14, 1994


Dear Shareholder:


     You are cordially invited to attend a Special Meeting of Shareholders of Kentucky Community Bancorp, Inc., to be held on Tuesday, February 22, 1994, at 9:30 a.m. local time, at Kentucky Community's offices (also the offices of The State National Bank of Maysville), 33-35 West Second Street, Maysville, Kentucky. At this very important meeting you will be asked to consider and approve the proposed merger of Kentucky Community with and into Trans Financial
Bancorp, Inc., Bowling Green, Kentucky.   Details of the proposed transaction
and additional related information are set forth in the attached Notice and Proxy Statement-Prospectus. You are urged to read these materials carefully before voting your shares at the Special Meeting.

     In the merger, each outstanding share of Kentucky Community will be converted into 5.3 shares of Trans Financial common stock, involving the issuance by Trans Financial of up to 1,374,985 shares of its common stock. The attached Proxy Statement-Prospectus serves as a Proxy Statement for Kentucky Community with respect to matters to be considered at the Special Meeting, and it also serves as a Prospectus for the shares of Trans Financial common stock to be issued in the Merger.


     Your Board of Directors has unanimously aproved the proposed merger described in the attached materials and believes the proposed transaction is in the best interest of Kentucky Community shareholders. The Board therefore recommends that shareholders vote FOR the merger at the Special Meeting.

        The Board of Directors has received an opinion from Keefe Managers, Inc., New York, New York, Kentucky Community's financial advisor, that as of the date of the date of the accompanying Proxy Statement-Prospectus, the financial consideration to be paid in the merger is fair to shareholders of Kentucky Community from a financial point of view.

January 14, 1994
Page 2

        A Proxy is enclosed. Please indicate your voting instructions and sign, date and mail this Proxy promptly in the return envelope provided. Whether or not you plan to attend the Special Meeting in person, it is important that you return the enclosed Proxy so that your Kentucky Community shares are voted.

                                        Sincerely,



                                        Thomas R. Wallingford
                                        Chairman of the Board and
                                        Chief Executive Officer

                       KENTUCKY COMMUNITY BANCORP, INC.
                           33-35 West Second Street
                          Maysville, Kentucky 41056

                                (606) 564-3381

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON FEBRUARY 22, 1994


TO THE SHAREHOLDERS:



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of
Kentucky Community Bancorp, Inc. ("Kentucky Community") will be held at its offices (which are also the offices of The State National Bank of Maysville), 33-35 West Second Street, Maysville, Kentucky, on Tuesday, February 22, 1994, at 9:30 a.m. local time, for the purpose of voting on the approval of the Agreement and Plan of Reorganization and a related Plan of Merger, as amended, by and between Kentucky Community and Trans Financial Bancorp, Inc., providing for the merger of Kentucky Community with and into Trans Financial as described in the accompanying Proxy Statement-Prospectus.

     Only Kentucky Community shareholders of record as of the close of business on January 13, 1994 have the right to receive notice of and to vote at the Special Meeting and any adjournment(s) thereof.

     The accompanying document constitutes the Proxy Statement of Kentucky Community for its Special Meeting of Shareholders and it also constitutes a Prospectus for Trans Financial Bancorp, Inc. with respect to its issuance of common stock in the merger. A copy of the Agreement and Plan of Reorganization and the related Plan of Merger, as amended, is attached to the accompanying Proxy Statement-Prospectus as Appendix A-1 and A-2, respectively.


     Shareholders of Kentucky Community are entitled to assert dissenters' rights under Subtitle 13 of the Kentucky Business Corporation Act, a copy of which is attached as Appendix C to the accompanying Proxy Statement-Prospectus.

     You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the meeting, you are urged to complete, date, sign and return the enclosed Proxy in the envelope provided as soon as possible.

                                         By Order of the Board of Directors


                                          ---------------------------------
                                          Charles E. Woodward
                                          Secretary to the Board

January 14, 1994

                                PROXY STATEMENT
                        KENTUCKY COMMUNITY BANCORP, INC.
                             _____________________

                                   PROSPECTUS
                         TRANS FINANCIAL BANCORP, INC.
                             _____________________

        This Prospectus of Trans Financial Bancorp, Inc. ("Trans Financial") relates to up to 1,374,985 shares of Common Stock of Trans Financial ("Trans Financial Common Stock") issuable to the shareholders of Kentucky Community Bancorp, Inc. ("Kentucky Community") upon consummation of the proposed merger (the "Merger") herein described of Kentucky Community with and into Trans Financial pursuant to the terms and subject to the conditions of the Agreement and Plan of Reorganization dated November 9, 1993, between Trans Financial and Kentucky Community and the related Plan of Merger (collectively, the "Merger Agreement"). The Merger Agreement is attached as Appendix A and is incorporated herein by reference. This Prospectus also serves as the Proxy Statement of Kentucky Community for its special meeting of shareholders (the "Special Meeting") to be held on February 22, 1994. At the Special Meeting, the shareholders of Kentucky Community will be asked to consider and vote on the Merger Agreement and the transactions contemplated thereby. See "THE SPECIAL MEETING".


         Upon consummation of the Merger, each outstanding share of Kentucky Community will be converted into 5.3 shares (the "Exchange Ratio") of Trans Financial Common Stock, subject to provisions for payment of cash for fractional shares. On January 3, 1994, the closing price of Trans Financial Common Stock, as quoted by the NASDAQ National Market, was $16.25.

         This Proxy Statement-Prospectus does not cover any resales of Trans Financial Common Stock received by affiliates of Kentucky Community.

         This Proxy Statement-Prospectus, along with the form of proxy, is first being mailed on or about January 14, 1994 to shareholders of Kentucky Community.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS SUCH COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ____________________________________

                 The date of this Proxy Statement-Prospectus is January 14,
1994.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Trans Financial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Kentucky Community . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         The Special Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Voting of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Revocability of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Recommendation of the Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Resales of Trans Financial Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Recent Developments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Markets and Market Prices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Comparative Unaudited Per Share Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
SELECTED CONSOLIDATED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Date, Place and Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Record Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Voting and Revocation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Recommendations of the Board of Directors and Reasons
           for the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Terms of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Surrender of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         No Solicitation of Transactions by Kentucky Community  . . . . . . . . . . . . . . . . . . . . . . .  47
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Management and Operations After the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

         Indemnification of Directors and Officers
           of Kentucky Community  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Stock Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Resales of Trans Financial Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
DESCRIPTION OF TRANS FINANCIAL COMMON STOCK AND RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
COMPARATIVE STOCK PRICES AND DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
MANAGEMENT AND ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

APPENDIX A-1     -        Agreement and Plan of Reorganization
APPENDIX A-2     -        Amended and Restated Plan of Merger
APPENDIX B       -        Opinion of Keefe Managers, Inc.
APPENDIX C       -        Subtitle 13 of Kentucky Business
                                  Corporation Act





         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE TRANS FINANCIAL COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TRANS FINANCIAL OR KENTUCKY COMMUNITY SINCE THE DATE HEREOF OR THAT INFORMATION IN THIS PROXY STATEMENT-PROSPECTUS OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATES THEREOF.

                             AVAILABLE INFORMATION

         Trans Financial has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement ("Registration Statement") on Form S-4 relating to the shares of Trans Financial Common Stock to be issued in the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto covering the securities offered hereby which Trans Financial has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Trans Financial and the securities offered hereby. The information omitted may be obtained from the public reference facilities of the Commission or inspected and copied at the principal and regional offices of the Commission set forth below.

         Trans Financial and Kentucky Community are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, Trans Financial and Kentucky Community file reports, other information and, in the case of Trans Financial, proxy statements, with the Commission. Such reports, other information and proxy statements can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, Thirteenth Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D. C. 20549.



               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF THE DOCUMENTS INCORPORATED BY REFERENCE (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH WILL BE PROVIDED BY FIRST CLASS MAIL WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON. WITH RESPECT TO TRANS FINANCIAL DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO VINCE BERTA, TREASURER AND CHIEF FINANCIAL OFFICER, TRANS FINANCIAL BANCORP, INC., 500 EAST MAIN STREET, BOWLING GREEN, KENTUCKY 42101 (TELEPHONE (502) 745- 7504). WITH RESPECT TO KENTUCKY COMMUNITY DOCUMENTS, REQUESTS SHOULD BE DIRECTED TO THOMAS R. WALLINGFORD, CHAIRMAN AND CHIEF

EXECUTIVE OFFICER, KENTUCKY COMMUNITY BANCORP, INC., 33-35 WEST SECOND STREET, MAYSVILLE, KENTUCKY 41056 (TELEPHONE (606) 564-3381). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE SPECIAL MEETING, ANY SUCH REQUEST SHOULD BE MADE BY FEBRUARY 15, 1994

        The following documents filed with the Commission by Trans Financial are incorporated herein by reference: (a) Annual Report on Form 10-K for the year ended December 31, 1992; (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; and (c) Current Reports on Form 8-K dated January 15, 1993, April 6, 1993, July 21, 1993 (as amended August 16, 1993 and August 30, 1993) and January 10, 1994.
The following documents filed with the Commission by Kentucky Community, are incorporated herein by reference: (a) Annual Report on Form 10-KSB for the year ended December 31, 1992; (b) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; and (c) Current Report on Form 8-KSB dated November 15, 1993.

         Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         This Proxy Statement-Prospectus is accompanied by Trans Financial's Annual Report to Shareholders for the year ended December 31, 1992 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and by Kentucky Community's Annual Report on Form 10-KSB for the year ended December 31, 1992 and Quarterly Report on Form 10-QSB for the quarter ended September 30, 1993.



                                    SUMMARY

         The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference. As used in this Proxy Statement-Prospectus, the terms "Trans Financial" and "Kentucky Community" refer to such corporations, respectively, and where the context requires, such corporations and their subsidiaries on a consolidated basis. All information concerning Trans Financial included in this Proxy Statement-Prospectus has been furnished by Trans Financial and all information concerning Kentucky Community included in this Proxy Statement-Prospectus has been furnished by Kentucky Community. Neither Trans Financial nor Kentucky Community warrants the accuracy or completeness of information relating to the other party. All per share information contained herein with respect to Trans Financial has been adjusted for a 4-for-3 stock split effected on December 18, 1992 and a 4- for-3 stock split effected on December 16, 1991. All per share information contained herein with respect to Kentucky Community has been adjusted for a 2-for-1 stock split effected on December 17, 1991.

TRANS FINANCIAL

         Trans Financial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and a savings and loan holding company registered under Section 10(e)(3) of the Home Owners' Loan Act. Trans Financial's activities are conducted through its principal subsidiary, Trans Financial Bank, N.A., Bowling Green, Kentucky, one other wholly- owned bank subsidiary, Trans Financial Bank, Pikeville, Kentucky, and two wholly-owned thrift subsidiaries, Trans Financial Bank, Federal Savings Bank, Russellville, Kentucky, and Trans Financial Bank of Tennessee, F.S.B., Tullahoma, Tennessee. Trans Financial provides its banking related services through 39 offices of its subsidiaries located in Kentucky and Tennessee. At September 30, 1993, Trans Financial had consolidated total assets of approximately $1.2 billion, net loans of approximately $753 million and total shareholders' equity of approximately $74.3 million.

         Trans Financial's principal executive offices are located at 500 East Main Street, Bowling Green, Kentucky 42101. Its telephone number is (502) 781-5000.

KENTUCKY COMMUNITY

         Kentucky Community is a bank holding company registered under the BHC Act. Kentucky Community's activities are conducted through its three banking subsidiaries, The State National Bank, Maysville, Kentucky, Peoples First Bank, Morehead, Kentucky, and Farmers Liberty Bank, Augusta, Kentucky. At September 30, 1993, Kentucky Community had consolidated total assets of approximately $171.3 million, net loans of approximately $102.6 million and shareholders' equity of approximately $13.2 million.

         Kentucky Community's principal executive offices are located at 33-35 West Second Street, Maysville, Kentucky. Its telephone number is (606) 564-3381.

THE MERGER

         The Merger Agreement provides for the merger of Kentucky Community with and into Trans Financial, under the articles of incorporation and bylaws of Trans Financial. Upon consummation of the Merger, each outstanding share of Kentucky Community Common Stock will be converted into 5.3 shares of Trans Financial Common

Stock. Holders of shares of Kentucky Community Common Stock will receive cash, without interest, in lieu of fractional shares of Trans Financial Common Stock. See "THE MERGER-Terms Of the Merger".

         After the Merger, Kentucky Community will represent approximately 13% of Trans Financial's consolidated total assets and approximately 17% of Trans Financial's consolidated net income (based on the historical financial statements of Trans Financial and Kentucky Community as of and for the nine months ended September 30, 1993). Kentucky Community's former shareholders will represent approximately 16% of Trans Financial's voting power (based on the outstanding shares of Trans Financial Common Stock at September 30, 1993). See "THE MERGER--Terms of the Merger" and "PRO FORMA FINANCIAL INFORMATION."

THE SPECIAL MEETING

        The Special Meeting of Kentucky Community's shareholders to consider and vote on the Merger Agreement will be held on Tuesday, February 22, 1994 at 9:30 a.m. local time at Kentucky Community's offices at 33-35 West Second Street, Maysville, Kentucky. Only holders of record of Kentucky Community Common Stock at the close of business on January 13, 1994 will be entitled to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 259,431 shares of Kentucky Community Common Stock. Each share of Kentucky Community Common stock is entitled to one vote. For additional information relating to the special meeting, see "THE SPECIAL MEETING".

VOTE REQUIRED

         Approval of the Merger Agreement by the shareholders of Kentucky Community requires the affirmative vote of a majority of the votes entitled to be cast by the holders of record of Kentucky Community Common Stock. As of the record date for the Special Meeting, Kentucky Community directors and executive officers and their affiliates held approximately 11% of the outstanding Kentucky Community Common Stock. All currently intend to vote in favor of the Merger Agreement. See "THE SPECIAL MEETING--Vote Required" and "THE MERGER--Conditions To the Merger".


VOTING OF PROXIES

         Kentucky Community Common Stock represented by all properly executed proxy forms received in time for the Special Meeting will be voted at such Meeting in the manner specified by the holders thereof. Proxy forms that do not contain voting instructions will be voted in favor of approval of the Merger Agreement.

        It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters. See "THE SPECIAL MEETING--Voting and Revocation of Proxies".

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed Kentucky Community form does not preclude a shareholder from attending the Special Meeting and voting in person. A shareholder may revoke a proxy at any time prior to the vote on the Merger by filing with the Secretary of Kentucky Community a duly executed revocation or proxy form bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy form. See "THE SPECIAL MEETING--Voting and Revocation of Proxies".

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors of Kentucky Community (by a unanimous vote) has approved the Merger Agreement. The Board of Directors of Kentucky Community believes the Merger is fair to and in the best interests of the shareholders of Kentucky Community and recommends a vote for the matters to be voted upon by the shareholders of Kentucky Community in connection with the Merger. See "THE MERGER--Background Of The Merger", "-- Recommendation Of The Board of
Directors and Reasons for the Merger".

         The Board of Directors of Trans Financial has also unanimously approved the Merger. The approval of the Merger by Trans Financial shareholders is not required and will not be sought.

OPINION OF FINANCIAL ADVISOR

Kentucky Community's financial advisor, Keefe Managers, Inc., has rendered its opinion to Kentucky Community's Board of Directors that the Merger is fair from a financial point of view to the shareholders of Kentucky Community. A copy of such opinion is set forth as Appendix B and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken. See "THE MERGER--Opinion of Financial Advisor".

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective upon the filing of Articles of Merger with the Kentucky Secretary of State or at such later date and time specified therein. The Articles of Merger are expected to be filed on or before the fifth day after the receipt of all necessary approvals of the Merger and the expiration of all applicable waiting periods, or at such other time as Trans Financial and Kentucky Community may agree. Subject to the conditions specified in the Merger Agreement, the parties currently expect that the Merger will become effective on or before February 25, 1994, although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER--Effective Time of the Merger"; "--Conditions to the Merger".

CONDITIONS TO THE MERGER

         The respective obligations of Trans Financial and Kentucky Community to consummate the Merger are subject to certain conditions, including (i) the approval by the shareholders of Kentucky Community of the Merger Agreement by the vote required under applicable law at the Special Meeting, (ii) the receipt of all necessary regulatory approvals on terms and conditions satisfactory to Trans Financial and (iii) certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger".

REGULATORY APPROVALS

         The Merger is subject to the approval of the Federal Reserve Board under the BHC Act and of the Commissioner of the Kentucky Department of Financial Institutions. See "THE MERGER--Regulatory Approvals".

WAIVER AND AMENDMENT

         Prior to the Effective Time of the Merger, any provision of the Merger Agreement may be waived, to the extent permitted by law, by the party entitled to the benefits of such provision. In addition, the Merger Agreement may be amended at any time upon the written agreement of Trans Financial and Kentucky Community without the approval of shareholders. See "THE MERGER--Waiver and Amendment".

TERMINATION

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Merger, whether before or after any requisite shareholder approval (i) by mutual agreement of the Boards of Directors of Trans
Financial and Kentucky Community, or (ii) by either the Board of Directors of Trans Financial or the Board of Directors of Kentucky Community at any time after July 31, 1994, or (iii) by either Trans Financial or Kentucky Community in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured after 30 days written notice to the breaching party, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger

Agreement, or (iv) by Trans Financial in the event that shareholders owning more than 9% of Kentucky Community Common Stock dissent from the Merger. See "THE MERGER--Terms Of the Merger", "--Conditions to the Merger", "--Regulatory Approvals", "--Waiver and Amendment", "--Termination" and "--Dissenters' Rights".

RESALES OF TRANS FINANCIAL COMMON STOCK

         Trans Financial Common Stock received by affiliates of Kentucky Community, generally directors and executive officers, may not be resold without registration under the Securities Act except in compliance with Rules 144 and 145 or as otherwise permitted under the Securities Act. See "THE MERGER--Resales of Trans Financial Common Stock".

STOCK OPTION AGREEMENT

         As a condition to entering into the Merger Agreement, Trans Financial required Kentucky Community to enter into a stock option agreement (the "Stock Option Agreement") pursuant to which Kentucky Community granted to Trans Financial an option (the "Option") to purchase 85,840 shares of Kentucky Community Common Stock representing 24.9% of the issued and outstanding shares of Kentucky Community Common Stock (on a pro forma basis assuming the Option is exercised) at a price of $84.80 per share, subject to the terms and conditions set forth in the Stock Option Agreement. The option price is equal to the last sales price reported on the NASDAQ National Market for Trans Financial Common Stock on November 8, 1993, the last trading day prior to the execution and delivery of the Merger Agreement and the Stock Option Agreement, multiplied by the Exchange Ratio. The Option may only be exercised upon the occurrence of certain trigger events, which generally relate to an acquisition of control of, or a significant equity interest in or significant assets of, Kentucky Community by a third party, or certain proposals or offers with respect thereto. To the knowledge of Trans Financial and Kentucky Community, none of such events has occurred as of the date hereof. See "THE MERGER -- Stock Option Agreement".

         The Stock Option Agreement could have the effect of discouraging persons who now or prior to the Effective Time of the Merger might be interested in acquiring all of or a significant interest in Kentucky Community from considering or proposing such an acquisition, even if such persons were prepared to propose greater consideration per share for Kentucky Community Common Stock than the consideration per share represented by the Exchange
Ratio. In addition, the Merger Agreement provides that Kentucky Community and its respective subsidiaries will not, directly or indirectly, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. See "The MERGER--No Solicitation of Transactions by Kentucky Community."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         For federal income tax purposes, to the extent a shareholder of Kentucky Community exchanges his or her shares of Kentucky Community Common Stock for Trans Financial Common Stock in the Merger, (i) no gain or loss will be recognized by a Kentucky Community shareholder who receives solely shares of Trans Financial Common Stock pursuant to the Merger, (ii) the aggregate tax basis of the Trans Financial Common Stock received by a Kentucky Community shareholder will equal the aggregate tax basis of the Kentucky Community stock surrendered therefor by such shareholder, and (iii) the holding period of the Trans Financial Common Stock received will generally include the holding period of the Kentucky Community Common Stock surrendered. A Kentucky Community shareholder receiving cash in the Merger in lieu of fractional shares or upon the exercise of dissenters' rights generally will recognize a taxable gain or loss for federal income tax purposes equal to the difference between the amount of cash received in the Merger and the shareholder's tax basis in the shares of Kentucky Community Common Stock surrendered. For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER-Certain Federal Income Tax Consequences". Due to the individual nature of the tax consequences of the Merger, it is recommended that each Kentucky Community shareholder consult his or her own tax advisor concerning the tax consequences of the Merger.

DISSENTERS' RIGHTS

         Any shareholder of Kentucky Community will have the right to dissent from the Merger and to demand a determination of the fair value of the shareholder's shares in the event the Merger is approved and the Merger consummated. The right of any shareholder to receive the fair value of his or her shares is contingent upon strict compliance with the provisions of Subtitle 13 of the Kentucky Business Corporation Act ("KBCA"), a copy of which is included as Appendix C to this Proxy Statement-Prospectus. See "THE MERGER-Dissenters' Rights".

         Pursuant to Subtitle 13 of the KBCA, any holder of Kentucky Community Common Stock who desires to dissent from the Merger must initially take two actions to perfect his or her rights. First, the shareholder must deliver to Kentucky Community, before the vote on the Merger is taken, written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated. Merely voting against the Merger or returning a proxy indicating a vote against the Merger will not satisfy this notice requirement. Second, the shareholder must not vote his or her shares in favor of the Merger. A shareholder's failure to vote with respect to the Merger will not, by itself, constitute a waiver of that shareholder's right to dissent under the KBCA. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the Merger, which will have the effect of waiving that shareholder's dissenter's rights.

RECENT DEVELOPMENTS

        On December 27, 1993, Trans Financial entered into a definitive Agreement and Plan of Reorganization with Peoples Financial Services, Inc., ("Peoples Financial"), a bank and thrift holding company headquartered in Cookeville, Tennessee, pursuant to which Peoples Financial will merge into Trans Financial and each outstanding share of Peoples Financial will be exchanged for 5.5 shares of Trans Financial, or an aggregate of approximately
1.3 million shares of Trans Financial Common Stock. As of September 30, 1993, Peoples Financial had total assets of approximately $120 million. The consolidated historical financial statements of Peoples Financial, and the historical financial statements of Citizens Federal Savings Bank, Peoples Financial's wholly-owned subsidiary, and the related notes, are incorporated herein by reference to Trans Financial's Current Report on Form 8-K dated January 10, 1993. See "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL INFORMATION".


MARKETS AND MARKET PRICES

         Trans Financial Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market under the symbol TRFI. Shares of Kentucky Community Common Stock trade infrequently and therefore no meaningful information regarding a market price of Kentucky Community Common Stock exists. See "COMPARATIVE STOCK PRICES AND DIVIDENDS". The following table sets forth the closing price per share of Trans Financial Common Stock as quoted on the NASDAQ National Market and the equivalent per share price (as explained below) of Kentucky Community Common Stock on November 8, 1993, the first business day preceding public announcement of the execution of the Merger Agreement, and on January 3, 1994.


         Market Price               Trans Financial              Equivalent
         Per Share At:               Common Stock             Per Share Price
         -------------               ------------             ---------------
       November 8, 1993                 $16.00                     $84.80
       January 3, 1994                  $16.25                     $86.13


         The equivalent per share price of shares of Kentucky Community Common Stock at each specified date represents the closing price of a share of Trans Financial Common Stock on such date multiplied by the Exchange Ratio. However, no assurance can be given as to the market price of Trans Financial Common Stock at or after the Effective Time of the Merger and shareholders are advised to obtain current market quotations for Trans Financial Common Stock.

COMPARATIVE UNAUDITED PER SHARE INFORMATION

         The following summary presents selective comparative per share information: [i] for Trans Financial on an historical basis and on a pro forma combined basis assuming the Merger, including and excluding the acquisition of Peoples Financial, had been effective during the periods presented, and [ii] for Kentucky Community on an historical basis and on an equivalent pro forma basis for all periods presented. The equivalent pro forma per share data represents Kentucky Community's equivalent book value, cash dividends and net income per share based on the Exchange Ratio. The comparative per share information has been prepared giving effect to the Merger as a pooling of interests. For a description of the effects of pooling of interests accounting on the Merger and the historical financial statements of Trans Financial, see "THE MERGER-Accounting Treatment". The comparative per share information should be read in conjunction with the historical consolidated financial statements of Trans Financial and Kentucky Community and the related notes thereto included in documents incorporated herein by reference, and in conjunction with the pro forma financial information contained elsewhere in this Proxy Statement-Prospectus.

See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "PRO FORMA FINANCIAL INFORMATION". The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position. All per share information for Trans Financial Common Stock has been adjusted for a 4-for-3 stock split effected on December 18, 1992 and a 4-for-3 stock split effected on December 16, 1991. All per share information for Kentucky Community Common Stock has been adjusted for a 2-for-1 stock split effected on December 17, 1991.



                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                            FOR THE NINE MONTHS          --------------------------------
                                          ENDED SEPTEMBER 30, 1993        1992          1991         1990
                                          ------------------------        ----          ----         ----
NET INCOME PER COMMON SHARE (BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGE)
(PRIMARY):
 TRANS FINANCIAL
 Historical                                               $ 0.92        $ 1.30        $ 1.29       $ 1.28
 Pro forma combined
   Including Peoples acquisition                            0.92          1.21          0.98         0.84
   Excluding Peoples acquisition                            0.93          1.25          1.14         1.00
KENTUCKY COMMUNITY
Historical                                                  5.11          5.24          4.14         2.44
Pro forma equivalent (1)
   Including Peoples acquisition                            4.88          6.41          5.19         4.45
   Excluding Peoples acquisition                            4.93          6.63          6.04         5.30

NET INCOME PER COMMON SHARE (BEFORE
CUMULATIVE EFFECT OF ACCOUNTING CHANGE)
(FULLY DILUTED):
 TRANS FINANCIAL
 Historical                                               $ 0.92        $ 1.30        $ 1.17       $ 1.14
 Pro forma combined
    Including Peoples acquisition                           0.92          1.21          0.94         0.81
    Excluding Peoples acquisition                           0.93          1.25          1.07         0.95
KENTUCKY COMMUNITY
 Historical                                                 5.11          5.24          4.14         2.44
 Pro forma equivalent (1)
    Including Peoples acquisition                           4.88          6.41          4.98         4.29
    Excluding Peoples acquisition                           4.93          6.63          5.67         5.04

DIVIDENDS DECLARED PER COMMON SHARE:
 Trans Financial - historical                             $ 0.3825      $ 0.44        $ 0.36       $ 0.34
 Trans Financial - pro forma combined (2)                   0.3825        0.44          0.36         0.34
 Kentucky Community - historical                            0.65          0.525         0.50         0.50
 Kentucky Community - pro forma
  equivalent (1)                                            2.03          2.33          1.91         1.80

STOCKHOLDERS' EQUITY PER
 COMMON SHARE AT END OF PERIOD:
 Trans Financial - historical                             $10.03        $ 9.42           -            -
 Trans Financial - pro forma combined
    Including Peoples acquisition                           9.78          9.00           -            -
    Excluding Peoples acquisition                           9.96          9.31           -            -
 Kentucky Community - historical                           51.17         46.50           -            -
 Kentucky Community - pro forma
  equivalent (1)
    Including Peoples acquisition                          51.83         47.70           -           -
    Excluding Peoples acquisition                          52.79         49.34           -           -



__________________________

(1) Represents Kentucky Community's equivalent stockholder's equity, cash dividends and net income per share based on the Exchange Ratio.

(2)      Assumes no change in cash dividends declared per share.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth certain historical financial information for Trans Financial, Kentucky Community and Peoples Financial and certain pro forma financial information giving effect to the Merger as if it had been effective during the periods presented, including and excluding the acquisition of Peoples Financial, as if each had been effective during the periods presented. The selected historical financial information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of Trans Financial, Kentucky Community, Peoples Financial and Citizens Federal Savings Bank (Peoples Financial's wholly-owned subsidiary) and the related notes thereto, included in the documents incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE". All of the following selected financial information should be read in conjunction with the pro forma financial information including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "PRO FORMA FINANCIAL INFORMATION." All per share information for Trans Financial Common Stock has been adjusted for a 4-for-3 stock split effected December 18, 1992 and a 4-for-3 stock split effected December 16, 1991. All per share information for Kentucky Community Common Stock has been adjusted for a 2-for-1 stock split effected December 17, 1991.


        The unaudited pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. Interim unaudited information for Trans Financial and Kentucky Community reflect, in the opinion of the managements of Trans Financial and Kentucky Community, respectively, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for the year as a whole.

TRANS FINANCIAL BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA




                                              Nine
                                              Months
                                              Ended                        Year Ended December 31,
                                             9/30/93      ------------------------------------------------------------
                                           (unaudited)      1992         1991         1990         1989         1988
                                           ----------     --------     --------     --------     --------     --------
                                                                 (in thousands, except per share data)
Net interest income                        $   29,205     $ 31,396     $ 18,733     $ 16,489     $ 15,551     $ 14,539
Provision for loan losses                       1,321        1,216          750        1,529        1,324          831
Net interest income
  after provision for loan losses              27,884       30,180       17,983       14,960       14,227       13,708
Non-interest income                             9,941       11,064        6,542        5,179        4,323        3,950
Non-interest expense                           27,904       27,498       17,957       14,873       13,560       14,109
Income tax expense                              2,990        4,686        2,028        1,412        1,197          752
Income before cumulative affect
  of accounting change                     $    6,931     $  9,060     $  4,540     $  3,854     $  3,793     $  2,797

Per common share:
Income before cumulative effect
  of accounting change:
    Primary                                $     0.92     $   1.30     $   1.29     $   1.28     $   1.27     $   0.94
    Fully diluted                                0.92         1.30         1.17         1.14         1.13         0.85
Stockholders' equity at year end                10.03         9.42         8.44         7.68         6.90         5.88
Cash dividends declared                        0.3825         0.44         0.36         0.34         0.31         0.26

At year end:
Total assets                               $1,178,743     $978,481     $586,680     $485,725     $430,510     $409,945
Total loans, net of unearned income           752,466      545,758      347,055      327,879      289,023      271,026
Total deposits                              1,002,462      860,338      509,301      418,048      378,391      336,063
Total stockholders' equity                     74,308       69,532       40,533       28,046       22,831       19,683
Allowance for loan losses                       8,288        5,537        4,192        4,106        3,389        2,878

Selected ratios:
Return on average assets                         0.92%        1.09%        0.89%        0.90%        0.92%        0.72%
Return on average stockholders' equity          12.96        14.02        14.41        15.52        17.42        14.66
Average stockholders' equity
  to average total assets                        7.10         7.80         6.18         5.77         5.31         4.95
Leverage ratio                                   5.88         6.54         6.17         5.01           -            -
Tier one risk-based capital ratio                8.66        10.50         8.42         6.41           -            -
Total risk-based capital ratio                  13.84        11.41        10.55         8.81           -            -
Dividend payout                                 41.58        34.04        27.62        26.47        24.08        28.00
Allowance for loan losses as a
  percentage of average net loans                1.32         1.07         1.23         1.36         1.21         1.13
Nonperforming loans as a
  percentage of year end net loans               1.01         1.11         2.06         1.67         1.08         1.07
Net charge-offs as a
  percentage of average net loans                0.21         0.17         0.19         0.29         0.29         0.28
Net interest margin                              4.21         4.13         4.01         4.22         4.20         4.23


KENTUCKY COMMUNITY BANCORP, INC.
CONSOLIDATED SELECTED FINANCIAL DATA



                                              NINE
                                              MONTHS
                                              ENDED                        YEAR ENDED DECEMBER 31,
                                             9/30/93      ------------------------------------------------------------
                                            (unaudited)     1992         1991         1990         1989         1988
                                            ----------    --------     --------     --------     --------     --------
Net interest income                        $    5,607     $  7,202     $  6,482     $  5,954     $  5,838     $  5,811
Provision for loan losses                         338          838          772        1,052        1,486          520
Net interest income
  after provision for loan losses               5,269        6,364        5,710        4,902        4,352        5,291
Non-interest income                               989        1,514        1,396        1,238        1,067        1,104
Non-interest expense                            4,469        6,157        5,748        5,392        5,195        5,042
Income tax expense (credit)                       481          372          293          120         (193)         187
Income before cumulative effect
  of accounting change                     $    1,308     $  1,349     $  1,065     $    628     $    417     $  1,166

Per common share:
Income before cumulative effect
  of accounting change:
    Primary                                $     5.11     $   5.24     $   4.14     $   2.44     $   1.61     $   4.54
    Fully diluted                                5.11         5.24         4.14         2.44         1.61         4.54
Stockholders' equity at year end                51.17        46.50        41.60        37.79        35.82        34.82
Cash dividends declared                          0.65         0.53         0.50         0.50         0.50         0.50

At year end:
Total assets                               $  171,296     $167,491     $166,138     $161,019     $158,434     $153,375
Total loans, net of unearned income           104,565      102,448       98,570       96,773       97,865      102,749
Total deposits                                154,388      150,889      148,228      143,483      140,663      134,865
Total stockholders' equity                     13,220       11,963       10,702        9,722        9,212        8,994
Allowance for loan losses                       1,963        1,980        1,791        1,641        1,476          934

Selected ratios:
Return on average assets                         1.02%        0.82%        0.65%        0.39%        0.27%        0.77%
Return on average stockholders' equity          13.40        11.76        10.43         6.56         4.54        13.85
Average stockholders' equity
  to average total assets                        7.49         6.95         6.18         6.01         5.93         5.55
Leverage ratio                                   6.78         6.12         5.46         5.32           -            -
Tier one risk-based capital ratio               11.18        10.12         8.71         8.55           -            -
Total risk-based capital ratio                  12.43        13.71        12.30        11.29           -            -
Dividend payout                                 12.10        10.02        12.08        20.47        30.93        10.51
Allowance for loan losses as a
  percentage of average net loans                1.88         1.94         1.84         1.70         1.47         0.93
Nonperforming loans as a
  percentage of year end loans                   1.00         0.74         2.02         1.32         2.01         0.76
Net charge-offs as a
  percentage of average net loans                0.35         0.63         0.64         0.92         0.94         0.36
Net interest margin                              4.79         4.84         4.45         4.41         4.38         4.47


    Peoples Financial Services, Inc.
    Consolidated Selected Financial Data


                                                    Nine
                                                    Months
                                                    Ended                           Year Ended December 31,
                                                    9/30/93       ----------------------------------------------------------
                                                  (unaudited)       1992         1991         1990        1989         1988
                                                   --------       -------      -------      -------     -------      -------
                                                                           (in thousands, except per share data)
    Net interest income                              $3,864       $4,733       $3,438       $2,424        1,937        1,503
    Provision for loan losses                           157          263          470          274          618          426
    Net interest income
      after provision for losses                      3,707        4,470        2,968        2,150        1,319        1,077
    Non-interest income                                 859          748          859          749          398          263
    Non-interest expense                              2,618        3,198        2,815        2,317        2,089        1,644
    Income tax expense (credit)                         780          792          435          172          (48)         (84)
    Income before cumulative effect
      of accounting change                           $1,168       $1,228         $577         $410       $ (324)      $ (220)

    Per common share:
    Income before cumulative effect
      of accounting change:
        Primary                                       $5.01        $5.41        $2.63        $1.89        $0.80       ($0.52)
        Fully diluted                                  5.01         5.41         2.63         1.89         0.80        (0.52)
    Stockholders' equity at year end                  47.45        44.49        38.52        35.71        33.72        35.29
    Cash dividends declared                             -            -            -            -            -            -

    At year end:
    Total assets                                   $119,918     $112,210     $103,282       84,786       77,342        67,285
    Total loans, net of unearned income              67,161       65,484       62,075       49,699       41,844        33,739
    Total deposits                                  107,924      102,232       92,936       74,193       66,220        54,911
    Total stockholders' equity                       11,236        9,146        7,918        7,341        6,931         7,254
    Allowance for loan losses                         1,075          922          836          555          481           263

    Selected ratios:
    Return on average assets                           1.33 %       1.14 %       0.62 %       0.51 %      (0.46) %      (0.36) %
    Return on average stockholders' equity            14.91        14.41         7.63         5.77        (4.49)        (4.18)
    Average stockholders' equity
      to average total assets                          8.94         7.93         8.12         8.90        10.26          8.58
    Leverage ratio                                     9.37         8.15         7.67         8.66         8.96         10.78
    Tier one risk-based capital ratio                  9.29         8.08         7.60         8.60         8.91         10.74
    Total risk-based capital ratio                    10.17         8.90         8.41         9.25         9.52         11.13
    Dividend payout                                      -            -            -            -            -            -
    Allowance for loan losses as a
      percentage of average net loans                  1.57         1.46         1.48         1.20         1.25          0.86
    Nonperforming loans as a
      percentage of year end loans                     0.58         1.93         2.02         2.80         6.72          2.57
    Net charge-offs as a
      percentage of average net loans                  0.01         0.28         0.33         0.43         1.04          1.12
    Net interest margin                                4.78         4.70         3.94         3.29         3.06          2.65

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Consolidated Selected Financial Data
    (Unaudited)
    (In thousands, except per share data)

                                                                     Nine Months Ended September 30, 1993
                                                          ---------------------------------------------------------
                                                            TRANS     KENTUCKY    PRO FORMA    PEOPLES    PRO FORMA
                                                          FINANCIAL   COMMUNITY   EXCLUDING   FINANCIAL   INCLUDING
                                                           BANCORP     BANCORP     PEOPLES    SERVICES     PEOPLES
                                                          ---------   ---------   ---------   ---------   ---------
    Net interest income                                 $    29,205 $    5,607 $     34,812 $    3,864 $     38,676
    Provision for loan losses                                 1,321        338        1,659        157        1,816
    Net interest income after
       provision for loan losses                             27,884      5,269       33,153      3,707       36,860
    Non-interest income                                       9,941        989       10,930        859       11,789
    Non-interest expenses                                    27,904      4,469       32,373      2,618       34,991
    Income tax expense                                        2,990        481        3,471        780        4,251
    Income before cumulative effect
       of accounting change                             $     6,931 $    1,308 $      8,239 $    1,168 $    $ 9,407

    Per common share:
    Income before cumulative effect
       of accounting change:
       Primary                                          $      0.92 $     5.11 $       0.93 $     5.01 $       0.92
       Fully diluted                                           0.92       5.11         0.93       5.01         0.92
    Stockholders' equity at year end                          10.03      51.17         9.96      47.45         9.78
    Cash dividends declared                                  0.3825       0.65                     -

    At year end:
    Total assets                                        $ 1,178,743 $  171,296 $  1,350,039 $  119,918 $  1,469,957
    Total loans, net of unearned income                     752,466    104,565      857,031     67,161      924,192
    Total deposits                                        1,002,462    154,388    1,156,850    107,924    1,264,774
    Total stockholders' equity                               74,308     13,220       87,528     11,236       98,764
    Allowance for loan losses                                 8,288      1,963       10,251      1,075       11,326

    Selected ratios:
    Return on average assets                                   0.92 %     1.02 %       0.93 %     1.33%        0.97%
    Return on average stockholders' equity                    12.96      13.40        13.03      14.91        13.23
    Average stockholders' equity
      to average total assets                                  7.10       7.49         7.17       8.94         7.33
    Leverage ratio                                             5.88       6.78         5.99       9.37         6.27
    Tier one risk-based capital ratio                          8.66      11.18         8.83       9.29         8.88
    Total risk-based capital ratio                            13.84      12.43        13.57      10.17        13.17
    Dividend payout                                           41.58      12.10        41.13        -          41.58
    Allowance for loan losses as a
      percentage of average net loans                          1.32       1.88         1.40       1.57         1.42
    Nonperforming loans as a
      percentage of year end loans                             1.01       1.00         1.01       0.58         0.98
    Net charge-offs as a
      percentage of average net loans                          0.21       0.35         0.25       0.01         0.23
    Net interest margin                                        4.21       4.79         4.28       4.78         4.32

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Consolidated Selected Financial Data
    (Unaudited)
    (In thousands, except per share data)

                                                                        Year Ended December 31, 1992
                                                          ---------------------------------------------------------
                                                            TRANS     KENTUCKY    PRO FORMA    PEOPLES    PRO FORMA
                                                          FINANCIAL   COMMUNITY   EXCLUDING   FINANCIAL   INCLUDING
                                                           BANCORP     BANCORP     PEOPLES    SERVICES     PEOPLES
                                                          --------    ---------   ---------   ---------   ---------
    Net interest income                                   $  31,396  $   7,202  $    38,598  $   4,733  $    43,331
    Provision for loan losses                                 1,216        838        2,054        263        2,317
    Net interest income after
       provision for loan losses                             30,180      6,364       36,544      4,470       41,014
    Non-interest income                                      11,064      1,514       12,578        748       13,326
    Non-interest expenses                                    27,498      6,157       33,655      3,198       36,853
    Income tax expense                                        4,686        372        5,058        792        5,850
    Income before cumulative effect
       of accounting change                               $   9,060  $   1,349  $    10,409  $   1,228  $    11,637

    Per common share:
    Income before cumulative effect
       of accounting change:
       Primary                                            $    1.30  $    5.24  $      1.25  $    5.41  $      1.21
       Fully diluted                                           1.30       5.24         1.25       5.41         1.21
    Stockholders' equity at year end                           9.42      46.50         9.31      44.49         9.00
    Cash dividends declared                                    0.44       0.53                     -

    At year end:
    Total assets                                          $ 978,481  $ 167,491  $ 1,145,972  $ 112,210  $ 1,258,182
    Total loans, net of unearned income                     545,758    102,488      648,246     65,484      713,730
    Total deposits                                          860,338    150,889    1,011,227    102,232    1,113,459
    Total stockholders' equity                               69,532     11,963       81,495      9,146       90,641
    Allowance for loan losses                                 5,537      1,980        7,517        922        8,439

    Selected ratios:
    Return on average assets                                   1.09 %     0.82 %       1.05 %     1.14 %       1.06
    Return on average stockholders' equity                    14.02      11.76        13.68      14.41        13.75
    Average stockholders' equity
      to average total assets                                  7.80       6.95         7.66       7.93         7.69
    Leverage ratio                                             6.54       6.12         6.48       8.15         6.63
    Tier one risk-based capital ratio                         10.50      10.12        10.44       8.08        10.12
    Total risk-based capital ratio                            11.41      13.71        11.84       8.90        11.44
    Dividend payout                                           34.04      10.02        35.40        -          36.57
    Allowance for loan losses as a
      percentage of average net loans                          1.07       1.94         1.22       1.46         1.24
    Nonperforming loans as a
      percentage of year end loans                             1.11       0.74         1.05       1.93         1.13
    Net charge-offs as a
      percentage of average net loans                          0.17       0.63         0.25       0.28         0.25
    Net interest margin                                        4.13       4.84         4.25       4.70         4.30

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Consolidated Selected Financial Data
    (Unaudited)
    (In thousands, except per share data)

                                                                       Year Ended December 31, 1991
                                                          ------------------------------------------------------
                                                            TRANS     KENTUCKY   PRO FORMA   PEOPLES   PRO FORMA
                                                          FINANCIAL   COMMUNITY  EXCLUDING  FINANCIAL  INCLUDING
                                                           BANCORP     BANCORP    PEOPLES   SERVICES    PEOPLES
                                                          ---------   ---------  ---------  ---------  ---------
    Net interest income                                   $  18,733  $   6,482  $  25,215  $   3,438  $  28,653
    Provision for loan losses                                   750        772      1,522        470      1,992
    Net interest income after
       provision for loan losses                             17,983      5,710     23,693      2,968     26,661
    Non-interest income                                       6,542      1,396      7,938        859      8,797
    Non-interest expenses                                    17,957      5,748     23,705      2,815     26,520
    Income tax expense                                        2,028        293      2,321        435      2,756
    Income before cumulative effect
       of accounting change                               $   4,540  $   1,065  $   5,605  $     577  $   6,182

    Per common share:
    Income before cumulative effect
       of accounting change:
       Primary                                            $    1.29  $    4.14  $    1.14  $    2.63  $    0.98
       Fully diluted                                           1.17       4.14       1.07       2.63       0.94
    Stockholders' equity at year end                           8.44      41.60       8.28      38.52       7.87
    Cash dividends declared                                    0.36       0.50                   -

    At year end:
    Total assets                                          $ 586,680  $ 166,138  $ 752,818  $ 103,282  $ 856,100
    Total loans, net of unearned income                     347,055     98,570    445,625     62,075    507,700
    Total deposits                                          509,301    148,228    657,529     92,936    750,465
    Total stockholders' equity                               40,533     10,702     51,235      7,918     59,153
    Allowance for loan losses                                 4,192      1,791      5,983        836      6,819

    Selected ratios:
    Return on average assets                                   0.89 %     0.65 %     0.83 %     0.62 %     0.80%
    Return on average stockholders' equity                    14.41      10.43      13.44       7.63      12.55
    Average stockholders' equity
      to average total assets                                  6.18       6.18       6.18       8.12       6.41
    Leverage ratio                                             6.17       5.46       5.99       7.67       6.19
    Tier one risk-based capital ratio                          8.42       8.71       8.48       7.60       8.33
    Total risk-based capital ratio                            10.55      12.30      10.98       8.41      10.56
    Dividend payout                                           27.62      12.08      31.25        -        36.36
    Allowance for loan losses as a
      percentage of average net loans                          1.23       1.84       1.36       1.48       1.38
    Nonperforming loans as a
      percentage of year end loans                             2.06       2.02       2.05       2.02       2.05
    Net charge-offs as a
      percentage of average net loans                          0.19       0.64       0.29       0.33       0.30
    Net interest margin                                        4.01       4.45       4.12       3.94       4.10

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Consolidated Selected Financial Data
    (Unaudited)
    (In thousands, except per share data)

                                                                       Year Ended December 31, 1990
                                                          ------------------------------------------------------
                                                            TRANS     KENTUCKY   PRO FORMA   PEOPLES   PRO FORMA
                                                          FINANCIAL   COMMUNITY  EXCLUDING  FINANCIAL  INCLUDING
                                                           BANCORP     BANCORP    PEOPLES   SERVICES    PEOPLES
                                                          ---------   ---------  ---------  ---------  ---------
    Net interest income                                 $    16,489 $    5,954 $   22,443 $    2,424 $   24,867
    Provision for loan losses                                 1,529      1,052      2,581        274      2,855
    Net interest income after
       provision for loan losses                             14,960      4,902     19,862      2,150     22,012
    Non-interest income                                       5,179      1,238      6,417        749      7,166
    Non-interest expenses                                    14,873      5,392     20,265      2,317     22,582
    Income tax expense                                        1,412        120      1,532        172      1,704
    Income before cumulative effect
       of accounting change                             $     3,854 $      628 $    4,482 $      410 $    4,892

    Per common share:
    Income before cumulative effect
       of accounting change:
       Primary                                          $      1.28 $     2.44 $     1.00 $     1.89 $     0.84
       Fully diluted                                           1.14       2.44       0.95       1.89       0.81
    Stockholders' equity at year end                           7.68      37.79       7.48      35.71       7.02
    Cash dividends declared                                    0.34       0.50                   -

    At year end:
    Total assets                                        $   485,725 $  161,019 $  646,744 $   84,786 $  731,530
    Total loans, net of unearned income                     327,879     96,773    424,652     49,699    474,351
    Total deposits                                          418,048    143,483    561,531     74,192    635,723
    Total stockholders' equity                               28,046      9,722     37,768      7,341     45,109
    Allowance for loan losses                                 4,106      1,641      5,747        555      6,302

    Selected ratios:
    Return on average assets                                   0.90 %     0.39 %     0.76 %     0.51 %     0.73%
    Return on average stockholders' equity                    15.52       6.56      13.03       5.77      11.79
    Average stockholders' equity
      to average total assets                                  5.77       6.01       5.84       8.90       6.20
    Leverage ratio                                             5.01       5.32       5.25       8.66       5.65
    Tier one risk-based capital ratio                          6.41       8.55       6.64       8.60       6.92
    Total risk-based capital ratio                             8.81      11.29       9.39       9.25       9.37
    Dividend payout                                           26.47      20.47      33.88        -        40.33
    Allowance for loan losses as a
      percentage of average net loans                          1.36       1.70       1.44       1.20       1.42
    Nonperforming loans as a
      percentage of year end loans                             1.67       1.32       1.59       2.80       1.72
    Net charge-offs as a
      percentage of average net loans                          0.29       0.92       0.44       0.43       0.44
    Net interest margin                                        4.22       4.41       4.27       3.29       4.15

                        PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma condensed balance sheets as of September 30, 1993, give effect, as of that date, to the Merger, with and without the acquisition of Peoples Financial by Trans Financial. The pro forma condensed statements of income for the nine months ended September 30, 1993 and the years ended December 31, 1992, 1991 and 1990 are in effect a restatement of the historical income statements of each entity as if the Merger, including and excluding the acquisition of Peoples Financial, had been consummated for all periods.

        The Merger is expected to be accounted for under the pooling of interests method of accounting. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Trans Financial and Kentucky Community will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Trans Financial and Kentucky Community will be combined on Trans Financial's consolidated balance sheet. No goodwill or other intangible assets will be created. Financial statements of Trans Financial issued after the Merger will be restated retroactively to reflect the consolidated operations of Trans Financial and Kentucky Community as if the Merger had taken place prior to the periods covered by such financial statements. See "THE MERGER-Accounting Treatment."

         The pro forma statements are not necessarily indicative of the financial position or the results of operations of the combined entities as they may be in the future or as they might have been had the transaction been consummated for all periods presented.

         The pro forma financial information should be read in conjunction with the separate historical financial statements of Trans Financial and Kentucky Community, Peoples Financial and Citizens Federal Savings Bank and related notes thereto included in documents incorporated by reference herein. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "RECENT DEVELOPMENTS".

TRANS FINANCIAL BANCORP, INC.
Pro Forma Condensed Balance Sheet
September 30, 1993
(Unaudited)
(In thousands)

                                                                                                                          PRO
                                                               TRANS            KENTUCKY              PRO                FORMA
                                                             FINANCIAL          COMMUNITY            FORMA             EXCLUDING
                                                             BANCORP (1)        BANCORP (1)        ADJUSTMENTS          PEOPLES
                                                             -----------        -----------        -----------        -----------
               Assets
               ------
Cash and due from banks                                      $    45,741        $     5,016        $                  $    50,757
Interest bearing deposits with banks                                 547                200                                   747
Federal funds sold and resale agreements                          27,100              6,919                                34,019
Mortgage loans held for sale                                      35,129                 -                                 35,129
Securities available for sale                                     25,523             22,741                                48,264
Investment securities                                            243,451             27,300                               270,751
Loans, net                                                       744,178            102,602                               846,780
Premises and equipment                                            26,557              2,244                                28,801
Other assets                                                      30,517              4,274                                34,791
                                                             -----------        -----------        -----------        -----------
              Total assets                                   $ 1,178,743        $   171,296        $         -        $ 1,350,039
                                                             ===========        ===========        ===========        ===========
        Liabilities and Stockholders' Equity
        ------------------------------------
Deposits                                                     $ 1,002,462        $   154,388        $                  $ 1,156,850
Federal funds purchased and resale agreements                     32,720                                                   32,720
Other liabilities                                                  7,481                578                                 8,059
Long term debt and other notes payable                            61,772              3,110                                64,882
                                                             -----------        -----------        -----------        -----------
          Total liabilites                                     1,104,435            158,076                  -          1,262,511

Preferred stock                                                        -                  -                                     -
Common stock                                                      13,897              1,305              1,273 (2)         16,475
Additional paid-in capital                                        39,320                934             (1,312)(2)         38,942
Retained earnings                                                 24,991             11,020                                36,011
Treasury stock                                                                          (39)                39 (2)              -
Unrealized loss on marketable equity securities                     (128)                                                    (128)
Employee Stock Ownership Plan borrowings                          (3,772)                                                  (3,772)
                                                             -----------        -----------        -----------        -----------
     Total stockholders' equity                                   74,308             13,220                  -             87,528
                                                             -----------        -----------        -----------        -----------
        Total liabilities and
          stockholder's equity                               $ 1,178,743        $   171,296        $         -        $ 1,350,039
                                                             ===========        ===========        ===========        ===========
                                                                                                      PRO
                                                               PEOPLES              PRO              FORMA
                                                              FINANCIAL            FORMA           INCLUDING
                                                             SERVICES(1)        ADJUSTMENTS         PEOPLES
                                                             -----------        -----------        -----------
               Assets
               ------
Cash and due from banks                                      $     4,531        $                  $    55,288
Interest bearing deposits with banks                                 989                                 1,736
Federal funds sold and resale agreements                           5,011                                39,030
Mortgage loans held for sale                                       1,868                                36,997
Securities available for sale                                      3,779                                52,043
Investment securities                                             32,805                               303,556
Loans, net                                                        66,085                               912,865
Premises and equipment                                             2,331                                31,132
Other assets                                                       2,519                                37,310
                                                             -----------        -----------        -----------
              Total assets                                   $   119,918        $         -        $ 1,469,957
                                                             ===========        ===========        ===========
        Liabilities and Stockholders' Equity
        ------------------------------------
Deposits                                                     $   107,924        $                  $ 1,264,774
Federal funds purchased and resale agreements                                                           32,720
Other liabilities                                                    758                                 8,817
Long term debt and other notes payable                                                                  64,882
                                                             -----------        -----------        -----------
          Total liabilites                                       108,682                  -          1,371,193

Preferred stock                                                                                              -
Common stock                                                       2,368                 99 (3)         18,942
Additional paid-in capital                                         3,665                (99)(3)         42,508
Retained earnings                                                  5,203                                41,214
Treasury stock                                                                                               -
Unrealized loss on marketable equity securities                                                           (128)
Employee Stock Ownership Plan borrowings                                                                (3,772)
                                                             -----------        -----------        -----------
     Total stockholders' equity                                   11,236                  -             98,764
                                                             -----------        -----------        -----------
        Total liabilities and
          stockholder's equity                               $   119,918        $         -        $ 1,469,957
                                                             ===========        ===========        ===========

See accompanying notes to pro forma financial information.

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Condensed Statement of Income
    (Unaudited)
    (In thousands, except per share data)

                                                         Nine Months Ended September 30, 1993
                                      -----------------------------------------------------------------------------
                                        TRANS          KENTUCKY        PRO FORMA        PEOPLES         PRO FORMA
                                      FINANCIAL        COMMUNITY       EXCLUDING        FINANCIAL       INCLUDING
                                      BANCORP (1)      BANCORP (1)     PEOPLES (4)      SERVICES (1)    PEOPLES (4)
                                      ----------       ---------       ---------       ---------       ------------
    Interest income:
       Loans                          $  39,525        $  6,658       $  46,183        $  5,011        $ 51,194
       Securities                        10,366           2,254          12,620           1,604          14,224
       Other                              2,631             289           2,920             204           3,124
                                       --------         -------        --------        --------         -------
       Total interest income             52,522           9,201          61,723           6,819          68,542

    Interest expense:
       Deposits                          22,118           3,379          25,497           2,955          28,452
       Short-term borrowings                498                             498                             498
       Notes payable                        701             215             916                             916
                                       --------         -------        --------        --------         -------
       Total interest expense            23,317           3,594          26,911           2,955          29,866
                                       --------         -------        --------        --------         -------
        Net interest income              29,205           5,607          34,812           3,864          38,676

    Provision for loan losses             1,321             338           1,659             157           1,816
                                       --------         -------        --------        --------         -------
       Net interest income after
        provision for loan losses        27,884           5,269          33,153           3,707          36,860
                                       --------         -------        --------        --------         -------
    Non-interest income                   9,941             989          10,930             859          11,789
    Non-interest expenses                27,904           4,469          32,373           2,618          34,991
                                       --------         -------        --------        --------         -------
       Income before income taxes         9,921           1,789          11,710           1,948          13,658

    Income tax expense                    2,990             481           3,471             780           4,251
                                       --------         -------        --------        --------         -------
    Income before cumulative effect
       of accounting change           $   6,931        $  1,308       $   8,239        $  1,168        $  9,407
                                       ========         =======        ========        ========         =======
    Income applicable to common stock $   6,931        $  1,308       $   8,239        $  1,168        $  9,407
                                       ========         =======        ========        ========         =======
    Weighted average shares outstanding:
       Primary                            7,521                           8,896                          10,212
       Fully diluted                      7,521                           8,896                          10,212

    Earnings per common share:
       Primary                        $    0.92                       $    0.93                        $   0.92
                                       ========                        ========                         =======
       Fully diluted                  $    0.92                       $    0.93                        $   0.92
                                       ========                        ========                         =======

    See accompanying notes to pro forma financial information.

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Condensed Statement of Income
    (Unaudited)
    (In thousands, except per share data)

                                                     Year Ended December 31, 1992
                                      ------------------------------------------------------------
                                        TRANS     KENTUCKY    PRO FORMA    PEOPLES    PRO FORMA
                                      FINANCIAL   COMMUNITY   EXCLUDING   FINANCIAL   INCLUDING
                                      BANCORP (1) BANCORP (1) PEOPLES (4) SERVICES (1) PEOPLES (4)
                                      ----------  ---------  ----------  ----------   ------------
    Interest income:
       Loans                          $  46,099   $  9,369   $ 55,468    $ 6,730      $ 62,198
       Securities                        16,694      3,137     19,831      2,343        22,174
       Other                                614        417      1,031        149         1,180
                                      ---------   --------   --------    -------      --------
       Total interest income             63,407     12,923     76,330      9,222        85,552

    Interest expense:
       Deposits                          30,822      5,361     36,183      4,426        40,609
       Short-term borrowings                902         17        919         63           982
       Notes payable                        287        343        630                      630
                                      ---------   --------   --------    -------      --------
       Total interest expense            32,011      5,721     37,732      4,489        42,221
                                      ---------   --------   --------    -------      --------
       Net interest income               31,396      7,202     38,598      4,733        43,331

    Provision for loan losses             1,216        838      2,054        263         2,317
                                      ---------   --------   --------    -------      --------
       Net interest income after
       provision for loan losses         30,180      6,364     36,544      4,470        41,014

    Non-interest income                  11,064      1,514     12,578        748        13,326
    Non-interest expenses                27,498      6,157     33,655      3,198        36,853
                                      ---------   --------   --------    -------      --------
       Income before income taxes        13,746      1,721     15,467      2,020        17,487

    Income tax expense                    4,686        372      5,058        792         5,850
                                      ---------   --------   --------    -------      --------
    Income before cumulative effect
       of accounting change            $  9,060    $ 1,349   $ 10,409    $ 1,228      $ 11,637
                                       ========    =======   ========    =======      =========
    Income applicable to common stock  $  9,004    $ 1,349   $ 10,353    $ 1,228      $ 11,581
                                       ========    =======   ========    =======      ========
    Weighted average shares outstanding:
       Primary                            6,906                 8,281                    9,597
       Fully diluted                      6,906                 8,281                    9,597

    Earnings per common share:
       Primary                         $   1.30              $   1.25                 $   1.21
                                       ========              ========                 ========
       Fully diluted                   $   1.30              $   1.25                 $   1.21
                                       ========              ========                 ========

    See accompanying notes to pro forma financial information.

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Condensed Statement of Income
    (Unaudited)
    (In thousands, except per share data)

                                                   Year Ended December 31, 1991
                                    -------------------------------------------------------------
                                        TRANS     KENTUCKY   PRO FORMA   PEOPLES    PRO FORMA
                                      FINANCIAL   COMMUNITY  EXCLUDING   FINANCIAL   INCLUDING
                                      BANCORP (1) BANCORP (1)PEOPLES (4) SERVICES (1) PEOPLES (4)
                                    -----------  ---------- --------- -----------   -------------
Interest income:
   Loans                            $    35,858   $ 10,365   $ 46,223   $  6,435     $   52,658
   Securities                             9,582      3,435     13,017      2,311         15,328
   Other                                    523        796      1,319        242          1,561
                                    -----------   --------   --------   --------     ----------
    Total interest income                45,963     14,596     60,559      8,988         69,547

Interest expense:
   Deposits                              25,561      7,606     33,167      5,352         38,519
   Short-term borrowings                    466         56        522        198            720
   Notes payable                          1,203        452      1,655                     1,655
                                    -----------   --------   --------   --------     ----------
    Total interest expense               27,230      8,114     35,344      5,550         40,894
                                    -----------   --------   --------   --------     ----------
     Net interest income                 18,733      6,482     25,215      3,438         28,653

Provision for loan losses                   750        772      1,522        470          1,992
                                    -----------   --------   --------   --------     ----------
   Net interest income after
    provision for loan losses            17,983      5,710     23,693      2,968         26,661

Non-interest income                       6,542      1,396      7,938        859          8,797
Non-interest expenses                    17,957      5,748     23,705      2,815         26,520
                                    -----------   --------   --------   --------     ----------
   Income before income taxes             6,568      1,358      7,926      1,012          8,938

Income tax expense                        2,028        293      2,321        435          2,756
                                    -----------   --------   --------   --------     ----------
Income before cumulative effect
   of accounting change                 $ 4,540   $  1,065   $  5,605   $    577     $    6,182
                                    ===========   ========   ========  =========   ============
Income applicable to common stock       $ 4,227   $  1,065   $  5,292   $    577     $    5,869
                                    ===========   ========   ========  =========   ============
Weighted average shares outstanding:
   Primary                                3,277                 4,652                     5,968
   Fully diluted                          3,921                 5,296                     6,612

Earnings per common share:
   Primary                              $  1.29              $   1.14                $     0.98
                                    ===========               =======              ============
   Fully diluted                        $  1.17              $   1.07                $     0.94
                                    ===========              ========              ============


    See accompanying notes to pro forma financial information.

    TRANS FINANCIAL BANCORP, INC.
    Pro Forma Condensed Statement of Income
    (Unaudited)
    (In thousands, except per share data)

                                                                        Year Ended December 31, 1990
                                                ---------------------------------------------------------------------------
                                                  TRANS          KENTUCKY        PRO FORMA        PEOPLES        PRO FORMA
                                                FINANCIAL        COMMUNITY       EXCLUDING       FINANCIAL       INCLUDING
                                                BANCORP (1)      BANCORP (1)     PEOPLES (4)     SERVICES (1)     PEOPLES (4)
                                                ------------     -----------     -----------     -----------     ---------
    Interest income:
       Loans                                  $    34,463      $   10,816      $   45,279      $    5,326      $   50,605
       Securities                                   6,834           3,162           9,996           2,086          12,082
       Other                                          652             952           1,604             313           1,917
                                                   ------          ------          ------           -----          ------
       Total interest income                       41,949          14,930          56,879           7,725          64,604

    Interest expense:
       Deposits                                    23,207           8,332          31,539           4,996          36,535
       Short-term borrowings                          995              82           1,077             305           1,382
       Notes payable                                1,258             562           1,820                           1,820
                                                   ------           -----          ------           -----          ------
       Total interest expense                      25,460           8,976          34,436           5,301          39,737
                                                   ------           -----          ------           -----          ------
       Net interest income                         16,489           5,954          22,443           2,424          24,867

    Provision for loan losses                       1,529           1,052           2,581             274           2,855
                                                   ------           -----           -----           -----          ------
       Net interest income after
       provision for loan losses                   14,960           4,902          19,862           2,150          22,012

    Non-interest income                             5,179           1,238           6,417             749           7,166
    Non-interest expenses                          14,873           5,392          20,265           2,317          22,582
                                                   ------           -----          ------           -----          ------
       Income before income taxes                   5,266             748           6,014             582           6,596

    Income tax expense                              1,412             120           1,532             172           1,704
                                                   ------           -----          ------           -----           -----
    Income before cumulative effect
       of accounting change                   $     3,854      $      628      $    4,482      $      410      $    4,892
                                                   ======           =====           =====            ====           =====
    Income applicable to common stock         $     3,536      $      628      $    4,164      $      410      $    4,574
                                                   ======           =====           =====            ====           =====
    Weighted average shares outstanding:
       Primary                                      2,773                           4,148                           5,464
       Fully diluted                                3,440                           4,815                           6,131

    Earnings per common share:
       Primary                                $      1.28                      $     1.00                      $     0.84
                                                   ======                          ======                          ======
       Fully diluted                          $      1.14                      $     0.95                      $     0.81
                                                   ======                          ======                          ======


    See accompanying notes to pro forma
       financial information.

TRANS FINANCIAL BANCORP, INC.
Notes to Pro Forma Financial Information



(1) Represents historical balance sheet or income statement of respective entities.

(2) Adjustments to increase Trans Financial's Common Stock to reflect the adjusted number of shares outstanding after the Merger, with an offsetting reduction in additional paid-in capital, and to reflect the cancellation of Kentucky Community treasury stock.

(3) Adjustments to increase Trans Financial's Common Stock to reflect the adjusted number of shares outstanding after the Peoples acquisition, with an offsetting reduction in additional paid-in capital.

(4) No adjustments to the historical statements of income are necessary in the circumstances under the pooling of interests method of accounting.

                              THE SPECIAL MEETING

GENERAL

         This Proxy Statement-Prospectus is being furnished to holders of Kentucky Community Common Stock in connection with the solicitation of proxies by the Board of Directors of Kentucky Community for use at the Special Meeting to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Kentucky Community Common Stock is accompanied by a form of proxy for use at the Special Meeting.

         This Proxy Statement-Prospectus is also furnished by Trans Financial to Kentucky Community shareholders as a prospectus in connection with the issuance by Trans Financial of shares of Trans Financial Common Stock pursuant to the Merger.

DATE, PLACE AND TIME

         The Special Meeting will be held at the main office of Kentucky Community, 33-35 West Second Street, Maysville, Kentucky, on Tuesday, February 22, 1994 at 9:30 a.m. local time.

RECORD DATE

         The Board of Directors of Kentucky Community has fixed the close of business on January 13, 1994 as the record date for the determination of shareholders of Kentucky Community entitled to receive notice of and to vote at the Special Meeting.

VOTE REQUIRED

         As of the record date for the Special Meeting, there were 259,431 shares of Kentucky Community Common Stock outstanding. Each share of Kentucky Community Common Stock outstanding on such record date is entitled to one vote on each matter properly submitted at the Special Meeting. Approval of the Merger Agreement by the shareholders of Kentucky Community requires the affirmative vote of a majority of the votes entitled to be cast by the holders of record of Kentucky Community Common Stock.

         As of January 3, 1994, directors and executive officers of Kentucky Community and their affiliates owned beneficially an aggregate of 28,472 shares of Kentucky Community Common stock, or approximately 11% of the shares of Kentucky Community Common Stock outstanding on such date. Directors and executive officers of Kentucky Community have indicated their intention to vote their shares of Kentucky Community Common Stock in favor of the proposal to approve the Merger Agreement.

         As of January 3, 1994, Kentucky Community's bank subsidiaries held 14,217 shares or 5.5 % of the outstanding shares of Kentucky Community Common Stock, in various fiduciary, representative and custodial capacities. Such shares will be voted in accordance with the governing agreements and applicable law.

         THE BOARD OF DIRECTORS OF KENTUCKY COMMUNITY UNANIMOUSLY RECOMMENDS THAT KENTUCKY COMMUNITY SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER.

VOTING AND REVOCATION OF PROXIES

         Shares of Kentucky Community Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Kentucky Community Common Stock represented by the proxy will be voted for the proposal to approve the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Kentucky Community prior to or at the Special Meeting, or by voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Kentucky Community Bancorp, Inc., 33-35 West Second Street, Maysville, Kentucky 41056, Attention: Secretary. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

         KENTUCKY COMMUNITY SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS WITH RESPECT TO THE SURRENDER OF KENTUCKY COMMUNITY COMMON STOCK CERTIFICATES WILL BE MAILED TO EACH KENTUCKY COMMUNITY SHAREHOLDER AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME.

         The Board of Directors of Kentucky Community is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

         In addition to solicitation by mail, directors, officers and employees of Kentucky Community, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Kentucky Community, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so. Kentucky Community will bear its own expenses in connection with the solicitation of proxies for the Special Meeting, except that Trans Financial and Kentucky Community each will pay one-half of the costs incurred in printing and mailing this Proxy Statement-Prospectus, the form of proxy and other proxy materials. See "THE MERGER-Expenses."

                                   THE MERGER

         This section of the Proxy Statement-Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement, as well as the other appendices, in their entirety. All per share information contained herein with respect to Trans Financial has been adjusted for a 4-for-3 stock split effected on December 18, 1992 and a 4-for-3 stock split effected on December 16, 1991. All per share information contained herein with respect to Kentucky Community has been adjusted for a 2-for-1 stock split effected on December 17, 1991.

PARTIES TO THE MERGER

TRANS FINANCIAL BANCORP, INC.

         Trans Financial is a bank holding company under the Bank Holding Company Act of 1956, as amended, and a savings and loan holding company under
Section 10(e)(3) of the Home Owners' Loan Act headquartered in Bowling Green, Kentucky. Trans Financial, with consolidated total assets of approximately $1.2 billion at September 30, 1993, conducts its operations through 20 offices of its two commercial bank subsidiaries, Trans Financial Bank, N.A., Bowling Green, Kentucky, and Trans Financial Bank, Pikeville, Kentucky, and 19 offices of its two thrift subsidiaries, Trans Financial Bank, Federal Savings Bank, Russellville, Kentucky, and Trans Financial Bank of Tennessee, F.S.B., Tullahoma, Tennessee.

         Trans Financial's operating strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank, while successfully retaining the local appeal and level of service of a community bank. In addition to traditional deposit and lending products and services, Trans Financial derives noninterest income from its corporate customers with fee based trust and employee benefit services and fee based depository and cash management products. Trans Financial provides a full range of retail banking services including consumer, installment and residential lending, savings and checking deposit products, estate planning and related trust services, and corporate trust and employee benefit services. Trans Financial's customers may also obtain full service retail brokerage services from offices of INVEST located in its offices.

         Trans Financial's principal executive offices are located at 500 East Main Street, Bowling Green, Kentucky 42101 (telephone (502) 781-5000).

KENTUCKY COMMUNITY BANCORP, INC.

         Kentucky Community is a bank holding company under the BHC Act, headquartered in Maysville, Kentucky. Kentucky Community engages in a wide range of commercial banking activities through its banking subsidiaries, The State National Bank, Maysville, Kentucky, Peoples First Bank, Morehead, Kentucky, and Farmers Liberty Bank, Augusta, Kentucky. At September 30, 1993, Kentucky Community had consolidated total assets of approximately $171.3 million.

         Kentucky Community's principal executive offices are located at 33-35 West Second Street, Maysville, Kentucky 41056 (telephone (606) 564-3381).

BACKGROUND OF THE MERGER

         Since 1984, when Kentucky enacted legislation to permit multi-bank holding companies, there has been an increasing trend toward consolidation within the commercial banking industry in Kentucky, as well as on a national level. The past several years have been a period of substantial and rapid change in the banking industry within Kentucky, characterized by intensifying competition from Kentucky banks and other financial services companies within and outside of Kentucky. In particular, several Kentucky banks are now affiliates of large regional bank holding companies headquartered outside of Kentucky with significantly greater financial and managerial resources.
Because of this trend toward consolidation, the Board of Directors of Kentucky Community established a Strategic Planning Committee in 1989 to explore and consider in a deliberate fashion various strategic alternatives available to Kentucky Community. The initial members of the Strategic Planning Committee were former directors Harry C. Denham and Andrew C. Duke and current directors Bill B. Hendrickson and Thomas R. Wallingford. In 1992, John B. Shropshire, an executive officer of Kentucky Community until his resignation in August, 1993, and director E. T. Kirk also became members of the Strategic Planning Committee. The present members of the Strategic Planning Committee, and the members of that Committee at all times during the consideration and negotiation of the Merger, are Messrs. Hendrickson, Wallingford and Kirk.

         In 1989, Kentucky Community received an informal and preliminary expression of interest from a one-bank holding company in Central Kentucky whose shares do not actively trade in any established trading market. This bank holding company, substantially similar to Kentucky Community in terms of consolidated assets, proposed generally a so-called "merger of equals" in which shareholders would exchange their shares for stock in the surviving company based on Kentucky Community's and the other institution's relative book values. As a result of this informal expression of interest, the Strategic Planning Committee determined to receive financial and investment banking advice on an ongoing basis from Chartwell Capital Ltd., an investment banking firm of which Charles J. Thayer is the principal. Chartwell Capital, a member of the National Association of Securities Dealers, provides specialized investment banking and advisory services primarily to financial institutions. Mr. Thayer, prior to organizing Chartwell Capital, was Executive Vice President of PNC Bancorp, Pittsburgh, Pennsylvania, where he had senior management responsibility for corporate treasury, merger and acquisition activity, investor relations, strategic planning, risk management and PNC Capital Markets. Mr. Thayer served as Executive Vice President and Chief Financial Officer of Citizens Fidelity Corporation, Kentucky's largest bank holding company, prior to its merger with PNC in 1987. The Strategic Planning Committee, after discussions with its financial advisor, ultimately decided to inform the community bank holding company proposing a "merger of equals" that the Strategic Planning Committee believed at that time that is was in the best interests of Kentucky Community and its shareholders, subsidiaries, employees, customers and communities for Kentucky Community to remain independent.

         In May of 1990, the Strategic Planning Committee determined to explore what possible affiliations might exist with several larger bank holding companies having actively traded stock, should the Committee at some point conclude that maintaining Kentucky Community as an independent, locally owned bank holding company was no longer in the best long-term interests of Kentucky Community and its shareholders. The Strategic Planning Committee authorized Chartwell Capital to contact several large regional bank holding companies generally headquartered in or having a major banking presence in Louisville, Kentucky or Cincinnati, Ohio, all of whom have shares that actively trade in a national trading market. None of these companies indicated any serious interest in exploring a negotiated transaction with Kentucky Community.

         During the summer of 1991, large regional bank holding companies were again contacted by Chartwell Capital and again none of these companies expressed any serious interest in an affiliation with Kentucky Community. Throughout 1992 and the first half of 1993, Mr. Thayer continued to maintain informal contact with several large regional bank holding companies but none of these companies made any effort to commence negotiations. Also during this period Mr. Wallingford from time to time maintained contact with the Central Kentucky community bank holding company that continued to be interested in a "merger of equals" with Kentucky Community.

         In August, 1993, Kentucky Community received expressions of interest from several community banking organizations located in Kentucky, none of which had shares that actively traded in an established trading market. Kentucky Community was also contacted by a bank holding company in Eastern Kentucky whose shares trade in a national trading market. The Strategic Planning Committee met with Chartwell's Mr. Thayer on September 19, 1993 to review its strategic alternatives, including remaining independent, evaluate whether and how to respond to the expression of interest from the Eastern Kentucky bank holding company, and explore what other alternatives, if any, existed that would involve a substantial premium to market value, increase dividend income and enable shareholders of Kentucky Community to receive shares that actively trade in a national trading market. Mr. Thayer reviewed with the Strategic Planning Committee the financial benefits of a possible affiliation with various publicly traded financial institutions, including Trans Financial. Following a detailed discussion with its financial advisor, the Strategic Planning Committee determined that Chartwell Capital should informally contact Trans Financial on a "no names" basis to determine whether Trans Financial would be interested in a possible affiliation in the northeastern part of Kentucky.

         Trans Financial thereafter indicated to Chartwell Capital that it would be interested in having discussions with its client. The Strategic Planning Committee thereafter authorized Chartwell Capital to commence discussions with Trans Financial generally for the following reasons: Trans Financial was viewed as having established a multi-state franchise value that had been created through non-dilutive affiliations with above-average institutions; Trans Financial was viewed as being capable of paying a significant premium above market value for Kentucky Community Common Stock through the issuance of Trans Financial Common Stock that actively traded in a national trading market; the issuance of Trans Financial Common Stock in exchange for Kentucky Community Common Stock would provide Kentucky Community shareholders with a substantial increase in dividend income; Trans Financial had responded favorably to the Strategic Planning Committee's expression of interest in a tax free exchange of common stock; Trans Financial Common Stock traded on the NASDAQ National Market at a weekly average volume substantially greater than the shares of the large bank holding company in Eastern Kentucky that had expressed interest in a possible affiliation with Kentucky Community; Trans Financial was viewed as having significant potential long-term value for Kentucky Community shareholders in a financial services industry that is increasingly consolidating; and Trans Financial's stated objective of serving its customers as a "super community" bank was considered important in meeting the interests of employees, customers, communities and similar constituencies.

         On October 20, 1993, Chartwell Capital's Mr. Thayer met with senior management of Trans Financial to discuss more specifically the possibility of an affiliation between Kentucky Community and Trans Financial and to conduct initial due diligence of Trans Financial. During this meeting, Trans Financial again indicated its willingness to accomplish a transaction that constituted a tax-free reorganization for federal income tax purposes and expressed its desire that the transaction qualify for pooling-of-interests accounting treatment. Trans Financial indicated that it contemplated issuing in the transaction Trans Financial Common Stock having a value in the range of $80 to $90 per Kentucky Community share, an indicated exchange ratio in the range of
4.7 to 5.3 shares of Trans Financial Common Stock based on an indicated trading price of $17 per share. On October 28, the Strategic Planning Committee met with Chartwell Capital to review the initial due diligence of Trans Financial and discuss the financial terms of the proposed affiliation. That same day, senior management of Trans Financial met with senior management of Kentucky Community. Following this meeting, the Strategic Planning Committee determined to proceed toward the negotiation of a definitive agreement with Trans Financial. The Strategic Planning Committee also determined to retain David W. Harper of Hirn Reed & Harper, Louisville, Kentucky, as special counsel to Kentucky Community, in view of the fact that Kentucky Community's regular legal counsel, Wyatt, Tarrant & Combs, also represented Trans Financial and would represent Trans Financial in connection with any transaction with Kentucky Community. Kentucky Community subsequently retained Keefe Managers,
Inc., New York, New York, as a financial advisor to Kentucky Community to render a fairness opinion for the proposed transaction.

         On November 1, Mr. Thayer and Matthew F. Byrnes, President of Keefe Managers, Inc., again met with senior management of Trans Financial as part of a then ongoing review of Trans Financial and its business and condition (financial and otherwise). Messrs. Thayer and Byrnes discussed with Trans Financial's management various operating issues that typically arise in a merger between bank holding companies, including information systems consolidation, employee benefits, Trans Financial's practices with respect to employees, customers and communities of the company affiliating with Trans Financial, and Trans Financial's products and services. Chartwell Capital and Keefe Managers also reviewed various financial reports provided by Trans Financial as part of their due diligence review. The Strategic Planning Committee met with Chartwell Capital and Hirn Reed & Harper on November 3 to review the results of the investigation of Trans Financial and the status of the merger negotiations. With the assistance of its advisors, the Strategic Planning Committee, through November 8, negotiated the provisions of the Merger Agreement. During this period, Trans Financial on several occasions indicated its unwillingness to enter into any definitive agreement with Kentucky Community absent a stock option agreement and other provisions in the definitive agreement that would generally facilitate consummation of the proposed transaction with Trans Financial and discourage any other party from making an affiliation or acquisition proposal to Kentucky Community. See "THE MERGER-No Solicitation of Transactions by Kentucky Community"; "-Stock Option Agreement".

         On November 9, 1993, the Merger Agreement and the Stock Option Agreement were recommended to the full Board of Directors of Kentucky Community by the Strategic Planning Committee. During this extended meeting, Kentucky Community's financial advisors and legal counsel each made presentations to the Kentucky Community Board of Directors and discussed with it their respective views and analyses of various aspects of the proposed transaction and the effects thereof. At the conclusion of this meeting, by unanimous vote of all directors, the Kentucky Community Board of Directors approved the Merger Agreement and the transactions contemplated thereby and authorized Kentucky Community to enter into the Merger Agreement and the Stock Option Agreement. See "THE MERGER".

RECOMMENDATION OF THE BOARD OF DIRECTORS AND
REASONS FOR THE MERGER

         The Board of Directors of Kentucky Community approved the Merger by the unanimous vote of all directors at the November 9, 1993 meeting. The Board of Directors of Kentucky Community believes that the terms of the Merger are fair to and in the best interests of Kentucky Community and its shareholders, subsidiaries, employees, customers and communities. The Board of Directors unanimously recommends that the shareholders of Kentucky Community vote FOR approval of the Merger. See "THE SPECIAL MEETING".

         In reaching its conclusion, the Board of Directors of Kentucky Community considered information provided at the November 9, 1993 Board meeting, including, among other things, (i) information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown and prospects of Trans Financial, and information concerning the two companies on a combined basis; (ii) the structure of the transaction, including the fact that the Merger is expected to be a tax-free reorganization for federal income tax purposes that qualifies for pooling-for-interests accounting treatment, while also involving an exchange of Trans Financial Common Stock that actively trades in a national trading market in average weekly volumes significantly greater than any other bank holding company that had expressed even preliminary interest in Kentucky Community during the approximate three year period during which the Strategic Planning Committee had reviewed Kentucky Community's strategic options; (iii) the likelihood of increased dividend income; (iv) the fact that holders of Kentucky Community Common Stock would own approximately 15% of the outstanding shares of Trans Financial after the Merger and that those shareholders' interests would be represented on the Trans Financial Board of Directors by Mr. Wallingford for some period of time after the Merger; (v) the recommendation of the Strategic Planning Committee and the presentations made by Kentucky Community's financial and legal advisors; (vi) the preliminary view of Mr. Byrnes on behalf of Keefe Managers, Inc. that the Merger was fair to shareholders of Kentucky Community from a financial point of view, and the fact that Kentucky Community's obligations under the Merger Agreement were subject to the delivery of a fairness opinion by Keefe Managers, Inc. (which fairness opinion has since been delivered and is attached to this Proxy Statement-Prospectus as Appendix B); (vii) the terms of other recent comparable transactions involving bank holding companies; and (viii) the significant potential long-term value for Kentucky Community shareholders in a financial services industry that is increasingly consolidating. The Kentucky
Community Board also was aware that Trans Financial would likely become one of the largest independently owned bank holding companies in Kentucky upon consummation of the proposed acquisition of Liberty National Bancorp, Inc., Louisville, Kentucky, by Banc One Corporation, Columbus, Ohio, announced November 2, 1993.

          With respect to the Stock Option Agreement, the Board of Directors concluded that Trans Financial would not enter into the Merger Agreement, and consequently shareholders of Kentucky Community would not have the opportunity to consider and approve a transaction with Trans Financial on the terms contemplated by the Merger Agreement, unless the Stock Option Agreement was entered into by Kentucky Community.

OPINION OF FINANCIAL ADVISOR

         Keefe Managers, Inc. is a registered investment adviser and consulting firm specializing in the banking industry. Currently, Keefe Managers manages client accounts which are invested primarily in bank and thrift securities and provides various consulting services to the industry. Harry Keefe, Chairman and CEO of Keefe Managers, is the former Chairman and CEO of Keefe, Bruyette, & Woods, an investment banking firm specializing in bank and thrift securities, which he founded in 1962. There is no affiliation between Keefe Managers and Keefe, Bruyette, & Woods.

         At the November 9, 1993 meeting of Kentucky Community's Board of Directors, Keefe Managers provided its preliminary view, subsequently confirmed and supplemented by its written opinion to Kentucky Community dated the date of this Proxy Statement - Prospectus, that the consideration to be received by the Kentucky Community stockholders in the transaction with Trans Financial is fair to the Kentucky Community stockholders from a financial point of view. No limitations were imposed by Kentucky Community on Keefe Managers with respect to the investigations made or procedures followed in rendering its opinion. The full text of Keefe Managers' written opinion to Kentucky Community's Board of Directors is attached hereto as Appendix B and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Proxy Statement-Prospectus. The following summary of Keefe Managers' opinion is qualified in its entirety by reference to the full text of the opinion. Keefe Managers' opinion is addressed only to Kentucky Community's Board of Directors and does not constitute a recommendation to any Kentucky Community stockholder as to how such stockholder should vote at the Special Meeting.

         In connection with its opinion, Keefe Managers, among other things:
(i) reviewed certain publicly available financial and other data with respect to Kentucky Community and Trans Financial, including the consolidated financial statements for recent years and interim periods to date and certain other relevant financial operating data relating to Kentucky Community and Trans Financial made available to Keefe Managers from published sources and from the internal records of Kentucky Community; (ii) reviewed the Merger Agreement;
(iii) reviewed certain historical market prices and trading volumes of Kentucky Community's common stock and Trans Financial's common stock as reported by NASDAQ/NMS; (iv) compared Kentucky Community and Trans Financial from a financial point of view with certain other companies in the financial services industry that Keefe Managers deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions that Keefe Managers deemed to be comparable, in whole or in part, to the transaction and Kentucky Community;
(vi) reviewed certain information of a business and financial nature regarding Kentucky Community and Trans Financial furnished to Keefe Managers by Kentucky Community and Trans Financial, including financial forecasts and related assumptions; (vii) made inquiries regarding and discussed the transaction and the Merger Agreement and other matters related thereto with Kentucky Community's counsel; and (viii) performed such other analyses and examinations as Keefe Managers deemed appropriate.

         In connection with its review, Keefe Managers did not independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. Keefe Managers also assumed that there were no material changes in Kentucky Community's or Trans Financial's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Keefe Managers. Keefe Managers relied on advice of counsel to Kentucky Community as to all legal matters with respect to Kentucky Community, the transaction and the Merger Agreement. In addition, Keefe Mangers did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Kentucky Community or Trans Financial, nor was Keefe Managers furnished with any such appraisals. Further, Keefe Managers' opinion was based on economic, monetary and market conditions existing as of the date of its opinion.

         Set forth below is a brief summary of the report presented by Keefe Managers to the Kentucky Community Board of Directors at the November 9, 1993 meeting.

Analysis of Other Bank Transactions

         Keefe Managers reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Keefe Managers reviewed two hundred transactions involving publicly and privately owned banks, with assets ranging in size from $50 million to $500 million, for the time period January 1, 1992 through October 31, 1993. The breakdown of the consideration received in these transactions among all stock, cash and a mix of stock and cash was approximately 48%, 30% and 22%, respectively.

         Keefe Managers calculated, among other things, the ratio of price to book value, price to tangible book value and price to last twelve-month ("LTM") earnings in these transactions. The calculations for the two hundred bank transactions described above yielded (i) a median price to book value of 163.4,
(ii) a median price to tangible book value of 168.4, and (iii) a median ratio of price to LTM earnings of 12.9. Keefe Managers determined, based on the closing price of Trans Financial Common Stock on November 8, 1993, which was $16 per share, that the consideration to be paid to the Kentucky Community stockholders in the transaction represented a ratio of price to book value of 166.4, a price to tangible book value of 191.1, and a ratio of price to LTM earnings of 12.8.

         No other company or transaction used in the above analysis as a comparison is identical to Kentucky Community, Trans Financial or the transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies and transactions to which Kentucky Community, Trans Financial and the transaction are being compared.

Contribution Analysis

         Keefe Managers analyzed the contribution of each of Kentucky Community and Trans Financial to among other things, total assets, equity, and net income of the pro forma combined companies for the twelve months ended September 30, 1993. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for Kentucky Community and Trans Financial as of and for the twelve months ended September 30, 1993, Kentucky Community would have contributed 12.7%, 15.1% and 15.6% of the total assets, equity, and net income, respectively, of the combined entities. At the exchange ratio of 5.3 shares of Trans Financial per share of Kentucky Community Common Stock, the Kentucky Community stockholders would own 15.7% of the pro forma combined companies.

Discounted Cash Flow Analysis

         A discounted cash flow analysis was used to compare the alternative of Kentucky Community remaining independent and considering a strategic affiliation in five years as compared to the proposed transaction with Trans Financial. Keefe Managers estimated the future dividend stream that Kentucky Community could produce over a five-year period, under various assumptions. A terminal value was estimated of one share of Kentucky Community Common Stock at the end of the five-year period by applying the median multiple from the universe of transactions to projected 1998 earnings. The dividend stream and terminal value were then discounted back to a present value under various scenarios. The market value of Trans Financial shares on November 8, 1993 to be exchanged under the proposed Exchange Ratio for one share of Kentucky Community exceeded the discounted cash flow valuation of one share of Kentucky Community Common Stock in all scenarios reviewed.

Other Analyses

         Market Analysis. Keefe Managers examined the history of the trading prices for the common stock of Trans Financial and the relationship between movements in the S&P 500 index and the NASDAQ Banking Index from December 1988 through October 1993.

         Liquidity Analysis. The liquidity of Trans Financial Common Stock was reviewed from December 1988 through October 1993. Specifically, the average daily volume on a monthly basis for Trans Financial Common Stock was reviewed since January 1991 and compared to other banks headquartered in Kentucky of similar or larger asset size than Trans Financial. The liquidity in Trans Financial Common Stock compared favorably to both Kentucky Community and the other banks in the analysis.

         Dividend Analysis. Based on the Exchange Ratio and current Trans Financial dividends per share, Keefe Managers estimated that the increase in dividends for each share of Kentucky Community exchanged would be approximately 170%.

Peer Group Analysis

         Using public and other available information provided, Keefe Managers analyzed the financial performance of Trans Financial versus a nationwide peer group of over 35 banks. The peer group was comprised of banks ranging in size from $200 million to $2 billion in assets for the time period form 1989 through September 1993.

         The financial condition, profitability, and asset quality of Trans Financial were reviewed on a trend basis and peer group analysis. Various standard measures were utilized in the analysis including but not limited to the following: Return on Average Total Assets; Return on Average Equity; Net Interest Margin: Efficiency Ratio; Equity to assets Ratio; Tangible Common Equity to Assets Ratio; Non-Performing Assets to Loans; Reserves to Non-Performing Loans, and Reserves to Loans.

         No company used in the comparable company analysis is identical to Trans Financial. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

         The summary set forth above does not purport to be a complete description of the presentation by Keefe Mangers to the Kentucky Community Board of Directors or of the analyses performed by Keefe Managers. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe Managers believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Kentucky Community Board of Directors. In addition, Keefe Managers may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe Managers' view of the actual value of Kentucky Community or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, Keefe Managers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Kentucky Community or Trans Financial. The analyses performed by Keefe Managers are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe Managers' analysis of the fairness of the transaction to the Kentucky Community stockholders from a financial point of view and were provided to the Kentucky Community Board of Directors in connection with the delivery of Keefe Managers' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Keefe Managers used in its analyses various projections of future performances prepared by the managements of Kentucky Community and Trans Financial. The projections are based on numerous variables and assumptions which are inherently unpredictable and must not be considered certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         As described above, Keefe Managers' presentation to the Kentucky Community Board of Directors was among the many factors taken into consideration by the Kentucky Community Board in making its determination to approve the transaction.

         For Keefe Managers' services in connection with the transaction, Kentucky Community has agreed to pay Keefe Managers $50,000 pursuant to the terms of an engagement letter and has agreed to reimburse Keefe Managers for certain out-of-pocket expenses. Kentucky Community has agreed in the Engagement Letter to indemnify Keefe Managers and each of its directors, officers, agents, employees and shareholders against certain liabilities, including liabilities under the federal securities laws.

TERMS OF THE MERGER

         At the Effective Time of the Merger, Kentucky Community will merge with and into Trans Financial, with Trans Financial as the surviving corporation. The articles of incorporation and bylaws of Trans Financial as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the surviving corporation.

         The Merger Agreement provides that, upon satisfaction or waiver of all conditions precedent to the Merger, at the Effective Time of the Merger, each outstanding share of Kentucky Community Common Stock (other than shares as to which dissenters' rights have been duly exercised) will be converted automatically into the right to receive 5.3 shares of Trans Financial Common Stock (the "Exchange Ratio"). See "THE MERGER-Dissenters' Rights" and "DESCRIPTION OF TRANS FINANCIAL COMMON STOCK AND RIGHTS".

         The Merger Agreement provides that, in the event the number of outstanding shares of Trans Financial Common Stock are increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a stock split, stock dividend, recapitalization or other similar transaction, all without Trans Financial receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Trans Financial Common Stock to be delivered in the Merger.

         No fractional shares of Trans Financial Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of shares of Kentucky Community Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Trans Financial Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional interest multiplied by the average of the bid and asked price per share as quoted on the NASDAQ National Market for Trans Financial Common Stock on the trading day which occurs immediately prior to the Closing Date. All shares of Kentucky Community Common Stock that are owned by Kentucky Community as treasury stock immediately prior to the Effective Time shall be canceled, and no cash, stock or other property will be delivered in exchange for them.

         Shares of Trans Financial Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will remain issued and outstanding after the Merger.

         Based on the outstanding shares of common stock of Trans Financial and Kentucky Community as of September 30, 1993 (7,411,769 and 258,371 shares, respectively), the shareholders of Kentucky Community immediately prior to the consummation of the Merger will own Trans Financial Common Stock representing approximately 16% of the shares of Trans Financial Common Stock outstanding following consummation of the Merger (approximately 14% assuming the consummation of the Peoples Financial acquisition). See "PRO FORMA FINANCIAL INFORMATION".

EFFECTIVE TIME OF THE MERGER

         The Merger will become effective upon the filing of Articles of Merger with the Kentucky Secretary of State or at such later date and time as may be specified in the Articles of Merger. Such filing will be made, subject to the terms and conditions of the Merger Agreement, on the fifth business day following the effective date of the last order, approval or exemption of any federal or state regulatory agency approving the Merger and the expiration of all applicable waiting periods or such other time as Kentucky Community and Trans Financial may agree. The parties currently expect that the Effective Time will be on or before February 25, 1994, although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER-Conditions to the Merger" and "-Regulatory Approvals."

SURRENDER OF CERTIFICATES

         No later than seven (7) days after the Closing Date, The State National Bank, Maysville, Kentucky, acting in the capacity of exchange agent for Trans Financial (the "Exchange Agent"), will mail or deliver to each former holder of record of shares of Kentucky Community Common Stock a form of letter of transmittal, together with instructions for the exchange of Kentucky Community stock certificates for the consideration to which they are entitled in the Merger.

         KENTUCKY COMMUNITY SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of one or more certificates for Kentucky Community Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed or delivered to the holder thereof a certificate or certificates representing the number of shares of Trans Financial Common Stock to which such holder is entitled, together with all declared but unpaid dividends in respect to such shares and, where applicable, a check for the amount representing any fractional shares (without interest).
A certificate for Trans Financial Common Stock or any check representing cash may be issued in a name other than the name in which the surrendered certificate is registered only if the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the letter of transmittal and otherwise in proper form for transfer and the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of the certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Certificates surrendered for exchange by any person constituting an affiliate of Kentucky Community for purposes of Rule 145(c) under the Securities Act will not be exchanged for certificates representing shares of Trans Financial Common Stock until Trans Financial has received a written agreement from such person as described under "THE MERGER-Resales of Trans Financial Common Stock."

         All Trans Financial Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. After the Effective Time of the Merger, former holders of record of Kentucky Community Common Stock who receive shares of Trans Financial Common Stock in the Merger will be entitled to vote the number of shares of Trans Financial Common Stock into which their Kentucky Community shares have been converted, regardless of whether they have surrendered their Kentucky Community certificates. Dividends declared by Trans Financial after the Effective Time of the Merger will include dividends on all shares of Trans Financial Common Stock issued in the Merger, but no dividends or other distributions declared shall be paid to the holder of any unsurrendered certificate with respect to which shares of Trans Financial Common Stock have been issued in the Merger until such certificate has been surrendered, promptly after which time all such dividends or distributions will be paid, without interest. After the Effective Time of the Merger, there will be no transfers on the transfer books of Kentucky Community of the shares of Kentucky Community Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates representing such shares are presented for transfer to the Exchange Agent, they will be canceled and exchanged for certificates representing shares of Trans Financial Common Stock or cash in accordance with the Merger Agreement.

CONDITIONS TO THE MERGER

         The Merger will occur only if the Merger Agreement is approved by the requisite vote of the shareholders of Kentucky Community. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent waiver is permitted by law. Such conditions include (1) the receipt of all necessary regulatory approvals on terms and conditions that are satisfactory to Trans Financial; (2) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (3) the absence of any action or proceeding before any court or agency of competent jurisdiction challenging the Merger or seeking to prohibit consummation of the Merger which, in the opinion of either party's counsel has a reasonable probability of success; (4) the absence of any material adverse change in the business, financial condition or operations of Kentucky Community or Trans Financial since December 31, 1992; (5) the receipt by Trans Financial of a written release from each of the executive officers and directors of Kentucky Community; (6) the receipt by Kentucky Community of an opinion of counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "IRC"), and that the Merger will not give rise to the recognition of gain or loss for federal income tax purposes; (7) the receipt by Trans Financial of an accountant's letter confirming that the Merger qualifies for "pooling of interests" accounting treatment; (8) the continued accuracy in all material respects of representations and warranties made by Trans Financial and Kentucky Community in the Merger Agreement; and (9) the receipt by Kentucky Community of an opinion from its financial advisor to the effect that, as of the date this Proxy Statement/Prospectus is mailed to the shareholders of Kentucky Community, the Merger is fair to the Kentucky Community shareholders from a financial viewpoint. See "THE MERGER-Regulatory Approvals," "-Waiver and Amendment," and "-Termination."

         In addition, unless waived, each party's obligation to effect the Merger is subject to performance by the other party of its obligations under the Merger Agreement, the receipt of certain certificates from the other party and the receipt of certain legal opinions from the other party's counsel. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.

REGULATORY APPROVALS

        The Merger is subject to prior approval of the Federal Reserve Board under the BHC Act. Trans Financial has submitted an application for approval of the Merger with The Federal Reserve Bank of St. Louis and the Federal Reserve has indicated that it will likely act on the application on or before January 16, 1994. Under the BHC Act, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration, among other things, the financial and managerial resources and future prospects for the existing institutions, the convenience and needs of the communities to be served and the record of performance of the institutions in meeting the credit needs of the entire community, including low and moderate income neighborhoods served by the institutions.

         The Merger is also subject to the approval of the Commissioner of the Kentucky Department of Financial Institutions. Under Kentucky's banking laws, the Commissioner must approve the Merger if he finds that (i) the terms of the Merger are in accordance with Kentucky law, (ii) the financial condition, or the competence, experience and integrity of Trans Financial or its principals are such as will not jeopardize the financial stability of Kentucky Community,
(iii) the public convenience and advantage will be served by the acquisition, and (iv) no federal regulatory authority whose approval is required has disapproved the Merger because it would result in a monopoly or substantially lessen competition.

         Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Trans Financial and Kentucky Community believe that the Merger does not raise any antitrust concerns.

         Trans Financial and Kentucky Community have filed all applications, and have taken or will take other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Merger Agreement provides that the obligation of each of Kentucky Community and Trans Financial to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, and, with respect to Trans Financial, on terms and subject to conditions satisfactory to Trans Financial. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of the such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such a privilege or action, including a challenge by the Department of Justice or, if such a challenge is made, the result thereof.

         Trans Financial and Kentucky Community are not aware of any governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action will be sought.

BUSINESS PENDING THE MERGER

         The Merger Agreement provides that, during the period from the date of the Merger Agreement to the Effective Time of the Merger, Kentucky Community will, and will cause its subsidiaries to, among other things, conduct its business in the usual, regular and ordinary course, and use its best efforts to keep available services of its present officers and employees and to preserve the goodwill of their customers and others having business relations with them.

NO SOLICITATION OF TRANSACTIONS BY KENTUCKY COMMUNITY

         Kentucky Community agreed that, prior to the Effective Time, (a) neither it nor any Kentucky Community subsidiary would, and each of them would direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Kentucky Community or any Kentucky Community subsidiary (an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;
(b) it would immediately cease and cause to be terminated any activities, discussions or negotiations with any parties conducted prior to November 9, 1993 with respect to any Acquisition Proposal and will take the necessary steps to inform such parties of its obligations undertaken in the Merger Agreement; and (c) that it would notify Trans Financial immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

         The Board of Directors of Kentucky Community, however, is not prohibited from (a) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide proposal to acquire Kentucky Community pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (i) Kentucky Community's Board of Directors determines in good faith on the advice of counsel that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Kentucky Community provides written notice to Trans Financial to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (iii) subject to any confidentiality agreement with such person or entity which the Board of Directors has determined in good faith on the advice of counsel was required to be executed in order to comply with its fiduciary duties to shareholders imposed by law, Kentucky Community keeps Trans Financial informed of the status, but not the terms, of any discussions or negotiations; and (b) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act, with regard to an Acquisition Proposal. Kentucky Community may not, however, enter into any agreement with respect to an Acquisition Proposal during the term of the Merger Agreement or any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form).

DIVIDENDS

         Prior to the Effective Time, Kentucky Community may pay quarterly dividends on Kentucky Community Common Stock in an amount not in excess of $.25 per share with usual record and payment dates for such dividends in accordance with its past dividend practice. If the Effective Time occurs after a regularly scheduled record date for dividends on Trans Financial Common Stock but before the regularly scheduled record date for a quarterly dividend on Kentucky Community Common Stock, Kentucky Community may declare a special dividend on the Kentucky Community Common Stock to holders of record of such shares as of the record date established therefore (which shall be prior to the date of the Effective Time) with a payment date that is the same as the payment date for dividends on Trans Financial Common Stock. The special dividend may be in an amount per share equal to a percentage of the regular quarterly cash dividend per share of Kentucky Community Common Stock based on the number of days elapsed between the payment date with respect to the most recent regular dividend paid on Kentucky Community Common Stock and the payment date for dividends on the Trans Financial Common Stock.

WAIVER AND AMENDMENT

         Prior to or at the Effective Time of the Merger, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger and the restrictions described under "Business Pending the Merger," may be [i] waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof, or [ii] amended at any time by written agreement of the parties approved by their respective Boards of Directors, whether before or after the Special Meeting. However, upon any approval of the Merger Agreement by Kentucky Community shareholders, any such amendment thereafter made shall not be effective without further shareholder approval where such further shareholder approval is required by law.

TERMINATION

        The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval by the shareholders of Kentucky Community, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger [i] by mutual consent of the Boards of Directors of Trans Financial and Kentucky Community; or [ii] by either the Board of Directors of Trans Financial or the Board of Directors of Kentucky Community [a] at any time after July 31, 1994, or [b] in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach is not cured after 30 days written notice thereof is given to the party committing such breach, or [iii] by Trans Financial, if Kentucky Community shareholders owning greater than 9% of the issued and outstanding shares of Kentucky Community Common Stock dissent from the Merger.

         In the event of the termination and abandonment of the Merger Agreement pursuant to such termination provisions, the Merger Agreement will become void and have no effect, except that [i] certain provisions of the Merger Agreement relating to expenses and confidentiality of information obtained pursuant to the Merger Agreement or in connection with its negotiation, will survive any such termination and abandonment, and [ii] no party will be relieved or released from any liability arising out of a breach of any provision of the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

        Immediately or as soon as practicable following the Merger, Trans Financial expects to merge Kentucky Community's three subsidiary banks into Trans Financial's lead bank, Trans Financial Bank, N.A., with the existing offices of the Kentucky Community banks becoming branches of Trans Financial Bank, N.A. It is expected that the current presidents of Peoples First Bank and Farmers Liberty Bank will become presidents of the regions in which those banks are currently located and that Trans Financial will appoint an advisory board of directors for the resulting branches in Maysville, Morehead and Augusta, Kentucky.

         At the Effective Time, Trans Financial has agreed to cause Thomas R. Wallingford, President and a director of Kentucky Community, to be elected as a director of Trans Financial and to nominate, recommend to shareholders and solicit proxies in favor of the election of Mr. Wallingford for three years.
It is expected that Mr. Wallingford will also be elected as a director of Trans Financial Bank, N.A.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF KENTUCKY COMMUNITY

         From and after the Effective Time, Trans Financial has agreed to indemnify the individuals who are or were directors and officers of Kentucky Community prior to the Effective Time against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of Trans Financial or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Kentucky Community or any Kentucky Community subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the Merger, in each case to the full extent Kentucky Community would have been permitted under law and its articles of incorporation and bylaws to indemnify such person. In addition, Trans Financial will pay all expenses in advance of the final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law upon receipt of any undertaking required by law. Trans Financial has also agreed that, after the Effective Time, Trans Financial will pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received and will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Trans Financial will not be liable for any settlement of any claim effected without its written consent.

EMPLOYEE BENEFITS

         At or as soon as administratively feasible after the Effective Time, Trans Financial has agreed to provide the employees and officers of Kentucky Community and its subsidiaries such employee benefits as Trans Financial from time to time generally provides to employees and officers of a Trans Financial subsidiary, including, but not limited to, participation in Trans Financial's Employee Stock Ownership Plan, Savings Investment Plan, life, medical and hospitalization and disability insurance, sick pay, vacation,



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
personal leave and severance benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to employees and officers of Kentucky Community or any Kentucky Community subsidiary after the Effective Time, Trans Financial will credit such employees and officers for years of service at Kentucky Community or any Kentucky Community subsidiary prior to the Effective Time for purposes of eligibility, vesting, and benefit amounts paid or privileges provided.

STOCK OPTION AGREEMENT

         As a condition to entering into the Merger Agreement, Trans Financial required Kentucky Community to enter into the Stock Option Agreement pursuant to which Kentucky Community granted to Trans Financial an Option to purchase 85,840 shares of Kentucky Community Common Stock, representing 24.9% (on a pro forma basis assuming exercise of the Option) of the issued and outstanding shares of Kentucky Community Common Stock, at a price of $84.80 per share, subject to the terms and conditions set forth therein. The option price is equal to the last sales price reported on the NASDAQ National Market for Trans Financial Common Stock on November 8, 1993, the last trading day prior to the execution and delivery of the Merger Agreement and the Stock Option Agreement, multiplied by the Exchange Ratio. The following summary of the Option Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is attached as an exhibit to Kentucky Community's Current Report on Form 8-K dated November 15, 1993 and is incorporated herein by reference.

         Trans Financial may exercise the Option, in whole or in part, subject to regulatory approval, at any time within 30 days after a "Purchase Event" occurs prior to termination of the Option. A "Purchase Event" is defined as the occurrence of any of the following events:

                 [1] any person (other than Trans Financial or any subsidiary of Trans Financial) shall have commenced, or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Kentucky Community Common Stock such that, upon consummation of the offer, such person would own or control 10% or more of the outstanding shares of Kentucky Community Common Stock;

                 [2] Kentucky Community or any subsidiary of Kentucky Community, without having received Trans Financial's prior written consent, shall have authorized, recommended, proposed or entered into an agreement with any person (other than Trans Financial or any subsidiary of Trans Financial), or any person shall have filed an application or notice with the Federal Reserve or any other federal or state regulatory agency for clearance or approval, to [x] merge or consolidate, or enter into any similar transaction, with Kentucky Community or any of its subsidiaries, [y] sell, lease or otherwise dispose of all or substantially all of the assets of Kentucky Community or any of its subsidiaries, or [z] issue, sell or otherwise dispose (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 10% or more of the voting power of Kentucky Community or any of its subsidiaries (any of the foregoing an "Acquisition Transaction");

                    [3] any person (other than Trans Financial or any subsidiary of Trans Financial) shall have acquired beneficial ownership, as defined in the Exchange Act and the regulations thereunder, or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Kentucky Community Common Stock; or

                     [4] the holders of Kentucky Community Common Stock shall not have approved the Merger Agreement at the Special Meeting, the Special Meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Kentucky Community's Board of Directors shall have not favorably recommended the Merger Agreement to its stockholders or shall have withdrawn or modified in a manner adverse to Trans Financial or Acquisition Corp the recommendation of Kentucky Community's Board of Directors with respect to the Merger Agreement, in each case after any person (other than Trans Financial or any subsidiary of Trans Financial) shall have (a) made a bona fide proposal to Kentucky Community or any of its subsidiaries by public announcement or written communication to engage in an Acquisition Transaction or communicated in writing or by public announcement an intention to make such a proposal to engage in an Acquisition Transaction, or (b) filed an application or given a notice, whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978 for approval to engage in an Acquisition Transaction.

         The Option terminates upon the earliest to occur of (i) the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, or (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event. Notwithstanding the termination of the Option, Trans Financial will be entitled to purchase those option shares with respect to which it has exercised the Option prior to the termination of the Option.

         In the event that Kentucky Community enters into an agreement (i) to consolidate with or merge into any person, other than Trans Financial or a subsidiary of Trans Financial, and is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Trans Financial or one of its subsidiaries, to merge into Kentucky Community or to engage in a share exchange transaction with Kentucky Community and Kentucky Community is the continuing or surviving corporation but, in connection with such merger or share exchange, the then outstanding shares of Kentucky Community Common Stock shall be changed into or exchanged for stock or other securities of Kentucky Community or any other person or cash or any other property or then outstanding shares of Kentucky Community Common Stock shall after such merger or share exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Trans Financial or one of its subsidiaries, then, and in each such case, the Option Agreement provides that the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into or exchanged for an option, at the election of Trans Financial, of either the acquiring corporation, any person that controls the acquiring corporation, or, in the case of a merger described in (ii) above, Kentucky Community.

         The Stock Option Agreement could have the effect of discouraging persons who now or prior to the Effective Time of the Merger might be interested in acquiring all of or a significant interest in Kentucky Community from considering or proposing such an acquisition, even if such persons were prepared to propose greater consideration per share for Kentucky Community Common Stock than the consideration per share represented by the Exchange Ratio.

         To the best of Trans Financial's and Kentucky Community's knowledge, no event giving rise to the exercise of the Option has occurred as of the date of this Proxy Statement-Prospectus.

ACCOUNTING TREATMENT

         Consummation of the Merger is conditioned upon the receipt by Trans Financial of an opinion from KPMG Peat Marwick, Trans Financial's independent certified public accountants, to the effect that the Merger qualifies for pooling of interests accounting treatment if consummated in accordance with the Merger Agreement. Trans Financial and Kentucky Community have agreed not to intentionally take or cause to be taken any action that would disqualify the Merger as a pooling of interests for accounting purposes.

         Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Trans Financial and Kentucky Community will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Trans Financial and Kentucky Community will be combined on Trans Financial's consolidated balance sheet and no goodwill or other intangible assets will be created. Financial statements of Trans Financial issued after the Merger will be restated retroactively to reflect the consolidated operations of Trans Financial and Kentucky Community as if the Merger had taken place prior to the periods covered by such financial statements.

         The unaudited pro forma financial information contained in the Proxy Statement-Prospectus has been prepared using the pooling-of-interest accounting method to account for the Merger. See "SUMMARY-Comparative Unaudited Per Share Information", "SELECTED CONSOLIDATED FINANCIAL INFORMATION" and "PRO FORMA FINANCIAL INFORMATION".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary description of the material federal income tax consequences of the Merger. This summary is not a complete description of all the consequences of the Merger and, in particular, may not address federal income tax considerations that may affect the treatment of a shareholder who holds Kentucky Community Common Stock acquired pursuant to an employee stock option. Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Kentucky Community shareholder is advised to consult his or her own tax advisor as to the specific tax consequences of the Merger.

         Kentucky Community has received an opinion from Trans Financial's counsel, Wyatt, Tarrant & Combs of Louisville, Kentucky, as to the federal income tax consequences of the Merger, based upon certain customary representations set forth therein. Based, in part, on such representations, Wyatt, Tarrant & Combs has expressed its opinion that, among other things:

         1. No gain or loss will be recognized by shareholders of Kentucky Community who receive solely shares of Trans Financial Common Stock as a result of the Merger.

         2. The basis of the shares of Kentucky Community Common Stock received by shareholders of Kentucky Community (including any fractional share interests to which they may be entitled) will be the same as their basis in the shares of Kentucky Community Common Stock surrendered by them in exchange for Trans Financial Common Stock.

         3. The holding period of the shares of Trans Financial Common Stock received by the shareholders of Kentucky Community will include the holding period during which they held their shares of Kentucky Community Common Stock surrendered by them in exchange for Trans Financial Common Stock, provided the shares of Kentucky

Community Common Stock were held as capital assets at the Effective Time of the Merger.

         4. A dissenting shareholder of Kentucky Community who receives cash in exchange for his or her shares of Kentucky Community Common Stock will be treated as having received such cash in a distribution in redemption of his or her Kentucky Community Common Stock if the requirements of Section 302(b) of the IRC are met, taking into account the attribution rules of IRC Section 318 pursuant to IRC Section 302(c). Under IRC Section 1001, gain or loss (subject to the limitations of IRC Section 267) will be realized and recognized by any such dissenting shareholder in an amount equal to the difference between the amount of cash received and the adjusted basis of the shares of Kentucky Community Common Stock surrendered, as determined under IRC Section 1011.

         5. A shareholder of Kentucky Community who receives cash in lieu of fractional share interests of Trans Financial Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the Merger and then were redeemed by Trans Financial. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in IRC Section 302(a). As provided in IRC Section 1001, gain or loss will be realized and recognized by such shareholder in an amount equal to the difference between the redemption price and the adjusted basis of Trans Financial Common Stock surrendered therefor.

         6. No gain or loss will be recognized by Kentucky Community or Trans Financial by reason of the Merger.

         7.      The Merger will constitute a reorganization under IRC Section
368.


         THE FOREGOING IS INTENDED TO BE ONLY A GENERAL OVERVIEW OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND SHOULD NOT BE CONSIDERED TO BE TAX ADVICE. IT DOES NOT ADDRESS THE STATE OR LOCAL TAX ASPECTS OF THE MERGER, NOR DOES IT ADDRESS FEDERAL TAX ISSUES THAT MAY BE AFFECTED BY THE SHAREHOLDER'S PARTICULAR TAX CIRCUMSTANCES (E.G. ALTERNATIVE MINIMUM TAX, FOREIGN TAX, ETC.). THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. KENTUCKY COMMUNITY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES WITH RESPECT TO THE FOREGOING MATTERS AND ANY OTHER CONSIDERATIONS THAT MAY BE APPLICABLE TO THEM.

RESALES OF TRANS FINANCIAL COMMON STOCK

         The shares of Trans Financial Common Stock issuable to shareholders of Kentucky Community upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be affiliates of Kentucky Community as that term is defined in the rules under the Securities Act. Affiliates are generally defined as persons who control, are controlled by or are under common control with Kentucky Community at the time of the Special Meeting. Accordingly, affiliates generally will include the directors and executive officers of Kentucky Community. Trans Financial Common Stock received by those shareholders of Kentucky Community who are deemed to be affiliates of Kentucky Community may be resold without registration as provided for by Rules 144 and 145, or as otherwise permitted under the Securities Act. This Proxy Statement-Prospectus does not cover any resales of Trans Financial Common Stock received by affiliates of Kentucky Community, or by certain of their family members or related interests.

         Kentucky Community has agreed to cause each holder of Kentucky Community Common Stock deemed to be an affiliate to enter into an agreement providing, among other things, that such affiliate will not sell, pledge, transfer or otherwise dispose of the shares of Trans Financial Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

EXPENSES

         The Merger Agreement provides that Trans Financial and Kentucky Community will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, including fees and expenses of its financial or other consultants, investment bankers, accountants and counsel, except that Kentucky Community and Trans Financial will divide equally all printing and mailing costs in connection with this Proxy Statement-Prospectus.

DISSENTERS' RIGHTS

         Under Kentucky law, a shareholder entitled to vote on the Merger may dissent and obtain payment of the fair value of his or her shares of Kentucky Community Common Stock if the Merger is approved by the shareholders of Kentucky Community. Generally, dissenters' rights are a shareholder's sole remedy for objecting to the Merger Agreement. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Business Corporation Act which is attached as Appendix C to this Proxy Statement-Prospectus. Accordingly, any holder of Kentucky Community Common Stock intending to exercise dissenters' rights is urged to review Appendix C carefully and to consult his or her own legal counsel.

EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF SUBTITLE 13 IN ORDER FOR A HOLDER OF KENTUCKY COMMUNITY COMMON STOCK TO PERFECT DISSENTERS' RIGHTS.

         A shareholder wishing to exercise dissenters' rights must deliver to Kentucky Community, prior to the vote on the Merger at the Special Meeting, a written notice of intent to demand payment for his or her shares if the Merger is consummated and must refrain from voting in favor of the Merger. The written notice of intent must be given in addition to and separate from a vote against approval of the Merger Agreement (whether in person or by proxy); a vote against approval of the Merger Agreement (whether in person or by proxy) will not constitute such a written notice. The written notice of intent should be sent to Kentucky Community Bancorp, Inc., 33-35 West Second Street, Maysville, Kentucky 41056, Attention: Secretary. It is recommended that all required documents to be delivered by mail be sent registered or certified mail with return receipt requested.

         KENTUCKY COMMUNITY SHAREHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION ACT MUST NOT VOTE FOR APPROVAL OF THE MERGER AGREEMENT. A VOTE BY A SHAREHOLDER AGAINST APPROVAL OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR THAT SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS. HOWEVER, IF A SHAREHOLDER RETURNS A SIGNED PROXY FORM BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, IF NOT REVOKED, THE SHARES REPRESENTED BY THE PROXY FORM WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT SHAREHOLDER'S DISSENTERS' RIGHTS.

         If the Merger is approved, within ten days after the Special Meeting (or any adjournment thereof), Kentucky Community will send to all shareholders exercising their dissenters' rights ("Dissenters") written notice (the "Dissenters' Notice") which will state where the Dissenter must send a demand for payment and where and when his or her share certificates must be deposited; encloses a form for demanding payment to be completed by the Dissenter and returned to Kentucky Community; establishes the date (not less than 30 no more than 60 days after the delivery of the Dissenters' Notice) by which Kentucky Community must receive the demand for payment from the Dissenter; and encloses a copy of Subtitle 13 of the Kentucky Business Corporation Act. After a Dissenter receives the Dissenters' Notice, he or she must deliver the demand for payment to Kentucky Community and deposit his or her shares in accordance with the Dissenters' Notice.

         Upon its receipt of the demand for payment, Kentucky Community will send to each Dissenter a statement containing an estimate by Kentucky Community of the fair value of the Dissenter's shares as of the day before the date of the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger (unless exclusion would be inequitable), and payment based on that estimate plus accrued interest. The payment will be accompanied by an explanation of how interest was calculated along with the balance sheet of Kentucky Community as of the end of the most recent fiscal year, an income statement, a statement of changes in shareholders' equity and the latest available interim financial statement. In addition, the Dissenter will be informed of his or her right to demand payment according to the Dissenter's own estimate of the fair value.

         Kentucky Community is not required to send payment with the statement of its estimate of fair value to a Dissenter who was not a beneficial owner of Kentucky Community Common Stock at the time of the first public announcement of the Merger Agreement, but rather may offer to purchase the Dissenter's shares based on the estimate. Any such Dissenter must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.

         Within 30 days after Kentucky Community has delivered its estimate of fair value, a Dissenter may notify Kentucky Community of his or her own estimate of the fair value of the shares and demand payment of the balance due under such estimate.

         If an agreement is not reached as to the fair value of the shares, then within 60 days after receiving the Dissenter's payment demand, Kentucky Community must file a petition in the Circuit Court of Mason County requesting the court to determine the fair value of the shares and the accrued interest. If Kentucky Community fails to institute such a proceeding, it will be required to pay each Dissenter whose demand remains unsettled the amount demanded.

         Each Dissenter who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Kentucky Community. In an appraisal proceeding, the Mason Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Kentucky Community, except that the court may assess costs against all or some of the Dissenters, in amounts the court finds equitable, to the extent the court finds the Dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable as follows: (i) against Kentucky Community and in favor of any or all Dissenters if the court finds Kentucky Community did not substantially comply with the requirements set forth in Subtitle 13, or (ii) against either Kentucky Community or a Dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13. If the court finds that the services of counsel for any Dissenter were of substantial benefit to other Dissenters similarly situated, and that the fees for those services should not be assessed against Kentucky Community, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the Dissenters who benefited.

         If Kentucky Community does not consummate the Merger within 60 days after the deadline for demanding payment and depositing certificates, it must return all deposited shares. If Kentucky Community fails to do so, the Dissenter may nevertheless proceed with the exercise of his or her Dissenters' rights, and Kentucky Community will have no further right to terminate the Dissenters' rights by returning deposited shares.

         A record shareholder may dissent as to less than all of the Kentucky Community Common Stock registered in his or her name only if he or she dissents with respect to all of the shares beneficially owned by any one person and notifies Kentucky Community in writing of the name and address of each person on whose behalf the record shareholder is asserting dissenters' rights. In that event, the rights of each party shall be determined as if the shares as to which the shareholder has dissented and the shareholder's other shares were registered in the names of different shareholders.

         A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if he or she submits to Kentucky Community the record shareholder's written consent to the dissent no later than the time such beneficial shareholder asserts his or her dissenters' rights, and he or she dissents as to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

         SHAREHOLDERS OF KENTUCKY COMMUNITY SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY BUSINESS CORPORATION ACT WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND IN THEIR BEING BOUND BY THE MERGER AGREEMENT AND THE MERGER.


                             RECENT DEVELOPMENTS

        On December 27, 1993, Trans Financial entered into a definitive Agreement and Plan of Reorganization with Peoples Financial Services, Inc. ("Peoples Financial"), a bank and thrift holding company headquartered in Cookeville, Tennessee, pursuant to which Peoples Financial will merge into Trans Financial and each outstanding share of Peoples Financial will be exchanged for 5.5 shares of Trans Financial, or an aggregate of approximately
1.3 million shares of Trans Financial Common Stock. As of September 30, 1993, Peoples Financial had total assets of approximately $120 million. The consolidated historical financial statements of Peoples Financial, and the historical financial statements of Citizens Federal Savings Bank, Peoples Financial's wholly-owned subsidiary, and the related notes, are incorporated herein by reference to Trans Financial's Current Report on Form 8-K dated January 10, 1993. See "PRO FORMA FINANCIAL INFORMATION."


             DESCRIPTION OF TRANS FINANCIAL COMMON STOCK AND RIGHTS

         Shares of Trans Financial Common Stock issued in the Merger will be fully paid and nonassessable. Each share of Trans Financial Common Stock is entitled to one vote on all matters on which holders of common stock are entitled to vote, except in the election of directors. In the election of directors, cumulative voting rules apply and each stockholder is entitled to cast a number of votes equal to the number of such shareholder's shares multiplied by the number of directors to be elected and to distribute such votes among one or more of the nominees to be elected. Holders of Trans Financial Common Stock are entitled to receive such dividends as may be declared by the Board of Directors, subject to the preferential rights of holders of shares of any class or series of stock ranking prior to the Trans Financial Common Stock as to payment of dividends. Holders of Trans Financial Common Stock are entitled to receive distributions upon liquidation of Trans Financial after satisfaction of all liquidation preferences of shares of classes or series of stock ranking prior to the Trans Financial Common Stock upon liquidation. Holders of Trans Financial Common Stock are not entitled to preemptive or other subscription rights. See "CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS".

         On January 20, 1992, the Board of Directors of Trans Financial declared a dividend of one Right for each outstanding share of Trans Financial Common Stock, payable to the holders of record on January 30, 1992. In addition, Trans Financial has issued and will issue one Right with respect to each share of Common Stock that becomes outstanding between the record date and the earliest of the Distribution Date, the Redemption Date and the Expiration Date, as defined below. Each Right, when and if it becomes exercisable, will entitle the registered holder to purchase from Trans Financial 1/100 of a share of Series 1992 Preferred Stock, subject to adjustment as described below. The exercise price with respect to each whole right is $45 (the "Exercise Price"). The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 20, 1992 (the "Rights Agreement"), between Trans Financial and Chemical Bank (formerly Manufacturers Hanover Trust Company), as Rights Agent.

         Until the Distribution Date, the Rights will be transferred with and only with the Common Stock. The "Distribution Date" is the earlier of (i) the tenth business day after the first public disclosure that a person or group (including any affiliate or associate of such person or group) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Trans Financial Common Stock (such person or group being called an "Acquiring Person"), (ii) the tenth business day after the Disinterested Directors of Trans Financial (as defined in the Rights Agreement) determine that a shareholder's beneficial ownership, such beneficial ownership being at least greater than 10% of the outstanding Trans Financial Common Stock, has a detrimental effect on Trans Financial or its shareholders (such person or group being called an "Adverse Person") (such dates provided in (i) or (ii) above being called the "Share Acquisition Date"), or (iii) the tenth business day after the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for 25% or more of the outstanding Trans Financial Common Stock.

         The Rights are not exercisable until the Distribution Date and will expire on January 20, 2002 (the "Expiration Date"), unless earlier redeemed. The number of shares of Preferred Stock issuable upon exercise of the Rights, and the number of Rights associated with each share of Trans Financial Common Stock, is subject to adjustment from time to time. The number and kind of stock issuable upon exercise of the Rights is also subject to adjustment as provided in the Rights Agreement. If at any time following the Distribution Date, a person becomes the beneficial owner of more than 15% of the then outstanding Trans Financial Common Stock without the prior approval of two-thirds of the Disinterested Directors or a person who is beneficial owner of more than 10% of the then outstanding Trans Financial Common Stock is deemed by the Disinterested Directors to be an Adverse Person (such events being called "Triggering Events"), then the Rights will entitle each holder of a Right to purchase, for the Exercise Price, that number of shares of Preferred Stock which at the time of the transaction would have a market value twice the Exercise Price.

         At any time prior to the earliest of [i] the close of Business on the tenth business day following the Share Acquisition Date or [ii] the Expiration Date, the Board of Directors of Trans Financial may redeem the Rights in whole, but not in part, at a price of $.01 per whole Right; however, immediately upon the date that an Acquiring Person becomes an Acquiring Person or an Adverse Person becomes an Adverse Person, and thereafter the earliest of [1] the close of business on the tenth business day following the Share Acquisition Date or [2] the Expiration Date, the Rights may be redeemed only if a majority of the Disinterested Directors then in office determine that such redemption is, in their judgment, in the best interest of Trans Financial and its shareholders.

         At any time after any person or group becomes an Acquiring Person or Adverse Person and prior to the acquisition by such person or group of 50% or more of the outstanding Trans Financial Common Stock, the Board of Directors of Trans Financial may exchange the Rights (other than Rights owned by such person or group, which will have become null and void under the terms of the Rights Agreement), in whole or in part, at an exchange ratio of 1/100 share of Preferred Stock per Right, subject to adjustment.

         A copy of the Rights Agreement has been filed by Trans Financial with the Commission as an exhibit to a current report on Form 8-K dated January 24, 1992. The foregoing description of the material terms of the Rights does not purport to be a complete description of all of the terms of the Rights, and is qualified in its entirety by reference to the terms of such Rights, which are set forth in full in the Rights Agreement.


                     COMPARATIVE STOCK PRICES AND DIVIDENDS

         Trans Financial Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market under the symbol TRFI. The following table sets out the high and low sale prices in the Trans Financial Common Stock and cash dividends declared during the years 1992 and 1993. The sales price information reflects the range of sales prices for Trans Financial Common Stock as reported by NASDAQ. Price and dividends per common share have been adjusted for the effect of the 4-for-3 stock split effected December 18, 1992.

                                                                    Price Per                    Quarterly
                                                                   Common Share                  Dividends
                                                                   ------------                 Per Common
                                                              High             Low                 Share
                                                              ----             ---              ----------
 1992
  1st Quarter                                                $12.375             $10.875              $.1050
  2nd Quarter                                                 14.125              11.25                .1125
  3rd Quarter                                                 14.25               12.125               .1125
  4th Quarter                                                 15.125              12.00                .1125

 1993
  1st Quarter                                                $24.00              $16.75              $ .1275
  2nd Quarter                                                 23.75               19.25                .1275
  3rd Quarter                                                 20.25               17.00                .1275
  4th Quarter                                                 18.75               14.875               .1275
                                                              -----              ------


         At September 30, 1993, Trans Financial Common Stock was held of record by 1,209 stockholders.

         Trans Financial's policy is to declare regular quarterly dividends based upon its earnings, financial position, capital requirements and such other factors deemed relevant by the Board of Directors. This dividend policy is subject to change, however, and the payment of dividends by Trans Financial is necessarily dependent upon the availability of earnings and Trans Financial's financial condition in the future. The payment of dividends on Trans Financial Common Stock is also subject to applicable regulatory capital requirements.

         The market for Kentucky Community Common Stock has historically been one local to the Maysville, Kentucky area. Management believes a small volume of shares is purchased or sold through J.J.B. Hilliard, W.L. Lyons, Inc., a regional investment banking firm headquartered in Louisville, Kentucky. Transactions in

Kentucky Community Common Stock have traditionally occurred infrequently, often through privately negotiated transactions.


         The following table sets forth, to the best knowledge of Kentucky Community's management, the range of high and low sales prices for Kentucky Community Common Stock, as reported to Kentucky Community, and cash dividends declared since January 1, 1992. There can be no assurance that the information furnished to Kentucky Community represents trading prices for Kentucky Community Common Stock generally. Of all the shares traded in 1992 and 1993, Kentucky Community is aware of the sales prices for less than 20% of such trades.





                                                                    Price Per                    Quarterly
                                                                   Common Share                  Dividends
                                                                   ------------                 Per Common
                                                              High             Low                 Share
                                                              ----             ---              ----------
 1992
  1st Quarter                                                 36.875              34.00                .125
  2nd Quarter                                                 37.00               35.00                .125
  3rd Quarter                                                 37.00               37.00                .125
  4th Quarter                                                 39.00               37.00                .15

 1993
  1st Quarter                                                 45.50               39.00                .15
  2nd Quarter                                                 47.50               44.50                .25
  3rd Quarter                                                 48.50               47.50                .25
  4th Quarter                                                   *                   *                  .25

      * To the knowledge of Kentucky Community, no trades occurred during the 4th quarter of 1993.




         At September 30, 1993, Kentucky Community Common Stock was held of record by 358 stockholders.


                 CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Trans Financial and Kentucky Community are both Kentucky corporations subject to the provisions of the Kentucky Business Corporation Act. Shareholders of Kentucky Community, whose rights are governed by Kentucky Community's articles of incorporation and bylaws and by the Kentucky Business Corporation Act, will, upon consummation of the Merger, become shareholders of Trans Financial. The rights of such shareholders as shareholders of Trans Financial will then be governed by the articles of incorporation and bylaws of Trans Financial and by the Kentucky Business Corporation Act.

         Except as set forth below, there are no material differences between the rights of a Kentucky Community shareholder under Kentucky Community's articles of incorporation and bylaws, on the one hand, and the rights of a Trans Financial shareholder under the articles of incorporation and bylaws of Trans Financial, on the other hand. This summary does not purport to be a complete discussion of and is qualified in its entirety by reference to the governing law and the articles of incorporation and bylaws of each corporation.

         Business Combinations. Trans Financial's articles of incorporation require the affirmative vote of the holders of 80% of the outstanding shares of Trans Financial Common Stock to approve certain Business Combinations (as defined therein, which term includes a merger with a "Control Person" (a person or entity owning 10% or more of the outstanding common stock), a sale of all or a substantial part of the assets of Trans Financial to a Control Person, a liquidation or dissolution proposed by or on behalf of a Control Person and similar extraordinary transactions), unless (a) the transaction is approved by at least two-thirds of the Continuing Directors (members of the Board of Directors who are unaffiliated with the Control Person and who were Directors prior to the time when the Control Person became a Control Person) or (b) all stockholders receive for their shares of Common Stock the greater of the market price for the shares or the highest price per share paid by the Control Person in the Business Combination. This provision may be amended, altered or repealed only by two-thirds of the Continuing Directors adopting a resolution approving such amendment and the affirmative vote of the holders of 80% of the outstanding Trans Financial Common Stock. Such provisions may make Trans Financial a less attractive acquisition target by making a Business Combination more difficult or costly for a potential acquiror. Kentucky Community's articles of incorporation and bylaws do not contain any similar provisions.

         Special Meetings of Shareholders. Trans Financial's articles of incorporation provide that special meetings of the shareholders may be called only by resolution of the directors in writing or by the holders of not less than 50% of all shares entitled to cast votes at the meeting. Trans Financial's articles of incorporation would limit the power of shareholders to call a special meeting and, to that extent, may discourage potential acquirors from unsolicited offers for control of Trans Financial and strengthen the ability of the Board of Directors in dealing with potential acquirors. Under the Kentucky Business Corporation Act, Kentucky

Community must hold a specific meeting of shareholders on call of its board of directors or if the holders of at least 33-1/3% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting sign, date and deliver to the secretary of Kentucky Community one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

         Removal of Directors. Under Trans Financial's articles of incorporation, directors of Trans Financial may be removed from office before the expiration of their term only with the approval of the holders of 80% of the outstanding Trans Financial Common Stock entitled to vote thereon. This provision of the articles of incorporation of Trans Financial can be amended, altered or repealed only with the approval of 80% of the outstanding Trans Financial stock entitled to vote thereon. These provisions regarding removal limit the right of shareholders to remove directors with or without cause and would make it more difficult for potential unwanted acquirors to replace such directors. Under the Kentucky Business Corporation Act, Kentucky Community's shareholders may remove one or more directors with or without cause upon the affirmative vote of a majority of the shares entitled to vote; provided that a Kentucky Community director may not be removed if the number of votes sufficient to elect him under cumulative voting is voted against his or her removal.

         Shareholder Nominations. Shareholders of Trans Financial may nominate one or more persons for election as a director at a meeting by written notice to the secretary of Trans Financial not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed. Kentucky Community's articles of incorporation and bylaws do not contain provisions for the nomination of directors by shareholders.


                                    EXPERTS

         The consolidated financial statements of Trans Financial and its subsidiaries as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Kentucky Community and its subsidiaries as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein and elsewhere in the Registration Statement, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat

Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


          The consolidated financial statements of Peoples Financial Services, Inc. and subsidiary as of December 31, 1992 and 1991 and for each of the years in the three-year period ended December 31, 1992, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Citizens Federal Savings Bank and subsidiaries, as of December 31, 1992 and 1991, and for each of the years in the three-year period ended December 31,1992, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The report of KPMG Peat Marwick covering the December 31, 1992 consolidated financial statements of Citizens Federal Savings Bank and subsidiaries contains an emphasis paragraph which states that Citizens Federal entered into a supervisory agreement with the Office of Thrift Supervision in 1991. To comply with the agreement's requirement to increase regulatory capital ratios, Citizens Federal entered into an acquisition agreement under which Citizens Federal would convert from mutual to stock form and be acquired by Peoples Financial Services, Inc., as discussed in note 15 to the consolidated financial statements of Citizens Federal. The conversion and acquisition was consummated on February 1, 1993, and resulted in an increase of capital above the requirement set forth in the supervisory agreement. Failure to comply with the remaining provisions of the agreement could expose Citizens Federal to possible further regulatory sanctions and enforcement actions.





                                 LEGAL OPINION

         The validity of the shares of Trans Financial Common Stock to be issued to the shareholders of Kentucky Community pursuant to the Merger will be passed upon by Wyatt, Tarrant & Combs, Louisville, Kentucky.


                     MANAGEMENT AND ADDITIONAL INFORMATION

         Certain information relating to the directors and executive officers, executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Trans Financial and Kentucky Community is incorporated by reference or set forth in Trans Financial's Annual Report on Form 10-K for the year ended December 31, 1992 and Kentucky Community's Annual Report on Form 10-K for the year ended December 31, 1992, each of which is incorporated herein by reference. Shareholders of Kentucky Community desiring copies of such documents may contact Trans Financial or Kentucky Community, as the case may be, at its address or phone number indicated under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

                                                                 Appendix A-1

                      AGREEMENT AND PLAN OF REORGANIZATION

                 THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of this 9th day of November, 1993 between TRANS FINANCIAL BANCORP, INC., a Kentucky corporation ("Corporation"), TRANS FINANCIAL ACQUISITION CORP, a Kentucky corporation ("Acquisition Corp"), and KENTUCKY COMMUNITY BANCORP, INC., a Kentucky corporation ("KCB").


                 W I T N E S S E T H :

                 The Boards of Directors of Corporation, Acquisition Corp and KCB have approved, and deem it advisable and in their respective shareholders' best interests to consummate, the business combination transaction (the "Merger") provided for herein and in the Plan of Merger between Corporation, Acquisition Corp and KCB executed of even date herewith and incorporated by reference herein as if fully set out herein (the "Plan of Merger");

                 Corporation, Acquisition Corp and KCB are willing to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

                 NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

                 "Act"  shall mean the Kentucky Business Corporation Act.

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "Closing" shall mean the closing of the transactions contemplated herein and in the Plan of Merger, and "Closing Date" shall mean the date and time specified pursuant to Section 2.2 hereof as the date of the Closing.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 "Commission" shall mean the Securities and Exchange Commission.

                 "Corporation Common Stock" shall mean the common stock, no par value, of Corporation.

                 "Corporation Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of Corporation as of December 31, 1992, 1991 and 1990 and the related audited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and the unaudited consolidated balance sheet as of September 30, 1993 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of Corporation for the nine months ended September 30, 1993, and (ii) the consolidated balance sheets and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of Corporation with respect to periods ending subsequent to September 30, 1993.

                 "Corporation Subsidiary" shall mean each company or other organization of which at least a majority of the securities or other interests is directly or indirectly owned or controlled by Corporation.

                 "Effective Time" is defined at Section 2.1.

                 "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

                 "KDFI" shall mean the Kentucky Department of Financial Institutions.

                 "KCB Common Stock" is defined at Section 4.1.B.

                 "KCB Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of KCB as of December 31, 1992, 1991 and 1990, the related audited consolidated statements of income, changes in shareholders' equity, and statements of cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and the unaudited balance sheet as of September 30, 1993 and the consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of KCB for the nine months ended September 30, 1993, and (ii) the consolidated balance sheet and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of KCB with respect to periods ending subsequent to September 30, 1993.

                 "KCB Subsidiary" is defined at Section 4.1C.

                 "Previously Disclosed" shall mean disclosed prior to the execution hereof in the letter dated of even date herewith from the party making such disclosure and delivered to the other party contemporaneously with the execution hereof.

                 "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus together with any supplements thereto sent to the shareholders of KCB to solicit their votes in connection with this Agreement and the Plan of Merger.

                 "Registration Statement" shall mean the registration statement with respect to the Corporation Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act of 1933, as amended.

                 "Securities Laws" shall mean [i] the Securities Act of 1933, as amended (the "Securities Act"); the Securities Exchange Act of 1934, as amended (the "Exchange Act"); the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder, and [ii] all applicable state securities laws.

                 "Stock Option Agreement" shall mean that certain Stock Option Agreement dated of even date between Corporation and KCB pursuant to which KCB has granted to Corporation the option to purchase shares of KCB Common Stock on the terms and conditions set forth therein.


                                   ARTICLE 2

                                   The Merger

         2.1 Effective Time of Merger. Upon the terms and conditions set forth in this Agreement and the Plan of Merger, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Acquisition Corp and KCB, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing, as provided in the Act, on the Closing Date. The Merger shall become effective upon the filing with the Kentucky Secretary of State or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by Corporation (the "Closing Date"), which shall be no later than the fifth business day following the last to occur of [i] the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the Merger if such action is required, and [ii] the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, at the offices of Wyatt, Tarrant & Combs, 2800 Citizens Plaza, Louisville,

Kentucky, or at such other date and time, and at such other place, as may be mutually agreed upon by Corporation and KCB.


                                   ARTICLE 3

                                   COVENANTS

         3.1 Shareholders' Meeting. This Agreement and the Plan of Merger shall be submitted for approval to the shareholders of KCB at a meeting to be called and held in accordance with the applicable provisions of law and the Articles of Incorporation and Bylaws of KCB (the "Meeting"). KCB shall cause the Meeting to be held as promptly as practicable and shall disseminate to its shareholders all materials required of it under law to be disseminated in connection with the consideration by the shareholders of this Agreement and the Plan. This Section 3.1 shall not prohibit accurate disclosure by KCB in any KCB SEC Document (including the Proxy Statement/Prospectus and the Registration Statement) or otherwise under applicable law of the opinion of the KCB Board of Directors as of the date of such SEC Document or such other required disclosure as to the transactions contemplated hereby or as to any takeover proposal. The Board of Directors of KCB shall, unless in violation of its fiduciary duties as advised in writing by counsel, recommend that its shareholders adopt and approve this Agreement and the Plan of Merger at the Meeting and shall take all action necessary or helpful to secure a vote of shareholders in favor of the Merger; provided, however, that such recommendation and any solicitation of proxies in connection with the Agreement and the Plan is subject to any action taken by, or upon authority of, the Board of Directors of KCB in the exercise of its good faith judgment as to its fiduciary duties to its shareholders imposed by law. Immediately after the Meeting, KCB shall notify Corporation of the results of the Meeting.

         3.2 Proxy Statement/Prospectus. As promptly as practicable after the date hereof, Corporation and KCB shall prepare the Proxy Statement/Prospectus to be mailed to the shareholders of KCB in connection with the Merger and to be filed by Corporation as part of the Registration Statement. Corporation and KCB shall cooperate with each other in order to facilitate the preparation, filing and clearance of the Registration Statement and the Proxy Statement/Prospectus under the Securities Laws. Each of Corporation and KCB will promptly advise the other if it determines that any information furnished by it to the other specifically for use in the Registration Statement, including the Proxy Statement/Prospectus included therein, is or becomes false or misleading in any material respect. In no event shall either party hereto be liable for, and each party shall indemnify and hold the other harmless from, any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning the other party furnished by such other party specifically for use in the Registration Statement. Corporation will advise KCB, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Corporation Common Stock issuable in connection with the Merger or offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for any additional information. Corporation shall take all actions necessary to register or qualify the shares of Corporation Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

         3.3 Cooperation. KCB and Corporation shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided herein and in the Plan of Merger. Corporation shall, and KCB shall, and shall cause each KCB Subsidiary to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and the Plan of Merger, and [ii] to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Plan of Merger. Each of KCB and Corporation shall cooperate fully with, and provide true, complete and accurate information to, the other in connection with their requests and applications for consents and governmental clearance, approvals, licenses or permits, if any, which are necessary for the Merger and Corporation's ownership and operation of KCB's business following the Merger.

         3.4 Conduct of Business Prior to Closing. Except with the prior written consent of Corporation or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, neither KCB nor any KCB Subsidiary shall:

                 A. conduct its business other than in the usual, regular and ordinary course or fail to use its best efforts to preserve its business organization intact or to keep available to Corporation the services of its present officers and employees or to preserve the good will of its customers and others having business relations with it;

                 B. fail to comply in all material respects with all applicable laws and regulations which relate to the conduct of its business;

                 C. amend its articles of incorporation or association or bylaws;

                 D. issue any shares of authorized capital stock or securities convertible into such shares, or purchase, redeem, retire or otherwise acquire any of its outstanding shares, or sell or give any option or right to purchase, hypothecate, pledge or otherwise encumber or dispose of any such shares or any shares held in treasury, if any, make or effect any other change in the structure or composition of its capital stock or agree to do any of the foregoing;

                 E. enter into, adopt, amend or terminate any employee benefit plan, except as required by law, or enter into any employment agreement with any person or, except in a manner consistent with past practices, grant any increase in the compensation (including bonus and benefit plans and all other non-cash compensation) of any of its employees;

                 F. borrow or agree to borrow any amount of funds or incur any obligation or liability except in the ordinary course of business consistent with prior practice, or guarantee or agree to guarantee any material obligations of others except for letters of credit and guaranties of signatures in the ordinary course of business;

                 G. except in the ordinary course of business, cancel any indebtedness owing to it or any claims that it might have possessed, waive any material rights of substantial value or sell, lease, encumber, otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets;

                 H. amend, modify or terminate any material agreement or contract other than in the ordinary course of business or commit any act or omit to do any act that would cause a breach of any lease, contract or commitment to which it is a party or by which its property or business is bound or affected, or which would have a material adverse effect on its financial condition, operations or assets; or

                 I. enter into or agree to enter into any agreement or contract that would have been required to be Previously Disclosed pursuant to this Agreement, other than such contracts and agreements entered into in the ordinary course of business.

         3.5 Access to Information. Upon reasonable notice, Corporation and KCB shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Corporation and KCB shall (and shall cause each of their respective subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements dated October 8, 1993 and October 18, 1993, respectively between Corporation and KCB (the "Confidentiality Agreement"). No investigation by either Corporation or KCB shall affect the representations and warranties to the other except to the extent such representations and warranties are by their terms qualified by disclosures made to the other party. The undertakings in this Section 3.5 shall survive any termination of this Agreement.

         3.6 Press Releases. All parties to this Agreement agree that any press release or other public announcement by either party pertaining to the Merger shall be coordinated with the other parties hereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure required by law which its counsel deems necessary, provided the other party is given written notice thereof.

         3.7 Updating of Information by KCB. KCB will furnish Corporation with all reports and statements filed by it or any KCB Subsidiary with any regulatory authority and the KCB Financial Statements, such reports and statements to be furnished promptly after their filing or the preparation thereof. Each such report and statement shall have been prepared in accordance with and shall comply in all material respects with applicable law and the regulations governing its preparation.

         3.8 Accounting Treatment. Neither Corporation nor KCB shall intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; provided, however, that nothing hereunder shall limit the ability of Corporation to exercise its rights under the Stock Option Agreement.

         3.9 KCB Affiliates. KCB shall, prior to the Closing Date, cause to be delivered to Corporation a list, reviewed by KCB's counsel, identifying all affiliates of KCB (as such term is used in Rules 144 and 145 promulgated by the Commission under the Securities Laws). KCB shall furnish such information and documents as Corporation may reasonably request for the purpose of reviewing such list. KCB shall cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section and who is to receive any shares of Corporation Common Stock pursuant to the Merger to execute a written agreement on or before the Closing Date, in substantially the form attached hereto as Exhibit 3.9 (collectively, the "Affiliate Agreements"), that such person will not dispose of any shares of Corporation Common Stock received in the Merger until such time as financial results covering at least 30 days of combined operations of Corporation and KCB shall be published and that such person, for a period of two years (or three years if that person becomes an affiliate of Corporation) following the Effective Time, (i) will not offer to sell or otherwise dispose of any of the shares of Corporation Common Stock received pursuant to the Merger in violation of the Securities Laws, (ii) will consent to the placement of a legend on the certificate(s) representing the "affiliate's" shares of Corporation Common Stock referring to the issuance of such shares in a transaction to which said Rule 145 is applicable, and (iii) will consent to the giving of stop-transfer instructions to Corporation's transfer agent with respect to the "affiliate's" certificates evidencing Corporation Common Stock received in the Merger, which shall be effective absent evidence of compliance with said Rule 145. Corporation shall during the period any "affiliates" hold shares of Corporation Common Stock so restricted comply with the requirements of Rule 144(c) under the Securities Act of 1933 to allow such shares of Corporation Common Stock held by such "affiliates" to be transferrable by the "affiliates" in compliance with paragraphs (c), (e), (f) and (g) of Rule 144.

                 3.10     Acquisition Proposals.   Prior to the Effective Time,
KCB agrees (a) that neither it nor any KCB Subsidiary shall, and each of them shall direct and use its best efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, KCB or any KCB Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 3.10; and (c) that it will notify the Corporation immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 3.10 shall prohibit the Board of Directors of KCB from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal to acquire KCB pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors determines in good faith on the advice of counsel that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, KCB provides written notice to the Corporation to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which the Board of Directors determined in good faith on the advice of counsel was required to be executed in order to comply with its fiduciary duties to shareholders imposed by law), KCB keeps the Corporation informed of the status (not the terms) of any discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act, with regard to an Acquisition Proposal. Nothing in this Section 3.10 shall (x) permit KCB to terminate this Agreement, (y) permit KCB to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement KCB shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of KCB under this Agreement.

         3.11    KCB Dividends.

                 A. KCB may continue the declaration and payment of regular quarterly dividends not in excess of $0.25 per share of KCB Common Stock, with usual record and payments dates for such dividends in accordance with past dividend practice.

                 B. If the Effective Time occurs after a regularly scheduled record date for dividends on Corporation Common Stock for a calendar quarter dividend and before the regularly scheduled record date for dividends on KCB Common Stock for such calendar quarter dividend that next succeeds such Corporation record date, then KCB may declare a special dividend on the KCB Common Stock to holders of record of such shares as of the record date established therefore (which record date shall be prior to the date of the Effective Time) with a payment date that is the same as the payment date for dividends on Corporation Common Stock to which such Corporation record date relates. Such a special dividend may be in an amount per share not greater than the product of (i) a fraction, (A) the numerator of which equals the number of days between the payment date with respect to the most recent regular dividend paid on KCB Common Stock and such payment date for the Corporation Common Stock and (B) the denominator of which equals 91, and
(ii) the amount of the regular quarterly cash dividend per share of KCB Common Stock most recently paid by KCB prior to the date of the Effective Time. It is the intention of the parties that, to the extent the shareholders of KCB do not receive the regular quarterly dividend paid by Corporation for the calendar quarter in which the Effective Time occurs, that the shareholders of KCB shall receive a special dividend on the KCB Common Stock in an amount per share as calculated in the immediately preceding sentence.

         3.12    Indemnification.

                 A. From and after the Effective Time, the Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of KCB or any KCB Subsidiary (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Corporation (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of KCB or any KCB Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent KCB would have been permitted under law and its Articles of Incorporation and Bylaws to indemnify such person (and the Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by law). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Corporation; (ii) after the Effective Time, the Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, the Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 3.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Corporation in writing (but the failure so to notify the Corporation shall not relieve it from any liability that it may have under this
Section 3.12 except to the extent such failure materially prejudices the Corporation), and shall deliver to the Corporation the undertaking, if any, required by law. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                 B. The provisions of this Section 3.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his representatives.

         3.13 Employee Benefits. At, or as soon as administratively feasible after, the Effective Time, employees and officers of KCB and each KCB Subsidiary shall be provided with such employee benefits as Corporation from time to time generally provides to employees and officers of a Corporation Subsidiary, including, but not limited to, participation in Corporation's Employee Stock Ownership Plan, Savings Investment Plan, life, medical and hospitalization and disability insurance, and sick pay, vacation, personal leave and severance benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to employees and officers of KCB or any KCB Subsidiary after the Effective Time, the Corporation shall credit such employees and officers for years of service at KCB or any KCB Subsidiary prior to the Effective Time for purposes of eligibility, vesting, and benefit amounts paid or privileges provided.

         3.14 Board Representation. The Corporation's Board of Directors shall take action to cause its membership to include at the Effective Time Thomas R. Wallingford (the "Designated Director"). The Corporation agrees, in connection with the holding of regular annual meetings during which an election of directors is to occur, to nominate, recommend to shareholders and solicit proxies in favor of the election of the Designated Director until the earlier of the third annual meeting of shareholders of the Corporation following the Effective Time or the Designated Director's death or disability.




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
         3.15 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, each party to this Agreement shall take all such necessary action.

         3.16 NASDAQ Listing. Corporation shall use all reasonable efforts to cause the shares of Corporation Common Stock to be issued in the Merger to be eligible for quotation on the NASDAQ National Market System, prior to the Closing.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
             WITH RESPECT TO KCB, CORPORATION AND ACQUISITION CORP

         4.1 KCB's Representations and Warranties. Except as Previously Disclosed, KCB hereby represents and warrants to Corporation and Acquisition Corp as follows:

                 A.       Corporate Standing; Authorization.

                          [i]     KCB is a bank holding company registered
         under the BHCA. KCB and each KCB Subsidiary is a Kentucky corporation or banking corporation, duly organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky, or national banking association, duly organized, validly existing and in good standing under the laws of the United States of America. KCB and each KCB Subsidiary organized under the laws of the Commonwealth of Kentucky has paid all fees due and owing to the Office of the Kentucky Secretary of State, has delivered to that office its most recent annual report as required by the Act, and has never filed articles of dissolution with the Kentucky Secretary of State or the KDFI. KCB has delivered to Corporation true and correct copies of the Articles of Incorporation and Bylaws of KCB and all amendments thereto through the date hereof. KCB and each KCB Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          [ii]    The execution and delivery of this Agreement
         and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall be deemed hereunder a "Violation") pursuant to, any provision of the articles of incorporation or bylaws of KCB or any KCB Subsidiary, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declaration and filings referred to in paragraph [iii] below, or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 4.1K) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to KCB or any KCB Subsidiary or their respective properties or assets.

                          [iii] Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve and the KDFI, and (b) for the filing of Articles of Merger with the Kentucky Secretary of State, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to KCB or any KCB Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by KCB of the transactions contemplated hereby and thereby.

                      [iv]        KCB has all requisite corporate power and
         authority to enter into and, subject to the approval of its shareholders, to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of KCB, subject to the approval of this Agreement and the Plan of Merger by the shareholders of KCB. This Agreement and the Plan of Merger have been duly executed and delivered by KCB, and constitute the legal, valid and binding obligations of KCB enforceable against it in accordance with their terms.

                 B. Capital Structure of KCB. The authorized capital stock of KCB consists of 600,000 shares of common stock without par value ("KCB Common Stock") and 200,000 shares of Class A Preferred Shares without par value ("KCB Preferred Stock"). At the date hereof, 258,901 shares of KCB Common Stock are validly issued and outstanding and fully paid and nonassessable, 2,055 shares are held by KCB in treasury, and 530 shares are reserved for issuance upon the exercise of outstanding options. There are no shares of KCB Preferred Stock issued or outstanding. There is outstanding no subscription, option, warrant, call or commitment of any character relating to shares of KCB's capital stock or any instruments that can be converted into shares of KCB's capital stock. None of the shares of KCB Common Stock have been issued in violation of any preemptive right. There are no outstanding contractual obligations of KCB or any KCB Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of KCB. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of KCB may vote are issued or outstanding.

                 C. Subsidiaries. KCB has Previously Disclosed each company or other organization, whether incorporated or unincorporated, of which KCB is a general partner or at least a majority of the securities or other interests is directly or indirectly owned or controlled by KCB (each such company or other organization Previously Disclosed by KCB is referred to in this Agreement as a "KCB Subsidiary"). KCB has delivered to Corporation true and correct copies of the Articles of Incorporation or Association and Bylaws of each KCB Subsidiary, as amended through the date hereof, and has Previously Disclosed the authorized, issued and outstanding capital stock of each KCB Subsidiary. No shares of capital stock of any KCB Subsidiary are held in treasury. All of the outstanding shares of capital stock of each KCB Subsidiary are validly issued and outstanding and are fully paid and nonassessable and such shares are wholly owned by KCB directly, free and clear of all liens, claims and encumbrances. There is outstanding no subscription, option, warrant, call or commitment of any character relating to or any instruments that can be converted into shares of the capital stock of any KCB Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) of any KCB Subsidiary are issued or outstanding.

                 D. SEC Documents. KCB has made available to Corporation a true and complete copy of each report, schedule, and registration statement filed by KCB with the Commission since January 1, 1991 through the date hereof (as such documents have since the time of their filing been amended, the "KCB SEC Documents"), which are all the documents that KCB was or will be required to file with the Commission since such date. As of their respective dates, the KCB SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such KCB SEC Documents, and none of the KCB SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of KCB included in the KCB SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been




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
prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present the consolidated financial position of KCB and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts or other documents required to be filed as exhibits to any of the KCB SEC Documents have been or will be so
filed.   All reports, schedules and statements hereafter filed by KCB with the
Commission which KCB shall deliver to Corporation pursuant to Section 3.5 hereof will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of KCB included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of KCB and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 E. Information Supplied. None of the information supplied or to be supplied by KCB for inclusion in (i) the Registration Statement to be filed with the Commission by the Corporation in connection with the issuance of shares of Corporation Common Stock in the Merger will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders of KCB and at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to the Corporation) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 F. Absence of Undisclosed Liabilities. Except as disclosed in any KCB SEC Documents filed since January 1, 1991, neither KCB nor any KCB Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of KCB and the KCB Subsidiaries taken as a whole, except obligations or liabilities incurred after the date of this Agreement in the ordinary course of business consistent with prior practice. The business of KCB and each KCB Subsidiary has been conducted only in the ordinary course of business since December 31, 1992.

                 G. Loans and Allowance for Credit Losses. All loans reflected on the books and records of each KCB Subsidiary have been [i] made for good, valuable and adequate consideration in the ordinary course of business and [ii] evidenced by notes or other evidences of indebtedness that are true and genuine. The allowance for credit losses ("Allowance") shown on the consolidated balance sheet of KCB as of September 30, 1993 included in the KCB Financial Statements was, and the Allowance shown on the consolidated balance sheets of KCB as of dates subsequent to the execution of this Agreement included in the KCB Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) made by, KCB and each KCB Subsidiary.

                 H. Legal Proceedings. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of KCB, threatened against KCB or any KCB Subsidiary or against any asset, interest or right of any such company that might, individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of KCB or any KCB Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against KCB or any KCB Subsidiary having or which, insofar as reasonably can be foreseen, in the future could have any such effect.

                 I. Agreements with Regulators. Neither KCB, any KCB Subsidiary, nor any officer or director of KCB or any KCB Subsidiary, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letters from, any banking regulator, nor has KCB or any KCB Subsidiary been advised by any banking regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. No investigation by any governmental entity with respect to KCB or any KCB Subsidiary is pending or, to the best knowledge of KCB, threatened and neither KCB nor any KCB Subsidiary has knowledge of any basis for the commencement of any regulatory or enforcement action against KCB or any KCB Subsidiary by any governmental or regulatory authority.

                 J. Compliance with Laws. KCB and each KCB Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the businesses of KCB and each KCB Subsidiary and is in compliance in all material respects with the terms thereof. KCB and each KCB Subsidiary has complied with in all material respects and is not in any default under (and has not been charged with or received notice with respect to [except for routine bank examinations by Federal and state agencies], nor are threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible violations or defaults that, individually or in the aggregate, would not have a material adverse effect on KCB and its Subsidiaries taken as a whole. There are no uncured violations or violations with respect to which refunds or restitution may be required cited in any report concerning KCB or any KCB Subsidiary as a result of examination by any regulatory authority and neither KCB nor any KCB Subsidiary has knowledge of any basis on which refunds or restitution may be required by any regulatory authority.

                 K.       Employee Benefit Plans.

                          [i] Since the date of the most recent KCB Financial Statements, there has not been any adoption or amendment in any material respect by KCB or any KCB Subsidiary of any collective bargaining agreement, or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of KCB or any KCB Subsidiary (collectively, "Benefit Plans"). There exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between KCB or any KCB Subsidiary and any officer, director or key employee of KCB or any KCB Subsidiary.

                          [ii]    KCB has Previously Disclosed a list and brief
         description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by KCB or any KCB Subsidiary for the benefit of any officers or employees of KCB or any KCB Subsidiary. KCB has delivered to Corporation true, complete and correct copies of
         (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and (4) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides medical or hospitalization benefits to retirees or other former employees, other than medical benefits required to be provided to qualified beneficiaries under the provisions of Section 4980B(f) of the Code and paid for entirely by the individual electing such coverage under Section 4980B(f) of the Code.

                          [iii] Each Benefit Plan has been administered in all material respects in accordance with its terms. KCB, each KCB Subsidiary and all the Benefit Plans are in compliance with the applicable provisions of ERISA and the Code. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and, to the best knowledge of KCB, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                          [iv]    All Pension Plans have been the subject of
         determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked nor, to the best knowledge of KCB, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                          [v]     No Pension Plan that KCB, any KCB Subsidiary
         or any other company under common control with KCB (within the meaning of Section 4001(a)(14) of ERISA) maintains, or to which KCB, any KCB Subsidiary or any other company under common control with KCB (within the meaning of Section 4001(a)(14) of ERISA) is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). KCB is not aware of any facts or circumstances that would change the funded status of any such Pension Plan. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions to, and payments from, the Benefit Plans required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made, and there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Pension Plan. All such contributions to, and payments from, the Benefit Plans (except those payments to be made from a trust qualified under Section 401(a) of the Code), for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the proper books and records of KCB at the Effective Time. None of KCB, any KCB Subsidiary or any officer of KCB or any KCB Subsidiary or any of the employee benefit plans of KCB and any KCB Subsidiary which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, any administrator or, to the best knowledge of KCB, any trustee thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under Part 4, Subtitle B, Title I of ERISA that could subject KCB, any KCB Subsidiary or any officer of KCB or any KCB Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA. Neither any of such plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto during the last five years. Neither KCB, any KCB Subsidiary, any administrator, nor, to the best knowledge of KCB, any trustee or other fiduciary, of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject KCB or any KCB Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither KCB nor any KCB Subsidiary (or any other employer that since September 2, 1974 has ever been treated as a "single employer" under Section 414(b)(c) or (m) of the Code with KCB or any KCB Subsidiary) has ever been required to contribute to any Multiemployer Pension Plans.

                          [vi]    With respect to any Pension Plan subject to
         Title IV of ERISA (including for purposes of clause (1) below, any Pension Plan maintained or contributed to by KCB or any other company under common control with KCB within the meaning of Section 414 of the Code and, for purposes of clause (2) below, any Pension Plan maintained or contributed to by KCB or any other company under common control with KCB within the meaning of Section 4001(a)(14) of ERISA):
         KCB has not incurred any material liability on or prior to the date hereof (1) to such Pension Plan or (2) to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. KCB has furnished to Corporation the most recent actuarial report or valuation with respect to each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by KCB for use in preparing those reports or valuations was complete and accurate and KCB has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

                          [vii] With respect to any Benefit Plan that is an employee welfare benefit plan: (1) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in
         Section 419(e) of the Code, (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (3) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be prospectively amended or terminated without material liability to KCB or any KCB Subsidiary on or at any time after the Effective Time.

                          [viii] Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of KCB or any KCB Subsidiary is terminable by KCB or such KCB Subsidiary without notice at any time.

                 L.       Labor Matters.

                          [i] KCB and each KCB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                          [ii] There is no unfair labor practice charge or complaint or any other matter against or involving KCB or any KCB Subsidiary pending or, to the knowledge of KCB, threatened before the National Labor Relations Board or any court of law;

                          [iii] Neither KCB nor any KCB Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

                          [iv] There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of KCB threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against KCB or any KCB Subsidiary;

                          [v] There have been no governmental audits of the equal employment opportunity practices of KCB or any KCB Subsidiary and, to the knowledge of KCB, no basis for any such claim exists; and

                          [vi] KCB and each KCB Subsidiary is in compliance in all material respects with the requirements of the Americans With Disabilities Act.

                 M. Brokers. Neither KCB, any KCB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 N. Assets. KCB and each KCB Subsidiary has good and marketable title to all of the properties and assets, real and personal, tangible and intangible, reflected on the KCB Financial Statements or acquired after the dates thereof, free and clear of all liens, charges, security interests, encumbrances and claims, except for [i] liens for current taxes not yet due and payable, [ii] pledges to secure deposits and other liens incurred in the ordinary course of its business, and [iii] such imperfections or irregularities of title, easements, claims, liens, charges, security interests and encumbrances, if any, as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. All leases by which either of KCB or any KCB Subsidiary leases real or personal property as lessee (other than leases that are the equivalent of extensions of credit) are valid without default in any material respect thereunder by the lessee or, to the best knowledge of KCB, the lessor, and are in full force and effect in accordance with their respective terms.

                 O. Material Contracts. Except as disclosed in any KCB SEC Document, neither KCB nor any KCB Subsidiary is a party to any:

                          [i]     agreement, arrangement or commitment not made
         in the ordinary course of business consistent with past practices;

                          [ii]    employment agreement or any bonus, incentive,
         deferred compensation, severance pay, profit sharing, retirement, stock purchase, stock option agreement or arrangement or employee benefit plan for or in respect of any employee or former employee;

                    [iii]         collective bargaining agreement or other
         agreement with any labor union or labor organization;

                     [iv]         material agreement, indenture or other
         instrument relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money or any agreement that involves a potential material liability (other than in the ordinary course of its business);

                          [v]     any agreement, contract or commitment
         containing any covenant materially limiting the freedom of KCB or any KCB Subsidiary to engage in any line of business in any geographic area or to compete with any person; or

                          [vi]    agreement for loans or the provision,
         purchase or sale of goods, services or property, or other contract or commitment with any director or officer.

                 P. Good Standing of Contracts. No event or condition has occurred or exists, or, to the best knowledge of KCB, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the leases, contracts or agreements to which KCB or any KCB Subsidiary is a party, which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of KCB or any KCB Subsidiary.

                 Q. Insurance. KCB has made available to Corporation true and complete copies of all policies of fire, theft, liability and other insurance and bonds maintained with respect to the assets or businesses of KCB and each KCB Subsidiary, the effective dates thereof and the premiums payable with respect thereto. All such policies and bonds are valid and enforceable and in full force and effect and neither KCB nor any KCB Subsidiary has received any notice of premium increases or cancellations with respect to any of such policies and bonds. To the best knowledge of KCB, neither KCB nor any KCB Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds.

                 R. Tax Matters. Each member of the consolidated group of which KCB is a member or has ever been a member (the "Group") has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in its returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. The most recent KCB Financial Statements reflect an adequate reserve for all taxes payable by KCB and each KCB Subsidiary accrued through the date of such Financial Statements. No material deficiencies for any taxes have been proposed, asserted or assessed against KCB or any KCB Subsidiary that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of KCB and each KCB Subsidiary consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statue of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted) for all years through 1988. The consolidated federal income tax returns of the Group have not been audited during the last five (5) fiscal years of KCB. No audit, examination or investigation is presently being conducted or, to the best knowledge of KCB, threatened by any taxing authority; no unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of any member of the Group.

                 S. Fiduciary Activities. Each KCB Subsidiary's fiduciary and custodial activities have been and are being conducted in all material respects in accordance with all applicable law.

                 T.       Environmental Matters.  To the best knowledge of KCB:

                 [i] KCB and each KCB Subsidiary is in substantial compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to the environment
         ("Environmental Laws");

                 [ii] No "Hazardous Wastes" (as hereinafter defined) have ever been generated, transported, treated, stored, released or disposed of on any real property owned or leased by KCB or KCB Subsidiary;

                 [iii] Neither KCB nor any KCB Subsidiary has transported or disposed or caused or permitted any person to transport or dispose of any Hazardous Wastes other than in accordance with all Environmental Laws;

                 [iv] Neither KCB nor any KCB Subsidiary has ever violated any of the Environmental Laws;

                 [v] No asbestos, PCBs or other Hazardous Wastes or any petroleum product or constituents thereof is present on, in or under any of the property owned by KCB or any KCB Subsidiary, whether owned or leased or held as OREO (as such term is customarily used) or in which KCB or any KCB Subsidiary has any legal or equitable interest;

                 [vi] There are no loans or other credits included in the loan portfolio of any KCB Subsididary with respect to which KCB or any KCB Subsidiary is or could incur or become responsible liability under the Environmental Laws, except where such liability would not have a material adverse effect on KCB and its subsidiaries taken as a whole; and

                 [v] No Hazardous Wastes have ever been utilized on any of the property now held or previously held by KCB or any KCB Subsidiary as collateral or otherwise securing any loan made by KCB or any KCB Subsidiary. Hazardous Wastes" for purposes of this Agreement shall include, without limitation: [i] hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; [ii] petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); [iii] any radioactive material , including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and [iv] asbestos or any asbestiform minerals in any form or condition.

                 U. Insider Loans. All loans, loan commitments and any other extensions of credit and commitments to extend credit that are currently outstanding by KCB or any KCB Subsidiary to directors, officers, or principal shareholders of KCB or any KCB Subsidiary or any of their related interests, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of federal and state law. Such loans, extensions and commitments do not involve more than a normal risk of collectability.

                 V. Adjustable Rate Mortgages. Each KCB Subsidiary has properly calculated, in accordance with the contractual terms thereof and all applicable law, all adjustments required in its portfolio of adjustable rate mortgage notes, except for possible violations or errors that individually or in the aggregate would not have a material adverse effect on KCB and its subsidiaries taken as a whole.

                 W. Regulatory Matters. Neither KCB nor any KCB Subsidiary has, through the date hereof, taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 5.2E hereof.

                 X. Absence of Certain Changes or Events. Except as disclosed in the KCB SEC Documents or Previously Disclosed, since December 31, 1992, KCB and the KCB Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of KCB or any of its KCB Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on KCB and KCB's Subsidiaries taken as a whole.

                 Y. Full Disclosure. No representation or warranty of KCB contained in this Agreement and no statement contained in this Agreement or in any certificate or other instrument furnished to Corporation or Acquisition Corp hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.


         4.2 Corporation's and Acquisition Corp's Representations and Warranties. Except as Previously Disclosed, Corporation and Acquisition Corp hereby represent and warrant to KCB that:

                 A.       Corporate Standing; Authorization.

                          [i]     Corporation is a bank holding company
         registered under the BHCA and a savings and loan holding company registered under the Savings and Loan Holding Company Act. Corporation, Acquisition Corp and each Corporation Subsidiary is a Kentucky corporation or national bank or savings association duly organized, validly existing, and in good standing under applicable laws. Corporation, Acquisition Corp and each Corporation Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          [ii] The execution and delivery of this Agreement and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any Violation pursuant to, any provision of the articles of incorporation or association or bylaws of Corporation, Acquisition Corp or any Corporation Subsidiary or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph [iii] below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corporation, Acquisition Corp or any Corporation Subsidiary or their respective properties or assets.

                          [iii] Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve and the KDFI, (b) for the filing of Articles of Merger with the Kentucky Secretary of State, and
         (c) in connection with compliance with the provisions of the Securities Laws and applicable state corporate and securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Corporation, Acquisition Corp or any Corporation Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by Corporation or Acquisition Corp of the transactions contemplated hereby and thereby.

                      [iv]        Corporation and Acquisition Corp have all
         requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Corporation and Acquisition Corp. All shares of Corporation Common Stock to be issued pursuant to or as specifically contemplated by this Agreement and the Plan of Exchange will be validly issued, fully paid and nonassessable and not subject to preemptive rights. This Agreement and the Plan of Merger have been duly executed and delivered by Corporation and Acquisition Corp and constitute the legal, valid and binding obligations of Corporation and Acquisition Corp enforceable against them in accordance with their terms.

                 B. SEC Documents. Corporation has made available to KCB a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Corporation with the Commission since January 1, 1991 (as such documents have since the time of their filing been amended, the "Corporation SEC Documents"), which are all the documents that Corporation was required to file with the Commission since such date. As of their respective dates, the Corporation SEC documents complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Corporation SEC Documents, and none of the Corporation SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Corporation included in the Corporation SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present the consolidated financial position of Corporation and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Corporation SEC Documents have been so filed. All reports, schedules and statements hereafter filed by Corporation with the Commission which Corporation shall deliver to Corporation pursuant to Section 3.5 hereof will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Corporation included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of Corporation and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 C. Information Supplied. None of the information supplied or to be supplied by Corporation for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/ Prospectus will, at the date of mailing to shareholders of KCB and at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to KCB) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 D. Absence of Undisclosed Liabilities. Except as disclosed in any Corporation SEC Documents filed since January 1, 1991, neither Corporation nor any Corporation Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Corporation and its Corporation Subsidiaries taken as a whole, except obligations or liabilities incurred after the date of this Agreement in the ordinary course of business consistent with prior practice.

                 E. Absence of Certain Changes or Events. Except as disclosed in the Corporation SEC Documents, since December 31, 1992, Corporation and the Corporation Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of Corporation or any of its Corporation Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on Corporation and the Corporation Subsidiaries taken as a whole.

                 F. Brokers. Neither Corporation nor any Corporation Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 4.3 Non-Survival of Representations and Warranties. All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.


                                   ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligations of KCB. The obligation of KCB to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by KCB:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of KCB at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person [i] challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or [ii] seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the opinion of KCB's counsel, has a reasonable probability of success.

                 C. The representations and warranties of Corporation and Acquisition Corp set forth in Section 4.2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and Corporation and Acquisition Corp shall have furnished to KCB a certificate of an executive officer of Corporation and Acquisition Corp to that effect.

                 D. Corporation and Acquisition Corp in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to KCB a certificate of an executive officer of Corporation and Acquisition Corp to that effect and evidence, in form and substance satisfactory to counsel for KCB, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of Corporation and Acquisition Corp.

                 E. There shall not have been any material adverse change in the business, financial condition, prospects or operations of Corporation since December 31, 1992.

                 F. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 G. KCB shall have received an opinion of counsel of Corporation and Acquisition Corp dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.1G.

                 H. KCB shall have received the opinion of Corporation's counsel, Wyatt, Tarrant & Combs, in form and substance satisfactory to KCB and its counsel, Hirn, Reed & Harper, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that, except with respect to the payment of cash for fractional shares or in connection with the exercise of appraisal rights, the conversion of KCB Common Stock into Corporation Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to the shareholders of KCB.

                 I. KCB shall have received an opinion from its financial advisor to the effect that, as of the date the Proxy Statement/Prospectus was mailed to shareholders of KCB, the Merger is fair to the shareholders of KCB from a financial viewpoint.

                 J. The Registration Statement (including any post effective amendments thereto) shall be effective under the Securities Act of 1933, as amended, and no proceedings shall be pending or to the knowledge of KCB threatened by the Commission to suspend the effectiveness of such Registration Statement.

                 K. The shares of Corporation Common Stock issuable to KCB shareholders pursuant to this Agreement shall be eligible for quotation on the NASDAQ National Market System.

         5.2 Conditions to Obligations of Corporation. The obligation of Corporation and Acquisition Corp to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by Corporation:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of KCB at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person [i] challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or [ii] seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the opinion of Corporation's counsel, has a reasonable probability of success.

                 C. The representations and warranties of KCB set forth in Section 4.1 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and KCB shall have furnished to Corporation and Acquisition Corp a certificate executed by the Chief Executive Officer of KCB to that effect.

                 D. KCB in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to Corporation and Acquisition Corp a certificate of the Chief Executive Officer of KCB to that effect and evidence, in form and substance satisfactory to counsel for Corporation, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of KCB.

                 E. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, on terms and conditions satisfactory to Corporation (other than standard terms and conditions), and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 F. There shall not have been any material adverse change in the business, financial condition, prospects or operations of KCB or any KCB Subsidiary since December 31, 1992.

                 G. Corporation shall have received an opinion of counsel for KCB dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.2G.

                 H. Corporation shall have received a written release from each of the executive officers and directors of KCB and each KCB Subsidiary which releases Corporation, KCB and each KCB Subsidiary from any and all claims, known or unknown, contingent or direct, which he or she may have against Corporation, KCB or any KCB Subsidiary as of the Closing Date, other than [i] claims arising under this Agreement and the transactions contemplated hereby, or [ii] claims arising out of moneys on deposit or property held in trust or as a custodian by a KCB Subsidiary or compensation accrued but not yet payable or in payment for services rendered to KCB or any KCB Subsidiary as reflected on the books and records of KCB or any KCB Subsidiary.

                 I. Corporation shall have received a letter from KPMG Peat Marwick to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and the Plan of Merger.

                 J. The Registration Statement (including any post effective amendments thereto) shall be effective under the Securities Act of 1933, as amended, and no proceedings shall be pending or to the knowledge of Corporation threatened by the Commission to suspend the effectiveness of such Registration Statement.

                 K. Corporation shall have received all state securities or "blue sky" permits and other authorizations necessary to consummate the Merger.

                 L. The "affiliates" of KCB shall have executed and delivered the Affiliate Agreements.

                 M.       The representations and warranties made by KCB in
Section 4.1T (Environmental Matters) shall be true and correct in all material respects without giving effect to the knowledge qualification thereof.


                                   ARTICLE 6

                                  TERMINATION

         6.1 Dissenting Shares. Prior to the Effective Time, this Agreement and the Plan of Merger may be declared void and of no effect by Corporation if the number of Dissenting Shares is greater than 9% of the issued and outstanding shares of KCB.

         6.2 Termination. This Agreement and the Plan of Merger may be terminated: (i) by the mutual agreement of Corporation, Acquisition Corp and KCB; (ii) by Corporation or Acquisition Corp, upon prior written notice, if KCB materially breaches any representation or warranty set out in Section 4.1 of this Agreement or materially breaches any covenant in this Agreement, or upon the failure and nonwaiver of any condition precedent set out in Section 5.2 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from Corporation or Acquisition Corp, KCB shall have cured such breach or failure; (iii) by KCB, upon prior written notice, if Corporation or Acquisition Corp materially breaches any representation or warranty set out in Section 4.2 of this Agreement or materially breaches any covenant in this Agreement or upon the failure and nonwaiver of any condition precedent set out in Section 5.1 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from KCB, Corporation shall have cured such breach or failure; or (iv) by KCB or Corporation if the Effective Time shall not have occurred on or before July 31, 1994.

         6.3     Declaration.  Any declaration of termination under this
Article 6 by Corporation, Acquisition Corp or KCB shall be pursuant to resolution of its Board of Directors or by executive officers thereof duly authorized by its Board of Directors to make such a declaration; shall be made by written notice given to the other parties setting forth the grounds for the termination, including, if applicable, the alleged material misrepresentation, breach or failure, and, unless, in the case of a material breach of a covenant or a failure of a condition, such material breach or failure is timely cured, shall have the effect of terminating this Agreement and the Plan of Merger effective upon the delivery of such written notice or the expiration of any applicable cure period, whichever is later, whereupon the same shall have no further effect and the Merger provided for herein and therein shall not be effected. Notwithstanding the foregoing, no termination of this Agreement shall affect the covenants set forth in Section 3.5 relating to confidentiality or the provisions set forth in Section 8.5 relating to expenses, which shall survive any such termination. Except as otherwise expressly provided herein, no termination of this Agreement on the grounds of a material misrepresentation or uncured material breach of any covenant contained herein shall relieve the breaching party from any liability for such uncured material misrepresentation or uncured material breach of any covenant or agreement contained herein giving rise to such termination.


                                   ARTICLE 7

                                INDEMNIFICATION

                 KCB shall indemnify, defend and hold Corporation and Acquisition Corp harmless, and Corporation and Acquisition Corp shall indemnify, defend and hold KCB harmless, against and in respect of any material nonfulfillment of any covenant or agreement or the material breach of any representation or warranty on the part of the indemnifying party under this Agreement and any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to the foregoing. Except with respect to a party's intentional breach of any covenant, agreement, representation or warranty under this Agreement, the liability of either party hereto under this Article 7 shall be limited to the actual costs and expenses incurred by the party to be indemnified in connection with its investigation of the other party and the transactions contemplated by this Agreement. A party seeking indemnification hereunder shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, cost and expenses in respect of which indemnity is sought hereunder.

                                   ARTICLE 8

                               GENERAL PROVISIONS

         8.1 Law and Section Headings. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Agreement for convenience only and are to be ignored in the construction of the terms of this Agreement.

         8.2 Modifications. The parties hereto may amend, modify or supplement this Agreement, before or after approval thereof by the shareholders of KCB, in such manner as may be agreed by them in writing.

         8.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         8.4 Notices. All notices hereunder shall be in writing and shall be deemed to have been given or made when delivered or mailed, first class, registered or certified mail, postage prepaid, addressed as follows, until notice of another address or additional addresses have been received by the other parties:

                 If to Corporation or Acquisition Corp to:

                 Trans Financial Bancorp, Inc.
                 500 East Main Street
                 Bowling Green, Kentucky 42101
                 Attention:  Douglas M. Lester, President and Chief
                                    Executive Officer


                 With a copy to:

                 Stewart E. Conner, Esq.
                 WYATT, TARRANT & COMBS
                 2800 Citizens Plaza
                 Louisville, Kentucky 40202


                 If to KCB, to:

                 Kentucky Community Bancorp, Inc.
                 33-35 West Second Street
                 Maysville, Kentucky  41056
                 Attention:  Thomas R. Wallingford, President and Chief
                             Executive Officer


                 With a copy to:

                 David W. Harper, Esq.
                 Hirn, Reed & Harper
                 2000 Meidinger Tower
                 Louisville, Kentucky  40202

         8.5 Expenses; Risk of Loss. Whether or not the Merger is consummated, each of the parties hereto will pay its own fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger; provided, however, that if the transactions contemplated hereby are consummated, then the out-of-pocket fees and expenses incurred or paid by or on behalf of KCB in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement and the Plan of Merger, including all fees and expenses of investment banking firms, financial advisors, attorneys, accountants, experts and consultants, shall not exceed the amount Previously Disclosed. Corporation and KCB shall share equally the cost incurred in printing and mailing to shareholders of KCB the Proxy Statement/Prospectus. Until the Effective Time, the risk of loss to the assets of KCB shall remain with KCB.

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         8.7 Time of Essence; Best Efforts. Time is of the essence to the performance of the obligations set forth in this Agreement. KCB and Corporation each agree to use their respective best efforts to obtain the satisfaction of the conditions to their respective obligations specified herein, and to advise the other parties hereto in writing, as to any unusual delays or impediments in obtaining the same.

         8.8 Closing. At the Closing, each party shall execute and deliver all documents required by this Agreement, and such further documents as the other party shall reasonably request in order to satisfy the fulfillment of each party's agreements and undertakings hereunder.

         8.9 Records and Further Assurances. After the Closing, each party shall make available to the other on reasonable request such books and records of that party as may be appropriate for use in connection with their respective tax returns, including any review thereof, and for any other reasonable purpose.

         8.10 Parties in Interest; Third Party Rights. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns. No party to this Agreement may however, assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto. It is the intention of the parties that nothing in this Agreement or the Plan of Merger shall be deemed to create any right with respect to any person or entity not a party to this Agreement or the Plan of Merger.

         8.11 Entire Agreement; Waiver. This Agreement, including all information Previously Disclosed, the Exhibits hereto, the Plan of Merger, the Stock Option Agreement and the Confidentiality Agreements, constitute and contain the entire agreement of KCB, Corporation and Acquisition Corp with respect to the Merger and supersede any prior agreement by the parties, whether written or oral. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                         TRANS FINANCIAL BANCORP, INC.


                         By /s/ Douglas M. Lester
                            -------------------------------
                           Douglas M. Lester, President and
                               Chief Executive Officer



                         TRANS FINANCIAL ACQUISITION CORP


                         By /s/ Douglas M. Lester
                           -------------------------------
                           Douglas M. Lester, President



                         KENTUCKY COMMUNITY BANCORP, INC.


                         By /s/ Thomas R. Wallingford
                           ---------------------------------
                           Thomas R. Wallingford, President
                              and Chief Executive Officer

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION


        THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and entered into as of this 6th day of January, 1994 between TRANS FINANCIAL BANCORP, INC., a Kentucky corporation ("Corporation"), TRANS FINANCIAL ACQUISITION CORP, a Kentucky corporation ("Acquisition Corp"), and KENTUCKY COMMUNITY BANCORP, INC., a Kentucky corporation ("KCB").


        W I T N E S S E T H :


        The respective Boards of Directors of Corporation, Trans Financial Acquisition Corp and KCB approved and adopted an Agreement and Plan of Reorganization (the "Agreement") and a Plan of Merger (the "Plan of Merger"), each dated November 9, 1993, under which plan Trans Financial Acquisition Corp, a Kentucky corporation, would be merged into KCB, in accordance with the terms of the Agreement and the Plan of Merger.

        The respective Boards of Directors of KCB, Corporation and Trans Financial Acquisition Corp have determined it is desirable to effect this Amendment and an Amended and Restated Plan of Merger (the "Amended Plan"), which Amended Plan amends and restates the Plan of Merger in its entirety, and under which plan KCB would be merged into Corporation, in accordance with the Agreement, this Amendment, and the Amended Plan.

        The respective Boards of Directors of KCB, Corporation and Trans Financial Acquisition Corp have approved and adopted this Amendment and have authorized the execution hereof, and the respective Boards of Directors of KCB and Corporation have approved and adopted the Amended Plan.

        NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, agreements and undertakings herein contained, the parties hereby agree as follows:

    1. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

        2.1 Effective Time of Merger. Upon the terms and conditions set forth in this Agreement and the Amended and Restated Plan of Merger, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Corporation and KCB, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing, as provided in the Act, on the Closing Date. The Merger shall become effective upon the filing with the Kentucky Secretary of State or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

    2. Each reference in the Agreement to the "Plan of Merger" and the "Plan" is hereby deleted and replaced with the "Amended and Restated Plan of Merger" executed of even date herewith, a copy of which is attached hereto as Exhibit A and incorporated by reference herein as if fully set out herein.

    3. Each reference in the Agreement to "Trans Financial Acquisition Corp" and "Acquisition Corp" is hereby deleted.

    4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

    5. Except as expressly modified by this Amendment, all other terms, provisions and conditions of the Agreement shall remain in full force and effect.


    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.



                                           TRANS FINANCIAL BANCORP, INC.


                                           By /s/ Douglas M. Lester
                                             --------------------------------
                                             Douglas M. Lester, President and
                                                  Chief Executive Officer



                                           TRANS FINANCIAL ACQUISITION CORP


                                           By /s/ Douglas M. Lester
                                             ----------------------------
                                             Douglas M. Lester, President



                                           KENTUCKY COMMUNITY BANCORP, INC.


                                           By /s/ Thomas R. Wallingford
                                             -------------------------------
                                             Thomas R. Wallingford, President
                                                and Chief Executive Officer

                      AMENDED AND RESTATED PLAN OF MERGER


                 THIS AMENDED AND RESTATED PLAN OF MERGER (the "Amended Plan") is made and entered into as of this 6th day of January, 1994, by and between TRANS FINANCIAL BANCORP, INC., a Kentucky corporation ("Corporation"), and KENTUCKY COMMUNITY BANCORP, INC., a Kentucky corporation ("KCB").


                 W I T N E S S E T H :

                 KCB is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of [i] 600,000 shares of common stock with no par value per share ("KCB Common Stock"), of which at the date hereof 258,901 shares of KCB Common Stock are validly issued and outstanding and fully paid and nonassessable, 2,055 shares are held by KCB in treasury, and 530 shares are reserved for issuance upon the exercise of outstanding options, and [ii] 200,000 shares of Class A preferred stock with no par value per share, of which no shares are issued or outstanding.

                 The respective Boards of Directors of Corporation, Trans Financial Acquisition Corp and KCB have approved and adopted an Agreement and Plan of Reorganization (the "Agreement") and a Plan of Merger (the "Plan of Merger"), each dated November 9, 1993, for the general welfare and advantage of Corporation and KCB and their respective shareholders, under which plan Trans Financial Acquisition Corp, a Kentucky corporation, would be merged into KCB, in accordance with the terms of the Agreement and the Plan of Merger.

                 The respective Boards of Directors of KCB, Corporation and Trans Financial Acquisition Corp have determined it is desirable to effect an Amendment to the Agreement (the "Amendment"), and this Amended Plan, which Amended Plan amends and restates the Plan of Merger in its entirety, and under which plan KCB would be merged into Corporation, in accordance with the Agreement, the Amendment, and the Amended Plan. The respective Boards of Directors of KCB, Corporation and Trans Financial Acquisition Corp have approved and adopted the Amendment, and the respective Boards of Directors of KCB and Corporation have approved and adopted this Amended Plan and have authorized the execution hereof.

                 NOW, THEREFORE, in consideration of the premises and of the mutual agreements and undertakings herein contained, the parties hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

    1.1 The Merger. Upon the terms and conditions set forth in this Amended Plan, the Agreement and the Amendment, at the Effective Time (as hereinafter defined), KCB shall be merged with and into Corporation (the "Merger") in accordance with the provisions of Section 271B.11-010 and with the effect provided in Section 271B.11-060 of the Kentucky Business Corporation Act (the "Act"). The terms of the Merger shall be as set forth in the Agreement, the Amendment and in this Amended Plan.

    1.2 Articles of Merger. Upon the terms and conditions set forth in the Agreement, the Amendment and this Amended Plan, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Corporation and KCB, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky for filing, as provided in the Act, on the Closing Date, as defined in the Agreement. The Merger shall become effective upon the filing with the Kentucky Secretary of State or at such time and date thereafter as are provided in the Articles of Merger (the "Effective Time").

    1.3 Effect of Filing.

        A. At the Effective Time, [i] the separate existence of KCB shall cease and KCB shall be merged with and into Corporation (sometimes herein referred to as the "Surviving Corporation"), [ii] the Articles of Incorporation of Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and [iii] the Bylaws of Corporation as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

        B. At the Effective Time, the officers and Board of Directors of the Surviving Corporation shall consist of those persons serving as the officers and directors of Corporation immediately prior to the Effective Time.

        C. At and after the Effective Time, the Merger will have the effects set forth in Section 271B.11-060 of the Kentucky Business Corporation Act and as otherwise provided by law.


                                   ARTICLE 2

                              CONVERSION OF SHARES

    2.1 Conversion of KCB Capital Stock.

        A. Conversion of KCB Common Stock. Each share of KCB Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically, by virtue of the Merger and at the Effective Time, be exchanged for and converted, without any further notice to or on the part of the holder thereof, into 5.3 shares of Corporation Common Stock, subject to Sections 2.1.C and 2.1.D hereof (the "Exchange Ratio"). All shares of KCB Common Stock shall automatically be canceled and shall cease to exist and each certificate previously representing any such shares shall thereafter represent the right to receive the Corporation Common Stock into which such KCB Common Stock has been converted. Certificates previously representing shares of KCB Common Stock shall be exchanged for Corporation Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2.

        B. Treasury Stock. All shares of KCB Common Stock that are owned by KCB as treasury stock, immediately prior to the Effective Time, shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

        C. Reclassifications. If prior to the Effective Time the outstanding shares of Corporation Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in Corporation's capitalization, all without Corporation receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of Corporation Common Stock to be thereafter delivered pursuant to this Amended Plan.

        D. No Fractional Shares. No certificate or scrip of any kind will be issued by Corporation to any shareholder of KCB in respect of any fractional interest in Corporation Common Stock arising out of the conversion of KCB Common Stock into Corporation Common Stock in the Merger and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Corporation. No holder of KCB Common Stock will have any rights in respect of a fractional interest in Corporation Common Stock arising out of the Merger except the right to receive in lieu thereof a cash payment in a dollar amount equal to such fractional interest multiplied by the average of the bid and asked price per share, as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), for Corporation Common Stock on the trading day which occurs immediately prior to the Closing Date. For purposes of this Amended Plan, "trading day" shall mean any day on which securities are traded on the New York Stock Exchange.


    2.2 Exchange of Certificates.

        A. As of the Effective Time, the Corporation shall deposit, or cause to be deposited, with The State National Bank,

Maysville, Kentucky (the "Exchange Agent"), for the benefit of the holders of KCB Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Corporation Common Stock (such certificates for shares of Corporation Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of KCB Common Stock.

        B. At and after the Effective Time, each person (other than Corporation) who immediately prior to the Effective Time held of record shares of KCB Common Stock shall be entitled to receive, upon the surrender of the certificate(s) which represented such shares (individually a "Certificate" and collectively the "Certificates") to Corporation, together with a letter of transmittal (in the form contemplated by Section 2.2.C) duly executed, the consideration specified in Section 2.1.

        C. On, or within seven (7) days after the Effective Time, the Exchange Agent shall mail or deliver to each holder (other than Corporation), who immediately prior to the Effective Time held of record shares of KCB Common Stock, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates or payment therefor. No interest will be paid or accrue on any consideration payable on the surrender of such Certificate. If delivery of certificates of Corporation Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Corporation that such tax has been paid or is not applicable.

        D. At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of KCB except for the right to receive upon such surrender the consideration specified in Section 2.1.

        E. No dividends or other distributions declared or made after the Effective Time with respect to Corporation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Corporation Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.1.D until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid to the holder of such Certificate(s) representing whole shares of Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of any cash payable with respect to a fractional share of Corporation Common Stock to which such holder is entitled pursuant to Section 2.1.D and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Corporation Common Stock.

        F. After the Effective Time, except to the extent necessary to issue replacement Certificates for any Certificates which may have been lost or stolen or to comply with the payment instructions contained in a letter of transmittal contemplated by Section 2.2.C., there shall be no further registration of transfers on the stock transfer books of KCB of any Certificates formerly evidencing the shares of KCB Common Stock which were outstanding immediately prior to the Effective Time.

        G. Any portion of the Exchange Fund that remains undistributed to the shareholders of KCB for six months after the Effective Time shall be delivered to the Corporation, upon demand, and any shareholders of KCB who have not theretofore complied with this Article 2 shall thereafter look only to the Corporation for payment of their claim for Corporation Common Stock, any cash in lieu of fractional shares of Corporation Common Stock and any dividends or distributions with respect to Corporation Common Stock.

        H. Neither KCB nor the Corporation shall be liable to any holder of shares of KCB Common Stock for such shares or Corporation Common Stock into which they are converted (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any abandoned property, escheat or similar law.

    2.3 Dissenting Shareholders. If any holder of shares of KCB Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting shareholder rights to be paid the fair value of his or her shares ("Dissenting Shares"), then such holder shall be entitled to receive such value as may be established pursuant to such provisions. KCB shall give Corporation prompt notice of any written objections or demands received from any shareholder pursuant to such provisions, and shall give Corporation the opportunity to participate in all proceedings with respect to any such objections or demands. KCB will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purchase, directly or indirectly, by Corporation, nor will Corporation directly or indirectly reimburse KCB for any payments to dissenters.


                                   ARTICLE 3

                                  TERMINATION

        Anything contained in this Amended Plan notwithstanding and notwithstanding adoption hereof by the shareholders of KCB, this Amended Plan may be terminated and the Merger abandoned as provided in the Agreement and the Amendment.


                                   ARTICLE 4

                              CONDITIONS PRECEDENT

        The obligations of Corporation and KCB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement and the Amendment.


                                   ARTICLE 5

                               GENERAL PROVISIONS

    5.1 Law and Section Headings. This Amended Plan shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Amended Plan for convenience only and are to be ignored in the construction of the terms of this Amended Plan.

    5.2 Modifications. The parties hereto may amend, modify or supplement this Amended Plan, before or after approval thereof by the shareholders of KCB, in such manner as may be agreed by them in writing.

        IN WITNESS WHEREOF, the parties hereto have caused this Amended Plan to be executed by their duly authorized officers as of the date first above written.


                                           TRANS FINANCIAL BANCORP, INC.


                                           By /s/ Douglas M. Lester
                                             --------------------------------
                                             Douglas M. Lester, President


                                           KENTUCKY COMMUNITY BANCORP, INC.


                                           By /s/ Thomas R. Wallingford
                                             -------------------------------
                                             Thomas R. Wallingford, President

                                  Appendix C


                       SUBTITLE 13. DISSENTERS' RIGHTS

                RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

           271B.13-010.  Definitions. -- As used in this subtitle:
           (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
           (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who excercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
           (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.
           (4) "Interest" means from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
           (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares

271B.13-020       PRIVATE CORPORATIONS AND ASSOCIATIONS                     96


to the extent of the rights granted by a nominee certificate on file with a corporation.
  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
  (7) "Shareholder" means the record shareholder or the beneficial shareholder.


  271B.13-020. Right to dissent. -- (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
  (a) Consummation of a plan of merger to which the corporation is a party:
  1. If shareholder approval is required for the merger by KRS 271B.11-040 or the articles of incorporation and the shareholder is entitle to vote on the merger; or
  2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after their date of sale;
  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
  1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
  2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
  3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
  4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;
  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or
  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
  (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his

97                       BUSINESS CORPORATIONS                    271B.13-030

entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


  271B.13-030. Dissent by nominee and beneficial owners. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter, under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

271B.13-200  PRIVATE CORPORATIONS AND ASSOCIATIONS


  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.


                PROCEDURES FOR EXERCISE OF DISSENTERS' RIGHTS


  271B.13-200. Notice of dissenters' rights. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.
  (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.


  271B.13-210. Notie of intent to demand payment. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
  (b) Shall not vote his shares in favor of the proposed action.
  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.


  271B.13-220. Dissenters' notice. -- (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satified the requirements of KRS 271B.13-210.
  (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporation action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:
  (a) State where the payment demand must be sent and where and when certificates for certified shares must be deposited;
  (b) Inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received;
  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the

99                       BUSINESS CORPORATIONS                 271B.13-250


proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;
     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and
     (e) Be accompanied by a copy of this subtitle.


        271B.13-230. Duty to demand payment. --(1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection
(2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.
     (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
     (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.


     271B.13-240. Share restrictions. -- (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.
     (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


     271B.13-250. Payment. -- (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
     (2) The payment shall be accompanied by:
     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (b) A statement of the corporation's estimate of the fair value of the shares;
     (c) An explanation of how the interest was calculated; and

271B.13-260     PRIVATE CORPORATIONS AND ASSOCIATIONS                  100

     (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

     271B.13-260. Failure to take action. - (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

     271B.13-270. After-acquired shares.- (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280.  Procedure if shareholder dissatisfied with paymnent or offer. -
(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:
     (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or
     (c) The corporation, having failed to take the proposed action, does not return the deposited cerfificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.
     (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

101                         BUSINESS CORPORATIONS                   271B.13-310

                         JUDICIAL APPRAISAL OF SHARES


  271B.13-300. Court action. -- (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation was located.
  (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.
  (5) Each dissenter made a party to the proceeding shall be entitled to judgment:
  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
  (b) For the fair value, plus accrued interest, of his after-aquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.


  271B.13-310. Court costs and counsel fees. -- (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.
   (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

271B.14-010     PRIVATE CORPORATIONS AND ASSOCIATIONS                      102

  (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or
  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.
  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article XI of the registrant's Amended and Restated Articles of Incorporation limits the liability of directors of the registrant pursuant to the Kentucky Business Corporation Act. Under this Article, directors generally will be personally liable to the registrant or its shareholders for monetary damages only for transactions involving conflicts of interest or from which a director derives an improper personal benefit, intentional misconduct or violations of law, and unlawful distributions. The Articles of Incorporation further provide that the Bylaws of the registrant may set forth indemnification requirements.

         The Bylaws of the registrant require the registrant to indemnify each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving in such capacity with another entity at the request of the registrant, for the costs of such Proceeding to the fullest extent authorized by Kentucky law. If the Proceeding was initiated by the officer or director, however, indemnification is permitted only if the Proceeding was authorized by the Board of Directors. The costs indemnified include all expenses, liability and loss reasonably incurred or suffered by the director or officer in connection with his or her action on behalf of the registrant.

         The Bylaws of the registrant further provide for the advancement of expenses incurred by an officer or director, and reimbursable under the Bylaws, prior to the registrant of an agreement, by or on behalf of such director or officer, to repay all amounts advanced if it is ultimately determined that such director or officer is not entitled to indemnification.

         If a claim is not paid in full by the registrant within ninety days after a written claim has been received, the director or officer making the claim may bring suit against the registrant to recover any unpaid amount. If the director or officer is successful, in whole or in part, he or she will be entitled to be paid the expense of prosecuting such claim. Although it is a defense to an action against the registrant by a director or officer that he or she has not met the standards of conduct which make it permissible under Kentucky law for the registrant to indemnify, the registrant has the burden of proving this defense.

         The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500 et seq.

         Generally, under KRS 271B8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (a) he conducted himself in good faith, and (b) he reasonably believed: in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests best interests; and, in all other cases, that his conduct was at least not opposed to its best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         In addition, the registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of the registrant in connection with the performance of their duties.


ITEM 21.  EXHIBITS

         The following exhibits are filed herewith or incorporated herein by reference:

                 (2) Plan and Agreement of Reorganization dated November 9, 1993, among Trans Financial Bancorp, Inc., Trans Financial Acquisition Corp and Kentucky Community Bancorp, Inc. is incorporated by reference to Exhibit 10(m) of the Registrant's Report on Form 10-Q for the quarter ended September 30, 1993 and is included as Appendix A to the Proxy Statement-Prospectus.

                 (4)      (a)     Restated Articles of Incorporation of the
                                  Registrant incorporated by reference to
                                  Exhibit 3 of the Registrant's report on Form
                                  10-Q for the quarter ended March 31, 1992.

                          (b) Bylaws of the Registrant as amended are incorporated by reference to Exhibit 3 of the Registrant's report on Form 10-Q for the quarter ended March 31, 1992.

                          (c) Specimen Stock Certificate is incorporated by reference to Exhibit 4(c) to the Registrant's report on Form 10-K for the year ended December 31, 1987.

                          (d) Rights Agreement dated January 20, 1992 between Manufacturers Hanover Trust Company and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit 1 to the Registration's report on Form 8-K dated January 24, 1992.

                *(5) Opinion of Wyatt, Tarrant & Combs regarding the validity of the Common Stock being registered.

                 (8) Opinion of Wyatt, Tarrant & Combs as to certain federal income tax consequences.

                 (10)     (a)     Trans Financial Bancorp, Inc. 1987 Stock
                                  Option Plan is incorporated by reference to
                                  Exhibit 10 of the Registrant's report on Form
                                  10-Q for the quarter ended March 31, 1988.

                          (b) Trans Financial Bancorp, Inc. 1990 Stock Option Plan is incorporated by reference to
                                  Exhibit 10(d) of Registrant's Report on Form
                                  10-K for the year ended December 31, 1990.

                          (c) Trans Financial Bancorp, Inc. 1992 Stock Option Plan is incorporated by reference to
                                  Exhibit 28 of Registrant's Report on From
                                  10-Q for the quarter ended March 31, 1992.

                          (d) Employment Agreement between Douglas M. Lester and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit 10(c) of the Registrant's report on Form 10-K for the year ended December 31, 1990.

                          (e) Employment Agreement between Harold T. Matthews and Trans Financial Bank, N.A. is incorporated by reference to Exhibit 10(e) of Registrant's Report on Form 10-K for the year ended December 31, 1992.

                          (f) Description of Registrant's Performance Incentive Plan is incorporated by reference to

                                  Exhibit 10(e) of Registrant's Report on Form
                                  10-K for the year ended December 31, 1992.

                          (g) Form of Deferred Compensation Agreement between Registrant and certain officers of Registrant is incorporated by reference to
                                  Exhibit 10(e) of Registrant's Report on Form
                                  10-K for the year ended December 31, 1992.

                          (h) Trans Financial Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan is incorporated by reference to the Registration Statement on Form S-3 of Registrant (File No. 33-40606).

                          (i) Plan and Agreement of Reorganization dated September 14, 1992 among Trans Financial Bancorp, Inc., Dawson Springs Bancorp, Inc. and the shareholders of Dawson Springs Bancorp, Inc. is incorporated by reference to
                                  Exhibit 1 of Registrant's Report on Form 8-K dated January 15, 1993.

                          (j) Share Exchange Agreement dated March 25, 1993 between Trans Financial Bancorp, Inc. and Trans Kentucky Bancorp is incorporated by reference to Exhibit 1 of Registrant's Report on Form 8-K dated April 8, 1993.

                          (k) Warrant dated as of February 13, 1992 between Morgan Keegan & Company, Inc. and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit 10(m) of Registration Statement on Form S-2 of Registrant (File No. 33-45483).

                          (l) Underwriting Agreement dated as of September 9, 1993 between Morgan Keegan & Company, Inc. and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit (1) to Registration Statement on Form S-2 of Registrant (File No. 33-67686).

                          (m) Underwriting Agreement dated as of March 3, 1992 between Morgan Keegan & Company, Inc. and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit (1) to Registration Statement on From S-2 of Registrant (File No. 33-45483).

                          (n) Loan Agreement dated as of July 6, 1993 between First Tennessee Bank National Associa-tion and Trans Financial Bancorp, Inc. incorporated by reference to Exhibit 10(p) to the Registration Statement on Form S-2 of Registrant (File No. 33-67686).

                          (o) Subordinated Note dated as of September 16, 1993 by Trans Financial Bancorp, Inc. incorporated by reference to Exhibit 1 to Registration Statement on Form S-2 of Registrant (File No. 33-67686).

                          (p) Form of Indenture dated as of September 1, 1993 between Trans Financial Bancorp, Inc. and First Tennessee Bank National Association is incorporated by reference to Exhibit 4 to Registration Statement on Form S-2 of Registrant (File No 33-67686).

                          (q)     Plan and Agreement of Reorganization and
                                  Plan of Merger dated December 27, 1993 between Trans Financial Bancorp, Inc. and Peoples Financial Services Inc. is incorporated by reference to Exhibit 2 of Registrant's
                                  Current Report of Form 8-K dated January 10,
                                  1994.

                 (23)     (a)     Consent of KPMG Peat Marwick, independent
                                  auditors for the Registrant.

                          (b) Consent of KPMG Peat Marwick, independent auditors for Kentucky Community.

                          (c) Consent of KPMG Peat Marwick,independent auditors for Peoples Financial Services, Inc.

                          (d) Consent of KPMG Peat Marwick, independent auditors for Citizens Federal Savings Bank.

                          (e) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 5 hereto.

                          (f) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 8 hereto.

                          (g)     Consent of Keefe Managers, Inc.

                *(24)     Powers of Attorney.

                 (99)     (a)     Opinion of Keefe Managers, Inc. (included in
                                  the Proxy Statement-Prospectus as Appendix
                                  B).

                          (b) Stock Option Agreement dated November 9, 1993 between Trans Financial Bancorp, Inc. and Kentucky Community Bancorp, Inc. is incorporated by reference to Exhibit 10(m) of Registrant's Report on Form 10-Q for the quarter ended September 30, 1993.

             * Previously filed.

ITEM 22.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arises under the Securities Act of 1933 may be permitted to directors or officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act( and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (e) The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding the request.

         (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bowling Green, Commonwealth of Kentucky, on January 6, 1994.


                                        TRANS FINANCIAL BANCORP, INC.


                                        By /s/ Douglas M. Lester
                                          ------------------------------
                                          Douglas M. Lester, Chairman of
                                             the Board, President and
                                              Chief Executive Officer



        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed below by the following persons on the 6th day of January, 1994 in the capacities indicated:


                 SIGNATURE                                          TITLE
                 ---------                                          -----
/s/ Douglas M. Lester                                Chairman of the Board, President, Chief
- ------------------------                             Executive Officer and Director (Principal
Douglas M. Lester                                    Executive Officer)


/s/ Vince Berta                            Treasurer and Chief Financial
- --------------------------                 Officer (Principal Financial and
Vince Berta                                Accounting Officer)




           *
- --------------------------
Barry D. Bray                              Director


           *
- --------------------------
Mary D. Cohron                             Director


           *
- --------------------------
Floyd H. Ellis                             Director


           *
- --------------------------
Noel Ennis                                 Director


           *
- --------------------------
J. David Francis                           Director


           *
- --------------------------
Roy E. Gaddie                              Director



- --------------------------
John B. Gaines                             Director


           *
- --------------------------
David B. Garvin                            Director



- -------------------------
Wayne Gaunce                               Director



- -------------------------
C.C. Howard Gray                           Director


           *
- --------------------------
Charles A. Hardcastle                      Director


           *
- -------------------------
Douglas M. Lester                          Director

           *
- -------------------------
C. Cecil Martin                                    Director



- -------------------------
Frank Mastrapasqua                                 Director


           *
- -------------------------
Joseph I. Medalie                                  Director


           *
- -------------------------
Charles M. Stewart                                 Director



- -------------------------
William B. Van Meter                               Director


           *
- -------------------------
Roland D. Willock                                  Director


*By /s/ Douglas M. Lester
- --------------------------
Douglas M. Lester,
Attorney-in-fact pursuant to
powers of attorney preiously
filed as part of this
Registration Statement

                                EXHIBIT INDEX

                 (2) Plan and Agreement of Reorganization dated November 9, 1993, among Trans Financial Bancorp, Inc., Trans Financial Acquisition Corp and Kentucky Community Bancorp, Inc. is incorporated by reference to Exhibit 10(m) of the Registrant's Report on Form 10-Q for the quarter ended September 30, 1993 and is included as Appendix A to the Proxy Statement-Prospectus.




                 (4)      (a)     Restated Articles of Incorporation of the
                                  Registrant incorporated by reference to
                                  Exhibit 3 of the Registrant's report on Form
                                  10-Q for the quarter ended March 31, 1992.

                          (b) Bylaws of the Registrant as amended are incorporated by reference to Exhibit 3 of the Registrant's report on Form 10-Q for the quarter ended March 31, 1992.

                          (c) Specimen Stock Certificate is incorporated by reference to Exhibit 4(c) to the Registrant's report on Form 10-K for the year ended December 31, 1987.

                          (d) Rights Agreement dated January 20, 1992 between Manufacturers Hanover Trust Company and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit 1 to the Registration's report on Form 8-K dated January 24, 1992.

                *(5) Opinion of Wyatt, Tarrant & Combs regarding the validity of the Common Stock being registered.

                 (8) Opinion of Wyatt, Tarrant & Combs as to certain federal income tax consequences.

                 (10)     (a)     Trans Financial Bancorp, Inc. 1987 Stock
                                  Option Plan is incorporated by reference to
                                  Exhibit 10 of the Registrant's report on Form
                                  10-Q for the quarter ended March 31, 1988.

                          (b) Trans Financial Bancorp, Inc. 1990 Stock Option Plan is incorporated by reference to
                                  Exhibit 10(d) of Registrant's Report on Form
                                  10-K for the year ended December 31, 1990.

                          (c) Trans Financial Bancorp, Inc. 1992 Stock Option Plan is incorporated by reference to
                                  Exhibit 28 of Registrant's Report on From
                                  10-Q for the quarter ended March 31, 1992.

                          (d) Employment Agreement between Douglas M. Lester and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit 10(c) of the Registrant's report on Form 10-K for the year ended December 31, 1990.

                          (e) Employment Agreement between Harold T. Matthews and Trans Financial Bank, N.A. is incorporated by reference to Exhibit 10(e) of Registrant's Report on Form 10-K for the year ended December 31, 1992.

                          (f) Description of Registrant's Performance Incentive Plan is incorporated by reference to Exhibit 10(e) of Registrant's Report on Form 10-K for the year ended December 31, 1992.

                          (g) Form of Deferred Compensation Agreement between Registrant and certain officers of Registrant is incorporated by reference to
                                  Exhibit 10(e) of Registrant's Report on Form
                                  10-K for the year ended December 31, 1992.

                          (h) Trans Financial Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan is incorporated by reference to the Registration Statement on Form S-3 of Registrant (File No. 33-40606).

                          (i) Plan and Agreement of Reorganization dated September 14, 1992 among Trans Financial Bancorp, Inc., Dawson Springs Bancorp, Inc. and the shareholders of Dawson Springs Bancorp, Inc. is incorporated by reference to
                                  Exhibit 1 of Registrant's Report on Form 8-K dated January 15, 1993.

                          (j) Share Exchange Agreement dated March 25, 1993 between Trans Financial Bancorp, Inc. and Trans Kentucky Bancorp is incorporated by reference to Exhibit 1 of Registrant's Report on Form 8-K dated April 8, 1993.

                          (k) Warrant dated as of February 13, 1992 between Morgan Keegan & Company, Inc. and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit 10(m) of Registration Statement on Form S-2 of Registrant (File No. 33-45483).

                          (l) Underwriting Agreement dated as of September 9, 1993 between Morgan Keegan & Company, Inc. and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit (1) to Registration Statement on Form S-2 of Registrant (File No. 33-67686).

                          (m) Underwriting Agreement dated as of March 3, 1992 between Morgan Keegan & Company, Inc. and Trans Financial Bancorp, Inc. is incorporated by reference to Exhibit (1) to Registration Statement on From S-2 of Registrant (File No. 33-45483).

                          (n) Loan Agreement dated as of July 6, 1993 between First Tennessee Bank National Association and Trans Financial Bancorp, Inc. incorporated by reference to Exhibit 10(p) to the Registration Statement on Form S-2 of Registrant (File No. 33-67686).

                          (o) Subordinated Note dated as of September 16, 1993 by Trans Financial Bancorp, Inc. incorporated by reference to Exhibit 1 to Registration Statement on Form S-2 of Registrant (File No. 33-67686).

                          (p) Form of Indenture dated as of September 1, 1993 between Trans Financial Bancorp, Inc. and First Tennessee Bank National Association is incorporated by reference to Exhibit 4 to Registration Statement on Form S-2 of Registrant (File No 33-67686).

                          (q)     Plan and Agreement of Reorganization
                                  and Plan of Merger dated December 27, 1993 between Trans Financial Bancorp, Inc. and Peoples Financial Services, Inc. is incorporated by reference to Exhibit 2 of Registrant's Current Report of Form 8-K dated January 10, 1994.


                 (23)     (a)     Consent of KPMG Peat Marwick, independent
                                  auditors for the Registrant.

                          (b) Consent of KPMG Peat Marwick, independent auditors for Kentucky Community.

                          (c) Consent of KPMG Peat Marwick, independent auditors for Peoples Financial Services, Inc.

                          (d) Consent of KPMG Peat Marwick, independent auditors for Citizens Federal Savings Bank.

                          (e) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 5 hereto.

                          (f) Consent of Wyatt, Tarrant & Combs, contained in the opinion filed as Exhibit 8 hereto.

                          (g)     Consent of Keefe Managers, Inc.


               * (24)     Powers of Attorney.

                 (99)     (a)     Opinion of Keefe Managers, Inc. (included in
                                  the Proxy Statement-Prospectus as Appendix
                                  B).

                          (b) Stock Option Agreement dated November 9, 1993 between Trans Financial Bancorp, Inc. and Kentucky Community Bancorp, Inc. is incorporated by reference to Exhibit 10(m) of Registrant's Report on Form 10-Q for the quarter ended September 30, 1993.

             * Previously filed.


             EXHIBIT NUMBERS MAY NOT IN ALL CASES CORRESPOND TO THOSE IN
             ITEM 601 OF REGULATION S-K BECAUSE OF SPECIAL REQUIREMENTS APPLICABLE TO EDGAR FILERS